Exhibit 2.1

STOCK AND ASSET PURCHASE AGREEMENT

by and between

TYCO ELECTRONICS CORPORATION

And

BEL FUSE INC.

DATED NOVEMBER 28, 2012

6654803-v18\SFODMS

TABLE OF CONTENTS6

Page

ARTICLE I	DEFINITIONS AND TERMS	1

Section 1.1	Definitions	1

Section 1.2	Construction	14

Section 1.3	Ancillary Agreements, Exhibits and Seller Disclosure Letter	15

Section 1.4	Knowledge	15

ARTICLE II	PURCHASE AND SALE	16

Section 2.1	Purchase and Sale of the Equity Interests	16

Section 2.2	Purchase and Sale of the Purchased Assets	16

Section 2.3	Excluded Assets of the Business	17

Section 2.4	Assumption of Certain Obligations of the Business	20

Section 2.5	Retained Liabilities of the Business	20

Section 2.6	Consents	21

Section 2.7	Purchase Price	22

Section 2.8	Purchase Price Adjustment	22

Section 2.9	Purchase Price Allocation	25

Section 2.10	Closing	26

Section 2.11	Certain Transfers	26

ARTICLE III	REPRESENTATIONS AND WARRANTIES OF SELLER	26

Section 3.1	Organization and Qualification	27

Section 3.2	Corporate Authority; Binding Effect	27

Section 3.3	Conveyed Companies; Capital Structure	27

Section 3.4	Non-Contravention	28

Section 3.5	Permits	28

Section 3.6	Absence of Certain Changes	28

Section 3.7	No Litigation	28

Section 3.8	Compliance with Laws	29

Section 3.9	Environmental Matters; Health and Safety Matters	29

Section 3.10	Material Contracts	30

Section 3.11	Intellectual Property	32

Section 3.12	Properties and Assets	33

Section 3.13	Employee Benefit Plans	34

Section 3.14	Labor and Employment Matters	34

Section 3.15	Taxes	35

Section 3.16	Financial Disclosures; No Undisclosed Liabilities	35

Section 3.17	Customers	36

Section 3.18	Inventory	36

Section 3.19	Brokers	36

Section 3.20	Governmental Authorizations	37

Section 3.21	Insurance	37

Section 3.22	Related Party Transactions	37

Section 3.23	Assumed Intercompany Receivables	37

Section 3.24	Product Warranty; Product Liability	37

Section 3.25	Banks; Power of Attorney	37

Section 3.26	Certain Payments	38

Section 3.27	Sufficiency of the Assets	38

Section 3.28	Exclusivity of Representations	38

ARTICLE IV	REPRESENTATIONS AND WARRANTIES OF PURCHASER	38

Section 4.1	Organization and Qualification	38

Section 4.2	Corporate Authority	39

Section 4.3	Non-Contravention	39

Section 4.4	Permits	39

Section 4.5	Third-Party Approvals	39

Section 4.6	Financial Capability	39

Section 4.7	Securities Act	40

Section 4.8	Investigation by Purchaser; Seller’s Liability	40

Section 4.9	No Litigation	41

Section 4.10	Seller’s Representations and Warranties	41

Section 4.11	Brokers	41

Section 4.12	Solvency	41

Section 4.13	Confidentiality Agreement	41

Section 4.14	Absence of Arrangements with Management	41

ARTICLE V	COVENANTS	41

Section 5.1	Information and Documents	41

Section 5.2	Conduct of Business	42

Section 5.3	Efforts to Close	45

Section 5.4	Antitrust Laws	45

Section 5.5	Business Employees, Conveyed Company Business Employees and Employee Benefits	46

Section 5.6	Wage Reporting	49

Section 5.7	Intentionally Omitted	49

Section 5.8	Bulk Transfer Laws	49

Section 5.9	Intellectual Property Rights and Restrictions	49

Section 5.10	Resale or Other Exemption Certificates	50

Section 5.11	Post-Closing Information	50

Section 5.12	Indemnification of Officers and Directors	51

Section 5.13	Exclusive Dealing	51

Section 5.14	No Hire and Non-Solicitation of Employees	52

Section 5.15	Post-Closing Obligations for Leases	52

Section 5.16	Confidentiality	53

Section 5.17	Noncompetition	54

Section 5.18	Affiliate Transactions	54

Section 5.19	Material Contracts With Customers and Suppliers	54

Section 5.20	Fees and Expenses	55

Section 5.21	Resignation of Directors; Removal and Replacement of Authorized Persons	55

Section 5.22	Transition Services	55

ARTICLE VI	CONDITIONS PRECEDENT	55

Section 6.1	Conditions to the Obligations of Each Party	55

Section 6.2	Conditions to the Obligations of Purchaser	56

Section 6.3	Conditions to the Obligations of Seller	56

Section 6.4	Frustration of Closing Conditions	57

ARTICLE VII	TAX MATTERS	57

Section 7.1	Allocation of Taxes to Seller	57

Section 7.2	Allocation of Taxes to Purchaser	57

Section 7.3	Allocation of Straddle Period Taxes	57

Section 7.4	Tax Returns; Payment of Taxes	58

Section 7.5	Tax Contests	60

Section 7.6	Indemnification	61

Section 7.7	Refunds	63

Section 7.8	Assistance and Cooperation	63

Section 7.9	Tax Records	64

Section 7.10	Dispute Resolution	64

Section 7.11	Payment	64

Section 7.12	Termination of Tax Allocation Agreements	64

Section 7.13	Adjustment	65

ARTICLE VIII	SURVIVAL; INDEMNIFICATION	65

Section 8.1	Survival of Representations and Warranties	65

Section 8.2	Indemnification by Seller	65

Section 8.3	Indemnification by Purchaser	66

Section 8.4	Limitation on Indemnification, Mitigation	66

Section 8.5	Losses Net of Insurance, Etc	67

Section 8.6	Indemnification Procedure	68

Section 8.7	Third-Party Claims	69

Section 8.8	Sole Remedy/Waiver	70

ARTICLE IX	TERMINATION	70

Section 9.1	Termination	70

Section 9.2	Effect of Termination	71

ARTICLE X	MISCELLANEOUS	71

Section 10.1	Notices	71

Section 10.2	Intentionally Omitted	72

Section 10.3	Amendment; Waiver	72

Section 10.4	Assignment	72

Section 10.5	Entire Agreement	72

Section 10.6	Parties in Interest	72

Section 10.7	Public Disclosure	73

Section 10.8	Return of Information	73

Section 10.9	Expenses	73

Section 10.10	Schedules	73

Section 10.11	Governing Law; Jurisdiction; Waiver of Jury Trial; Limitation of Liability	73

Section 10.12	Counterparts	74

Section 10.13	Headings	74

Section 10.14	No Strict Construction	74

Section 10.15	Severability	74

Section 10.16	Release	75

Section 10.17	Specific Performance	75

EXHIBITS
Exhibit A                      Summary of Significant Accounting Principles
Exhibit B                      Form of Supply Agreement
Exhibit C                      Form of License Agreement
Exhibit D                      Form of Transition Services Agreement
Exhibit E                      Form of Purchaser License Agreement

6654803-v18\SFODMS
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STOCK AND ASSET PURCHASE AGREEMENT

This Stock and Asset Purchase Agreement (this “Agreement”) is made and entered into this 28th day of November, 2012 between Tyco Electronics Corporation, a Pennsylvania corporation (“Seller”), and Bel Fuse Inc., a New Jersey corporation (“Purchaser”).  Seller and Purchaser are herein referred to individually as a “Party” and collectively as the “Parties.”

W I T N E S S E T H:

WHEREAS, Seller, through certain of its Subsidiaries, is engaged in the Business;

WHEREAS, Seller is the Equity Selling Entity, and Seller and its Affiliates directly or indirectly own or control the Asset Selling Entities set forth in Schedule 1.1(a) of the Seller Disclosure Letter;

WHEREAS, the Equity Selling Entity or a Conveyed Company is the record and beneficial owner of all of the issued and outstanding shares of capital stock or the equity interests (the “Equity Interests”) of the Conveyed Companies set forth in Schedule 3.3(b) of the Seller Disclosure Letter;

WHEREAS, the Asset Selling Entities own, license or lease the Purchased Assets; and

WHEREAS, the Parties desire that, at the Closing, (i) Seller shall cause the Equity Selling Entity to sell and transfer to Purchaser (or an Affiliate thereof), and Purchaser (or an Affiliate thereof) shall purchase from the Equity Selling Entity, all of the Equity Interests of the Conveyed Company set forth in Schedule 3.3(b)(i) of the Seller Disclosure Letter, and (ii) Seller shall cause the Asset Selling Entities to sell and transfer to Purchaser (or an Affiliate thereof), and Purchaser (or an Affiliate thereof) shall purchase from the Asset Selling Entities, all of the Purchased Assets and assume all of the Assumed Liabilities, upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS AND TERMS

Section 1.1 Definitions.  As used in this Agreement, the following terms shall have the meanings set forth or as referenced below:

“Accountant” shall mean Ernst and Young LLP.

“Accounts Payable” shall have the meaning set forth in Exhibit A.

“Accounts Receivable” shall have the meaning set forth in Exhibit A.

“Action” shall mean any official investigation, action, regulatory proceeding, complaint, claim, petition, litigation, suit, arbitration or other proceeding, whether civil or criminal, at law or in equity, before any Governmental Authority relating to this Agreement or the transactions contemplated hereby.

“Actual Value” shall have the meaning set forth in Section 2.8(b)(iii).

“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person; provided, that for the purposes of this definition, “control” (including with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Aggregate Purchase Price” shall have the meaning set forth in Section 2.7.

“Agreed Claims” shall have the meaning set forth in Section 8.6(c).

“Agreement” shall have the meaning set forth in the preamble.

“Allocation” shall have the meaning set forth in Section 2.9(a).

“Alternative B” shall have the meaning set forth in Section 2.10(a).

“Ancillary Agreement” shall mean and include the Supply Agreement, the Transition Services Agreement and the License Agreement.

“Antitrust Authorities” shall mean, (i) as to the United States - the Federal Trade Commission, the Antitrust Division of the United States Department of Justice, the attorneys general of the several states of the United States of America, (ii) as to the Peoples Republic of China - the Anti-Monopoly Commission, anti-monopoly enforcement authorities under the Anti-Monopoly Law, including but not limited to the Ministry of Commerce, the State Administration for Industry & Commerce and the National Development & Reform Commission, and (iii) in each case any other Governmental Authority having jurisdiction pursuant to applicable Antitrust Laws with respect to the transactions contemplated hereby.

“Antitrust Laws” shall mean, (i) as to the United States - the Sherman Act of 1890, as amended, the Clayton Act of 1914, as amended, the Federal Trade Commission Act of 1914, as amended, the HSR Act, (ii) as to the Peoples Republic of China – the Anti-Monopoly Law, and (iii) in each case all other national, state, local or foreign Laws or Orders in effect from time to time that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

“Arbiter” shall have the meaning set forth in Section 2.9(b).

“Asset Closing Payment” shall have the meaning set forth in Section 2.7(a).

“Asset Selling Entity” shall mean each entity listed as such on Schedule 1.1(a) of the Seller Disclosure Letter, and all such entities shall be referred to collectively as the “Asset Selling Entities.”

“Asset Selling Entity Business Employee” shall mean any Business Employee who as of immediately prior to the Closing is employed by an Asset Selling Entity or another Affiliate of Seller other than a Conveyed Company.

“Asset Selling Entity Excluded Assets” shall have the meaning set forth in Section 2.3(a).

“Assumed Contracts” shall have the meaning set forth in Section 2.2(b).

“Assumed Intercompany Receivables” shall mean the intercompany receivables due and owing to the Asset Selling Entities with respect to the Business by any of their respective Affiliates for goods and services bought and sold in the ordinary course of business.

“Assumed Liabilities” shall have the meaning set forth in Section 2.4.

“Assumed Plan” shall mean each Benefit Plan which is contributed to or maintained by any Asset Selling Entity that is listed on Schedule 1.1(b) of the Seller Disclosure Letter.

“Benefit Plan” shall mean each “employee benefit plan” as defined in Section 3(3) of ERISA (whether or not subject to ERISA) and each other bonus, stock option, equity or equity-based, incentive or deferred compensation, retirement, severance, employment, change-in-control, retention, medical, dental, vision, disability, sick leave, prescription, life insurance, vacation or fringe benefits plan, agreement, arrangement, program or policy.

“Business” shall mean (a) the wire wound magnetics’ products business as conducted by Seller and its Affiliates prior to the Closing Date that designs, manufactures and distributes wire wound discrete ethernet magnetic products specifically designed for 10/100, 1G, PoE, and 10G ethernet applications and meeting the requirements of IEEE 802.3 and the RJ45, RJ Point 5, and MRJ21 interconnects that contain such wire wound magnetics and (b) the operation of the Conveyed Company’s business as conducted prior to the Closing Date of manufacturing products for, and selling such products to, Echelon Corporation and its Affiliates; provided, however, that the following are not included in the Business: (i) any product, including but not limited to RJ45, RJ Point 5 and MRJ21 connector products, that does not contain wire wound magnetics and (ii) products that contain PlanarMag technology.

“Business Benefit Plan” shall mean each Benefit Plan that is contributed to, sponsored, maintained or entered into by an Asset Selling Entity, a Conveyed Company or any Affiliate of either for the benefit of any Business Employee.

“Business Day” shall mean any day other than a Saturday, a Sunday or a day on which banks in New York City are authorized or obligated by Law or executive order to close.

“Business Employee” shall mean any individual who (i) immediately prior to the Closing is an employee of a Conveyed Company, (ii) is listed on Schedule 1.1(c) of the Seller Disclosure Letter, or (iii) an individual who, on or prior to the Closing Date, receives from an Asset Selling Entity or another Affiliate of Seller an offer to be employed with such Asset Selling Entity or Affiliate where (A) such individual would be replacing an individual listed on Schedule 1.1(c) of the Seller Disclosure Letter, and (B) Seller has obtained Purchaser's prior written consent to extend such offer, such consent not to be unreasonably withheld (any individual described in this clause (iii), an “Offeree”).  For the avoidance of doubt, “Business Employee” shall include any individual described in clauses (i) and (ii) who is absent on the Closing Date because of illness or being on short-term or long-term disability (including maternity disability), workers’ compensation, vacation, parental leave of absence or other absence or leave of absence.  Notwithstanding the foregoing, the individuals listed on Schedule 1.1(d) of the Seller Disclosure Letter shall not be deemed to be Business Employees.

“Cash and Cash Equivalents” shall mean cash, checks, money orders, marketable securities, short-term instruments and other cash equivalents, funds in time and demand deposits or similar accounts, and any evidence of Indebtedness issued or guaranteed by any Governmental Authority.

“Circular 698” shall have the meaning set forth in Section 7.1(c).

“Claim Certificate” shall have the meaning set forth in Section 8.6(a).

“Closing” shall mean the closing of the transactions contemplated by this Agreement pursuant to the terms and conditions of this Agreement.

“Closing Cash” shall mean the aggregate book balance of Cash and Cash Equivalents of the Conveyed Companies as of the close of business on the Closing Date calculated in a manner consistent with the policies, principles practices and methodologies set forth on Exhibit A and transferred to Purchaser at Closing, if any.

“Closing Cash Amount” shall have the meaning set forth in Section 2.8(b).

“Closing Date” shall have the meaning set forth in Section 2.10(a).

“Closing Payment” shall have the meaning set forth in Section 2.7.

“Closing Statement” shall have the meaning set forth in Section 2.8(a).

“Closing Working Capital” shall have the meaning set forth in Section 2.8(a).

“COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended from time to time.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Collateral Source” shall have the meaning set forth in Section 8.5.

“Commissionaire Agreement” shall have the meaning set forth in Section 2.10(a).

“Competing Business” shall have the meaning set forth in Section 5.17(a).

“Confidentiality Agreement” shall mean the Confidentiality Agreement dated as of May 30, 2012, between Seller and Purchaser.

“Contest” shall mean any audit, administrative or court proceeding or other dispute with respect to any Tax matter that affects a Conveyed Company or relates to the Purchased Assets.

“Contract” shall mean any legally binding agreement or contract (other than purchase orders), including all amendments thereto.

“Conveyed Companies” shall mean those entities listed on Schedule 3.3(b) of the Seller Disclosure Letter, and each of the Conveyed Companies shall be referred to individually as a “Conveyed Company.”

“Conveyed Company Benefit Plan” shall mean each Business Benefit Plan that is sponsored, maintained or entered into by a Conveyed Company.

“Conveyed Company Business Employee” shall mean any Business Employee who as of immediately prior to the Closing is employed by a Conveyed Company (or who is on long-term disability other disability or other leave of absence from employment with such Conveyed Company).

“Conveyed Company Covered Person” shall have the meaning set forth in Section 5.12.

“Covered Person” shall have the meaning set forth in Section 5.17(a).

“Data Room” means the collection of documents, materials and information contained in the online data room which is operated by IntraLinks and was made available to Purchaser and its advisors prior to the date hereof.

“Disputed Item” shall have the meaning set forth in Section 2.8(b).

“Dollars” and “$” shall each mean lawful money of the United States.

“Due Diligence Materials” shall have the meaning set forth in Section 4.8(a).

“Echelon Products” shall have the meaning set forth in the definition of “Restricted Products” in this Section 1.1.

“Effective Time” shall have the meaning set forth in Section 2.10(a).

“End Date” shall have the meaning set forth in Section 9.1(b).

“Environmental Assessments” shall have the meaning set forth in Section 3.9(a).

“Environmental Law” means all Laws or Orders in existence on the Closing Date  which govern (or purport to govern) or relate to pollution, protection of the environment, public and occupational health and safety, air emissions, water discharges, or the handling, management and disposal of hazardous or toxic substances or solid or hazardous waste, as any of these terms are or may be defined in such Laws or Orders including, without limitation: the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendment and Reauthorization Act of 1986, 42 U.S.C. §9601, et seq. (collectively “CERCLA”); the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and subsequent Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §6901 et seq. (collectively “RCRA”); the Hazardous Materials Transportation Act, as amended, 49 U.S.C. § 1801, et seq.; the Clean Water Act, as amended, 33 U.S.C. §1311, et seq.; the Clean Air Act, as amended (42 U.S.C. §74017642); the Toxic Substances Control Act, as amended, 15 U.S.C. §2601 et seq.; the Federal Insecticide, Fungicide, and Rodenticide Act as amended, 7 U.S.C. §136-136y (“FIFRA”); the Emergency Planning and Community Right-to-Know Act of 1986 as amended, 42 U.S.C. §11001, et seq. (Title III of SARA) (“EPCRA”); the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §651, et seq. (“OSHA”); (ii) the Environmental Protection Law of the Peoples Republic of China (“PRC”) of 1989, Administrative Regulations of the PRC on Environmental Protection for Construction Project of 1998, Law of the PRC on the Prevention and Control of Water Pollution of 2008, Law of the PRC on the Prevention and Control of Air Pollution of 2000, Law of the PRC on the Prevention and Control of Environmental Pollution Caused by Solid Wastes of 2005; and (iii) any common law or equitable doctrine (including, without limitation, injunctive relief and tort doctrines such as negligence, nuisance, trespass and strict liability) that may impose liability or obligations for injuries or damages as a result of the release of, the presence of, exposure to, or ingestion of, any Hazardous Material.

“Environmental Liabilities” means, with respect to any Person, all claims, judgments, Liabilities, encumbrances, liens, violations, legal obligations or responsibilities,  losses, damages, costs and expenses (including any amounts paid in settlement, all reasonable fees, disbursements and expenses of counsel, experts and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions and interest, all to the extent incurred as a result of any claim or demand by any other Person, and based upon, or arising under or pursuant to any Environmental Law or Environmental Permit.

“Environmental Permit” means any permit, license, approval, consent, franchise, privilege, variance, immunity, registration and other authorization issued by a Governmental Authority pursuant to any Environmental Law.

“Equipment” shall have the meaning set forth in Section 2.2(a).

“Equipment Leases” shall have the meaning set forth in Section 2.2(a).

“Equity Closing Payment” shall have the meaning set forth in Section 2.7(b).

“Equity Interests” shall have the meaning set forth in the recitals hereto.

“Equity Selling Entity” shall mean the entity listed as such on Schedule 1.1(a) of the Seller Disclosure Letter.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Evaluation Material” shall have the meaning set forth in Section 5.1(b).

“Excluded Assets” shall have the meaning set forth in Section 2.3(b).

“Excluded Contracts” shall have the meaning set forth in Section 2.3(a)(x).

“Excluded Records” shall have the meaning set forth in Section 2.3(a)(xiv).

“Extended Date” shall have the meaning set forth in Section 2.10(a)(i).

“Final Closing Working Capital” shall have the meaning set forth in Section 2.8(b).

“Final Determination” means, with respect to any Taxes, (i) the expiration of the statute of limitations on both assessments and refunds of such Taxes, or (ii) the final settlement of Taxes through agreement of the Parties or by an administrative or judicial decision from which no appeal can be taken or for which the time for taking any such appeal has expired.

“Financial Disclosures” shall have the meaning set forth in Section 3.16(a).

“GAAP” shall mean generally accepted accounting principles in the United States, consistently applied, in effect as of the date hereof.

“Governmental Authority” shall mean any instrumentality, subdivision, court, administrative agency, commission, official or other authority of any country, state, province, prefect, municipality, locality or other government or political subdivision thereof, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority.

“Gross Asset Purchase Price” shall have the meaning set forth in Section 2.7.

“Gross Equity Purchase Price” shall have the meaning set forth in Section 2.7.

“Gross Purchase Price” shall have the meaning set forth in Section 2.7.

“Hazardous Material” means any waste or other substance that is listed, defined, designated or classified as hazardous, radioactive or toxic or a pollutant or a contaminant under any Environmental Law, including any admixture or solution thereof, and including petroleum and all derivatives thereof or synthetic substitutes therefor, asbestos or asbestos-containing materials in any form or condition, polychlorinated biphenyls, radon, or chlorofluorocarbons or other ozone-depleting substances.

“High Value” shall have the meaning set forth in Section 2.8(b)(ii).

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended from time to time.

“Income Taxes” shall mean any Taxes based on, measured by or calculated with respect to gross or net income or gains, or gross receipts (including capital gains Taxes, minimum Taxes, income Taxes collected by withholding, Taxes on Tax preference items, and Tax imposed by any Taxing Authority in PRC on the indirect transfer of equity in a PRC entity pursuant to Circular 698, but excluding sales Taxes, value-added Taxes, or similar Taxes), together with any interest, penalties, or additions imposed with respect thereto, whether disputed or not.

“Indebtedness” of any Person shall mean (i) indebtedness of such Person for borrowed money, including, without limitation, the principal, accrued and unpaid interest, prepayment and redemption premiums or penalties (if any), unpaid fees or expenses and other monetary obligations owed or accrued in connection therewith, and (ii) all indebtedness referred to in the foregoing clause (i) that is directly or indirectly guaranteed by such Person.  For the avoidance of doubt, Indebtedness shall not include any capitalized lease obligations or any current liabilities for trade payables or accrued expenses (including Taxes) incurred and payable in the ordinary course of business.

“Indemnified Party” shall have the meaning set forth in Section 8.6(a).

“Indemnifying Party” shall have the meaning set forth in Section 8.6(a).

“Intellectual Property” shall mean any of the following:  United States or foreign (i) patents, and applications therefor; (ii) registered and unregistered trademarks, service marks, trade names, trade dress and other indicia of origin, pending trademark and service mark registration applications, and intent-to-use registrations or similar reservations of marks, together with all goodwill associated therewith; (iii) registered and unregistered copyrights and applications for registration; (iv) internet domain names, applications and reservations therefor and uniform resource locators; and (v) trade secrets and proprietary information not otherwise listed in (i) through (iv) above, including unpatented inventions, invention disclosures, moral and economic rights of authors and inventors (however denominated), confidential information, know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, pricing and cost information, business and marketing plans, technical data, customer and supplier lists, computer software programs, databases, data collections and other proprietary information or material of any type.

“Intellectual Property Licenses” shall mean Contracts pursuant to which an Asset Selling Entity or Conveyed Company is a licensee or licensor of any Intellectual Property which is used primarily in the Business.

“Inventory” shall mean any inventory, including goods, goods-in-transit, supplies, containers, packaging materials, raw materials, work-in-progress, finished goods, samples and other consumables.

“IRS” shall mean the Internal Revenue Service of the United States of America.

“Knowledge of Purchaser” shall have the meaning set forth in Section 1.4(b).

“Knowledge of Seller” shall have the meaning set forth in Section 1.4(a).

“Law” shall mean any federal, state, territorial, foreign or local law, common law, statute, ordinance, rule, regulation or code of any Governmental Authority.

“Leased Real Property” shall mean the leasehold interest of the Asset Selling Entities in any real property used primarily in the Business.

“Liabilities” shall mean any and all Indebtedness, debts, liabilities and obligations, whether accrued or fixed, known or unknown, absolute or contingent, asserted or unasserted, matured or unmatured, or determined or determinable, and whether in contract, tort, strict liability or otherwise.

“License Agreement” shall mean the License Agreement, to be dated the Closing Date, between Purchaser and Seller, in the form attached hereto as Exhibit C.

“License Payment” shall have the meaning set forth in Section 2.7.

“Liens” shall mean any lien, security interest, mortgage, encumbrance, charge of any kind, judgment, easement, covenant, condition or restriction, in each case other than Permitted Liens.

“Local Transfer Document” shall have the meaning set forth in Section 2.11.

“Loss” or “Losses” shall mean any and all direct and actual claims, actions, causes of action, judgments, awards, fines, penalties, losses and costs or damages (including reasonable attorneys’ and other professional’s fees and expenses, but excluding lost profits, lost revenues, lost opportunities and consequential, indirect, punitive and other special damages regardless of the legal theory).

“Low Value” shall have the meaning set forth in Section 2.8(b)(i).

“Lower Working Capital Limit” shall have the meaning set forth in Section 2.8(c)(i).

“Material Adverse Effect” shall mean any change or effect having a material adverse effect on the Business, or the results of operations or financial condition of the Business; provided, however, that changes or effects relating to:  (i) changes in general economic or political conditions or the financing, banking, currency or capital markets in general; (ii) changes in Laws or Orders or interpretations thereof or changes in accounting requirements or principles (including GAAP), except to the extent such change or effect would reasonably be expected to have a disproportionate effect on the Business as compared with the other entities in the industries in which it operates; (iii) changes affecting industries, markets or geographical areas in which the Business operates, except to the extent such change or effect would reasonably be expected to have a disproportionate effect on the Business as compared with the other entities in the industries in which it operates; (iv) the announcement or pendency of the transactions contemplated by this Agreement or other communication by Purchaser or any of its Affiliates of its plans or intentions (including in respect of employees) with respect to the Business, including losses or threatened losses of employees, customers, suppliers, distributors or others having relationships with the Business; (v) the consummation of the transactions contemplated by this Agreement or any actions by Purchaser or Seller taken pursuant to this Agreement or in connection with the transactions contemplated hereby; (vi) any natural disaster or any acts of terrorism, sabotage, military action or war (whether or not declared) or any escalation or worsening thereof, whether or not occurring or commenced before, on or after the date of this Agreement, except to the extent such change or effect would reasonably be expected to have a disproportionate effect on the Business as compared with the other entities in the industries in which it operates; or (vii) any action required to be taken under any Law or Order or any existing Contract by which the Business (or any of the assets or properties of the Business) is bound, in each case, shall be deemed to not constitute a “Material Adverse Effect” and shall not be considered in determining whether a “Material Adverse Effect” has occurred.

“Material Contracts” shall have the meaning set forth in Section 3.10(a).

“Month End Date” shall have the meaning set forth in Section 2.10(a).

“Non-Competition Period” shall have the meaning set forth in Section 5.17(a).

“Offeree” shall have the meaning set forth in the definition of “Business Employee” in this Section 1.1.

“Offeree Start Date” with respect to an Offeree shall mean the date that such Offeree is scheduled to commence employment with the applicable Conveyed Company, Asset Selling Entity or other Affiliate of Seller.

“Order” shall mean any judgment, order, injunction, decree, writ, permit or license of any Governmental Authority or any arbiter.

“Parties” shall have the meaning set forth in the preamble of this Agreement.

“Party” shall have the meaning set forth in the preamble of this Agreement.

“Payee” shall have the meaning set forth in Section 7.11.

“Payor” shall have the meaning set forth in Section 7.11.

“Per-Claim Deductible” shall have the meaning set forth in Section 8.4(a)(i).

“Permit” shall mean each permit, certificate, license, consent, approval or authorization of any Governmental Authority.

“Permitted Liens” shall mean: (i) Liens for Taxes, assessments and other governmental charges that are not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings; (ii) Liens arising under original purchase price conditional sales Contracts and equipment leases with third parties; (iii) easements, covenants, conditions and restrictions of record; (iv) easements, covenants, conditions and restrictions not of record as to which no material violation or encroachment exists or, if such violation or encroachment exists, as to which the cure of such violation or encroachment would not materially interfere with the conduct of the Business; (v) any zoning or other governmentally established restrictions or encumbrances; (vi) pledges or deposits to secure obligations under workers or unemployment compensation Laws or similar legislation or to secure public or statutory obligations; (vii) mechanic’s, materialman’s, warehouseman’s, supplier’s, vendor’s or similar Liens arising or incurred in the ordinary course of business securing amounts that are not overdue for a period of more than sixty (60) days or the amount or validity of which is being contested in good faith by appropriate proceedings; (viii) railroad trackage agreements, utility, slope and drainage easements, right of way easements and leases regarding signs; (ix) other Liens, if any, that do not materially impair and would not reasonably be expected to materially impair the transferability, net realizable value or the continued use and operation of the assets to which they relate; and (x) Liens listed on Schedule 1.1(e) of the Seller Disclosure Letter.

“Person” shall mean an individual, a limited liability company, a joint venture, a corporation, a company, a partnership, an association, a trust, a division or operating group of any of the foregoing or any other entity or organization, including any Governmental Authority.

“PlanarMag Discrete Products” shall have the meaning set forth in Section 5.17(b).

“PlanarMag Patents” shall mean the patents listed on Schedule 5.17(a) of the Seller Disclosure Letter and all reissues, reexaminations, extensions, divisionals, renewals, continuations and continuations-in-part, and foreign counterparts thereof.

“PlanarMag Restricted Products” shall mean RJ45, RJ Point 5, and MRJ21 interconnects that incorporate technology claimed by the PlanarMag Patents to replace the wire wound discrete ethernet magnetic products specifically designed for 10/100, 1G, PoE, and 10G ethernet applications and meeting the requirements of IEEE 802.3.  For the avoidance of doubt, PlanarMag Restricted Products does not include discrete magnetic products that incorporate technology claimed by the PlanarMag Patents to replace the wire wound discrete ethernet magnetic products that are not integrated with RJ45, RJ Point 5, and MRJ21 interconnects.

“Post Closing Inventory” shall have the meaning set forth in Section 5.9.

“Pre-Closing Period” shall have the meaning set forth in Section 7.4(d).

“Purchased Assets” shall have the meaning set forth in Section 2.2, it being understood that the Purchased Assets do not include the Excluded Assets or the Equity Interests.

“Purchased Division” shall have the meaning set forth in Section 5.9.

“Purchaser” shall have the meaning set forth in the preamble of this Agreement.

“Purchaser Indemnitees” shall have the meaning set forth in Section 8.2.

“Purchaser License Agreement” shall mean the License Agreement, to be dated the Closing Date, between Purchaser and Seller, in the form attached hereto as Exhibit E.

“Purchaser Representative” shall mean any of Purchaser’s directors, officers, employees, advisors and agents to whom Evaluation Material (as defined in the Confidentiality Agreement) was disclosed under the Confidentiality Agreement.

“Real Property Leases” shall mean the leases relating to the Leased Real Property.

“Reference Date” shall mean September 28, 2012.

“Representatives” of any Person shall mean such Person’s directors, managers, members, officers, employees, agents, advisors and representatives (including attorneys, accountants, consultants, financial advisors, financing sources and any representatives of such advisors or financing sources).

“Restricted Products” shall mean (i) wire wound discrete ethernet magnetic products specifically designed for 10/100, 1G, PoE, and 10G ethernet applications and meeting the requirements of IEEE 802.3 and the RJ45, RJ Point 5, and MRJ21 interconnects that contain such wire wound magnetic, and (ii) the products manufactured by a Conveyed Company specifically for Echelon Corporation or its Affiliates as of the Closing Date (such products, the “Echelon Products”).

“Retained Liabilities” shall have the meaning set forth in Section 2.5(a).

“Retention Bonus” shall mean certain retention bonuses payable to Business Employees pursuant to retention agreements entered into between a Seller Entity and such employees prior to the date hereof.

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.

“Seller” shall have the meaning set forth in the preamble of this Agreement.

“Seller Core Businesses” shall mean all businesses of Seller and its Affiliates other than the Business, including but not limited to the (i) the transportation solutions segment, which manufactures electronic components, including connector systems and components, relays, circuit protection devices, wire and cable, heat shrink tubing and sensors, as well as application tooling and custom-engineered solutions for the automotive and aerospace, defense and marine markets, (ii) communications and industrial solutions segment (other than the product family referred to as touch screens), which supplies electronic components, including connector systems and components, relays, circuit protection devices, antennas and heat shrink tubing primarily used in the industrial machinery, data communications, household appliance, consumer devices and computer markets and (iii) network solutions segment, which (x) supplies infrastructure components and systems for the telecommunications and energy markets, including connector systems and components, heat shrink tubing, wire and cable, racks and panels, fiber optics and wireless products, and (y) develops, manufactures, installs and maintains advanced subsea fiber optic communications systems.

“Seller Disclosure Letter” shall have the meaning set forth in the preamble to Article III.

“Seller Entities” shall mean, collectively, the Equity Selling Entity and the Asset Selling Entities, and each of the Seller Entities shall be referred to individually as a “Seller Entity.”

“Seller Income Tax Return” shall have the meaning set forth in Section 7.4(a).

“Seller Indemnitees” shall have the meaning set forth in Section 8.3.

“Seller’s Refunds” shall have the meaning set forth in Section 7.7(a).

“Seller’s Marks” shall have the meaning set forth in Section 5.9.

“Seller’s Taxes” shall have the meaning set forth in Section 7.1.

“Solvent” shall mean, with respect to any Person, that (i) the property of such Person, at a present fair saleable valuation, exceeds the sum of its Liabilities (including contingent and unliquidated Liabilities), (ii) the present fair saleable value of the property of such Person exceeds the amount that shall be required to pay such Person’s probable Liabilities as they become absolute and matured, (iii) such Person has adequate capital to carry on its business and (iv) such Person does not intend to incur, or believe it shall incur, Liabilities beyond its ability to pay as such Liabilities mature.  In computing the amount of contingent or unliquidated Liabilities at any time, such Liabilities shall be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become actual or matured Liabilities.

“Straddle Period” shall have the meaning set forth in Section 7.3(a).

“Subsidiary” shall mean, with respect to any Person, (i) any corporation more than fifty percent (50%) of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is owned by such Person directly or indirectly through one or more Subsidiaries of such Person and (ii) any partnership, association, joint venture, limited liability company or other entity in which such Person directly or indirectly through one or more Subsidiaries of such Person has more than a fifty percent (50%) ownership interest or entitlement to profits.

“Supply Agreement” shall mean the Supply Agreement, to be dated the Closing Date, between Purchaser (or an Affiliate designated by Purchaser and notified to Seller no less than 10 days prior to the Closing, provided that Purchaser shall remain liable for the performance of such Affiliate’s obligations) and Seller, in substantially the form attached hereto as Exhibit B.

“Tax Claim” shall have the meaning set forth in Section 7.6(d).

“Tax Indemnified Party” shall have the meaning set forth in Section 7.6(d).

“Tax Indemnifying Party” shall have the meaning set forth in Section 7.6(d).

“Tax Notice” shall have the meaning set forth in Section 7.6(d).

“Tax Objection Notice” shall have the meaning set forth in Section 7.6(e).

“Tax Return” shall mean any return, declaration or report relating to Taxes due, any information return with respect to Taxes, or other similar report, statement, declaration or document required to be filed under the Code or other Laws in respect of Taxes, any amendment to any of the foregoing, any claim for refund of Taxes paid, and any attachments, amendments or supplements to any of the foregoing.

“Taxes” shall mean any federal, state, county, local, or foreign tax (including Income Taxes and Transfer Taxes), charge, fee, levy, impost, duty, or other assessment, including income, gross receipts, excise, employment, sales, use, transfer, recording, license, payroll, franchise, severance, documentary, stamp, occupation, windfall profits, environmental, highway use, commercial rent, customs duty, capital stock, paid-up capital, profits, withholding, social security, Social Security Contribution and Housing Fund, single business, unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated, or other tax or governmental fee of any kind whatsoever, imposed or required to be withheld by any Taxing Authority, including any estimated payments relating thereto, any interest, penalties, and additions imposed thereon or with respect thereto, whether disputed or not, and including liability for taxes of another Person under Treasury Regulations Section 1.1502-6 or similar provision of state, local or foreign law, or as a transferee or successor, by contract or otherwise.  The term “Taxes” includes any penalties relating to foreign bank account tax reports.

“Taxing Authority” shall mean any Governmental Authority having jurisdiction over the assessment, determination, collection, or other imposition of any Taxes.

“Taxing Authority Notice” shall have the meaning set forth in Section 7.6(d).

“Third-Party Claim” shall have the meaning set forth in Section 8.7(a).

“Transfer Tax Return” shall have the meaning set forth in Section 7.4(c).

“Transfer Taxes” means all stamp, transfer, real property transfer, recordation, grantee/grantor, documentary, sales and use, value added, registration, occupation, privilege, or other such similar Taxes, fees and costs (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement.

“Transferred Employee” shall mean any (i) Conveyed Company Business Employee,  (ii) Asset Selling Entity Business Employee who pursuant to Section 5.5(b) accepts an offer of employment from Purchaser or any of its Affiliates or (iii) Offeree who commences employment with Purchaser or any of its Affiliates following the Closing Date.

“Transferred Intellectual Property” shall have the meaning set forth in Section 2.2(d).

“Transition Services Agreement” shall mean the Transition Services Agreement, to be dated the Closing Date, between Purchaser and Seller, in substantially the form attached hereto as Exhibit D.

“Upper Working Capital Limit” shall have the meaning set forth in Section 2.8(c)(i).

“Working Capital” shall mean the current assets of the Business (excluding Closing Cash and deferred Income Tax assets) less the current liabilities of the Business (excluding deferred Income Tax liabilities and accrued Income Tax liabilities), in each case (i) included in the Purchased Assets and Assumed Liabilities or (ii) owned or owing by a Conveyed Company, as the case may be, taken as a whole and determined in a manner consistent with the policies, principles, practices and methodologies set forth on Exhibit A.

Section 1.2 Construction.  In this Agreement, unless the context otherwise requires:

(a) any reference in this Agreement to “writing” or comparable expressions includes a reference to facsimile transmission or comparable means of communication (but excludes e-mail communications, except only in circumstances where a notice is required to be delivered pursuant to the terms of this Agreement, and such notice is delivered by e-mail in accordance with Section 10.1);

(b) the phrases “delivered” or “made available”, when used in this Agreement, shall mean that the information referred to has been physically or electronically delivered to the relevant parties including, in the case of “made available” to Purchaser, material that has been posted in the Data Room (virtual or otherwise) established by Seller;

(c) words expressed in the singular number shall include the plural and vice versa, and words expressed in the masculine shall include the feminine and neuter genders and vice versa;

(d) references to Articles, Sections, Exhibits, Schedules and Recitals are references to articles, sections, exhibits, schedules and recitals of this Agreement;

(e) references to “day” or “days” are to calendar days;

(f) references to “the date hereof” shall mean as of the date of this Agreement;

(g) unless expressly indicated otherwise, the words “hereof”, “herein”, “hereto” and “hereunder”, and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any provision of this Agreement;

(h) references to this “Agreement” or any other agreement or document shall be construed as references to this Agreement or, as the case may be, such other agreement or document as the same may have been, or may from time to time be, amended, varied, novated or supplemented;

(i) “include”, “includes”, and “including” are deemed to be followed by “without limitation” whether or not they are in fact followed by such words or words of similar import; and

(j) references herein to any Person include such Person’s successors and assigns.

Section 1.3 Ancillary Agreements, Exhibits and Seller Disclosure Letter.  The Ancillary Agreements, the other Exhibits to this Agreement and the Seller Disclosure Letter are incorporated into and form an integral part of this Agreement.  If an Exhibit is a form of agreement, such agreement, and each Ancillary Agreement, when executed and delivered by the parties thereto, shall constitute a document independent of this Agreement.

Section 1.4 Knowledge.

(a) Where any representation or warranty or other provision contained in this Agreement is expressly qualified by reference to the “Knowledge of Seller”, such knowledge shall mean to the actual knowledge of (as distinguished from constructive or imputed knowledge) those individuals listed on Schedule 1.4 of the Seller Disclosure Letter.

(b)  Where any representation or warranty or other provision contained in this Agreement is expressly qualified by reference to the “Knowledge of Purchaser”, such knowledge shall mean to the actual knowledge of (as distinguished from constructive or imputed knowledge) Daniel Bernstein, Dennis Ackerman, Craig Brosious, Colin Dunn or Raymond Cheung.

ARTICLE II

PURCHASE AND SALE

Section 2.1 Purchase and Sale of the Equity Interests.  Upon the terms and subject to the conditions set forth herein, at the Closing, Seller shall cause the Equity Selling Entity to sell to Purchaser (or an Affiliate designated by Purchaser and notified to Seller no less than 10 days prior to the Closing, provided that Purchaser shall remain liable for the performance of such Affiliate’s obligations), and Purchaser shall (or shall cause its nominated Affiliate to) purchase from the Equity Selling Entity, free and clear of all Liens, the Equity Interests in the Conveyed Company set forth in Schedule 3.3(b)(i) of the Seller Disclosure Letter.  The Equity Selling Entity shall execute the appropriate instrument of transfer, sold note and such other instruments of transfer as are reasonably acceptable to Purchaser.

Section 2.2 Purchase and Sale of the Purchased Assets.  Upon the terms and subject to the conditions set forth herein, at the Closing, Seller shall cause each Asset Selling Entity to sell, convey, assign and transfer to Purchaser (or an Affiliate designated by Purchaser and notified to Seller no less than 10 days prior to the Closing, provided that Purchaser shall remain liable for the performance of such Affiliate’s obligations), and Purchaser shall (or shall cause its nominated Affiliate to) purchase, acquire and accept from each Asset Selling Entity, free and clear of all Liens, all of such Asset Selling Entity’s right, title and interest in the following assets, properties and rights owned, held or used by such Asset Selling Entity (collectively, the “Purchased Assets”), as the same may exist on the Closing Date:

(a) all personal property and interests therein, including all the equipment, vehicles, machinery, molds, tools, dies, spare parts, furniture and other tangible personal property owned, leased or licensed by the Asset Selling Entities and used primarily in the Business, other than information technology assets (collectively, the “Equipment”, with the leases relating to any Equipment so leased being referred to herein as the “Equipment Leases”), all as set forth on Schedule 2.2(a) of the Seller Disclosure Letter;

(b) all other Contracts of any Asset Selling Entity relating primarily to the Business (other than the Real Property Leases, Equipment Leases and Contracts relating to the Excluded Assets) (collectively, the “Assumed Contracts”), and all outstanding purchase orders relating primarily to the Business (other than such purchase orders relating to the Excluded Assets);

(c) all Inventory used primarily in the Business;

(d) the registered trademarks and copyrights and the patents and any applications for the foregoing set forth on Schedule 2.2(d) of the Seller Disclosure Letter and all other Intellectual Property used exclusively in the Business (collectively, the “Transferred Intellectual Property”);

(e) the computer software programs, source codes and user manuals owned, used or leased by, or licensed to, the Asset Selling Entities, as set forth on Schedule 2.2(e) of the Seller Disclosure Letter;

(f) all customer, vendor, supplier, contractor, and service-provider lists relating primarily to the Business, and all files, documents and records (including billing, payment and dispute histories, credit information and similar data) to the extent relating primarily to customers, vendors, suppliers, contractors or service-providers of the Business, and other business and financial records, files, books and documents (whether in hard copy or computer format) to the extent relating primarily to the Business;

(g) the Assumed Intercompany Receivables and all loans and other advances owing to Seller by any Business Employee who becomes a Transferred Employee;

(h) all claims, causes of action, defenses and rights of offset or counterclaim (at any time or in any manner arising or existing, whether choate or inchoate, known or unknown, contingent or noncontingent) relating to any of the Purchased Assets or Assumed Liabilities to be conveyed to and/or assumed by Purchaser as of the Closing Date;

(i) the goodwill of the Business, including the goodwill of the trademarks included in the Transferred Intellectual Property;

(j) all advertising, marketing, sales and promotional materials relating primarily to the Business;

(k) all property insurance proceeds received or receivable in connection with the damage or complete destruction prior to the Closing of any of the Purchased Assets that would have been included in the Purchased Assets but for such damage or complete destruction, in each case net of any deductible and the cost of repair or replacement and related administrative costs;

(l) all rights and claims under any and all transferable warranties extended by suppliers, vendors, contractors, manufacturers and licensors in relation to any of the Equipment, the Transferred Intellectual Property and the software and hardware assets described in this Section 2.2;

(m) all assets of the Assumed Plans;

(n) the information technology assets owned, used or leased by the Asset Selling Entities set forth on Schedule 2.2(n) of the Seller Disclosure Letter; and

(o) all other assets set forth on Schedule 2.2(o) of the Seller Disclosure Letter.

Section 2.3 Excluded Assets of the Business.

(a) Excluded Assets of Asset Selling Entities.  Notwithstanding any provision in this Agreement to the contrary, Purchaser is not purchasing from any of the Asset Selling Entities any of the following (collectively, the “Asset Selling Entity Excluded Assets”), and shall acquire no right to or interest in any Asset Selling Entity Excluded Assets under this Agreement or as a result of the transactions contemplated hereby:

(i) Cash and Cash Equivalents, other than Closing Cash (for the avoidance of doubt, Closing Cash of the Conveyed Companies is not an Excluded Asset);

(ii) the Accounts Receivable and notes receivable of the Business and all intercompany receivables in respect of the Business other than Assumed Intercompany Receivables;

(iii) the corporate books and records;

(iv) all current and prior insurance policies and all rights of any nature with respect thereto, including all insurance proceeds received or receivable thereunder (other than any such amounts included in the Purchased Assets pursuant to Section 2.2(k)) and rights to assert claims with respect to any such insurance recoveries;

(v) other than any Assumed Plans and Conveyed Company Benefits Plans, any Business Benefit Plan and any assets relating thereto;

(vi) the “TE” and “TE Connectivity” names, marks and logos, and any other item set forth on Schedule 5.9 of the Seller Disclosure Letter, and any Intellectual Property relating directly thereto;

(vii) all loans and other advances owing to Seller or any of its Affiliates by each Business Employee who does not become a Transferred Employee;

(viii) the Tax records (including Tax Returns and supporting workpapers) covering any period or portion thereof ending, or any transaction of any Asset Selling Entity occurring, on or prior to the Closing Date;

(ix) the personnel records (including all human resources and other records) of an Asset Selling Entity relating to employees of an Asset Selling Entity;

(x) all of the rights and interests of any Asset Selling Entity in and to the Contracts specified in Schedule 2.3(a)(x) of the Seller Disclosure Letter (the “Excluded Contracts”);

(xi) any assets and associated claims arising out of the Retained Liabilities;

(xii) all claims, causes of action, defenses and rights of offset or counterclaim (at any time or in any manner arising or existing, whether choate or inchoate, known or unknown, contingent or noncontingent) not included in the Purchased Assets under Section 2.2(h);

(xiii) all of the rights and interests of Seller and its Affiliates (including the Seller Entities) in and to all correspondence and documents, including the confidentiality agreements entered into by Purchaser or any of its Affiliates, in connection with the sale of the Business;

(xiv) all of the rights and interests of the Asset Selling Entities in all information, files, records, data, plans, Contracts and recorded knowledge related to or used in connection with the Business, to the extent that any of the foregoing: (A) relate exclusively to the Excluded Assets; (B) relate to the Excluded Assets and can be easily separated from the Purchased Assets; or (C) are comprised predominantly of written materials that an Asset Selling Entity is required by Law to retain and with respect to which Seller shall have provided (or caused to be provided) a copy to Purchaser (collectively, the “Excluded Records”);

(xv) any legal or beneficial interest in the share capital of the Asset Selling Entities and other assets listed on Schedule 2.3(a)(xv) of the Seller Disclosure Letter, notwithstanding the fact that such entities or assets are related primarily to the Business;

(xvi) any legal or beneficial interest in the Internet websites listed on Schedule 2.3(a)(xvi) of the Seller Disclosure Letter, notwithstanding the fact that such sites are related primarily to the Business;

(xvii) all Seller’s Refunds and credits of Taxes due to Seller or any of its Affiliates (other than the Conveyed Companies) pursuant to Section 7.7;

(xviii) all receivables from Tax authorities related to value-added Taxes or similar Taxes or import/export duties;

(xix) all other assets set forth on Schedule 2.3(a)(xix) of the Seller Disclosure Letter;

(xx) any Intellectual Property owned by an Asset Selling Entity and not used exclusively in the Business (excluding items set forth on Schedule 2.2(d) of the Seller Disclosure Letter);

(xxi) any computer software programs, source codes and user manuals, other than such computer software programs, source codes and advisor manuals set forth on Schedule 2.2(e) of the Seller Disclosure Letter; and

(xxii) information technology assets other than those listed on Schedule 2.2(n) of the Seller Disclosure Letter.

(b) Excluded Assets of the Conveyed Companies.  Notwithstanding any provision in this Agreement to the contrary, Purchaser and Seller agree that the Conveyed Companies shall transfer to Seller, or a designated Affiliate thereof, at or prior to the Closing or no later than ninety (90) days after Closing, at no cost to Seller and upon such other terms and conditions as the Parties shall reasonably agree, the assets set forth on Schedule 2.3(b) of the Seller Disclosure Letter (collectively, the “Conveyed Company Excluded Assets” and together with the Asset Selling Entity Excluded Assets, the “Excluded Assets”).

(c) After the Closing Date, Purchaser and Seller shall each take all actions (or shall cause its Affiliates to take all actions) reasonably requested by the other to effect the provisions of Sections 2.2 and 2.3 hereof, including the prompt transfer or return of any Purchased Assets or Excluded Assets, as the case may be.

Section 2.4 Assumption of Certain Obligations of the Business.  Upon the terms and subject to the conditions of this Agreement, Purchaser agrees, effective at the Closing, (x) that all Liabilities of the Conveyed Companies shall remain Liabilities of the Conveyed Companies, and (y) to assume and to satisfy and discharge only the following Liabilities of the Asset Selling Entities relating to the Purchased Assets or the Business (all such liabilities and obligations to be so assumed, satisfied or discharged being herein collectively called the “Assumed Liabilities”):

(a) all Liabilities of the type included in the calculation of the Final Closing Working Capital (excluding any trade accounts payable that are primarily related to the operations of the Business located in Menlo Park, California);

(b) all Liabilities, including all lawsuits, arising from the design, construction, testing, marketing, service, operation or sale of the products and services of the Business prior to, at or after the Closing, including warranty obligations and claims relating to any alleged Intellectual Property infringement, and irrespective of any legal theory asserted;

(c) all Liabilities arising prior to, at or after Closing under any Contract or any purchase orders to the extent such Liabilities primarily related to the Business;

(d) all Liabilities with respect to Business Employees of an Asset Selling Entity, excluding (i) any Liabilities with respect to a Business Employee arising as a result of a breach of an applicable labor or workplace Law by an Asset Selling Entity prior to Closing, (ii) the Retention Bonuses, and (iii) any long-term disability obligations for any Asset Selling Entity Business Employee that is on long-term disability at the time of the Closing;

(e) all Liabilities for or with respect to Taxes for which Purchaser bears responsibility pursuant to Article VII; and

(f) all Liabilities relating to the ownership or operation of the Business, the Purchased Assets or the Conveyed Companies from and after the Closing Date.

Section 2.5 Retained Liabilities of the Business.

(a) Notwithstanding any provision in this Agreement, Purchaser does not assume and has no responsibility for any Liabilities of the Asset Selling Entities other than the Assumed Liabilities set forth in Section 2.4 (such unassumed Liabilities, collectively, the “Retained Liabilities”).  Such Retained Liabilities include the following:

(i) Liabilities for which any Asset Selling Entity expressly has responsibility pursuant to the terms of this Agreement;

(ii) Liabilities solely related to the Excluded Assets;

(iii) intercompany Liabilities of the Asset Selling Entities;

(iv) any Liabilities of any Asset Selling Entity to pay any Indebtedness incurred prior to the Closing Date;

(v) (A) any Liabilities with respect to a Business Employee arising as a result of a breach of an applicable labor or workplace Law by an Asset Selling Entity prior to Closing, (B) any Liabilities of any Asset Selling Entity to pay the Retention Bonuses, and (C) any long-term disability obligations for any Asset Selling Entity Business Employee that is on long-term disability at the time of the Closing; and

(vi) all Liabilities for or with respect to Taxes for which Seller bears responsibility pursuant to Article VII.

(b) Notwithstanding any provision in this Agreement, Seller or the applicable Affiliate agrees to reimburse any Conveyed Company for any Liability of such Conveyed Company to pay the Retention Bonuses.

Section 2.6 Consents.

(a) Subject to compliance with Section 2.6(b) hereof, there shall be excluded from the transactions contemplated by this Agreement any Real Property Lease, Equipment Lease, Intellectual Property License, Permit, Assumed Contract, Contract or right which is not assignable or transferable without the consent of any Person other than the Asset Selling Entities, the Conveyed Company or any Subsidiary of Seller or Purchaser, to the extent that such consent shall not have been given prior to the Closing; provided, however, that each of the Seller Entities and Purchaser shall have the continuing obligation after the Closing to use commercially reasonable efforts to obtain all necessary consents to the assignment or transfer thereof, it being understood that neither Purchaser, the Seller Entities, the Conveyed Companies nor any of their respective Affiliates or Subsidiaries shall be required to expend money, commence any litigation or offer or grant any accommodation (financial or otherwise) to any Person to obtain such consents.  Upon obtaining the requisite third-party consents thereto, such Real Property Leases, Equipment Leases, Intellectual Property Licenses, Permits, Assumed Contracts, Contracts or rights, if otherwise includable in the Purchased Assets or the transactions contemplated hereby, shall promptly be transferred and assigned to Purchaser hereunder.

(b) With respect to any Real Property Lease, Equipment Lease, Intellectual Property License, Permit, Assumed Contract, Contract or right that is not included in the Purchased Assets or assigned to Purchaser at the Closing by reason of Section 2.6(a), after the Closing and until any requisite consent is obtained therefor and the same is transferred and assigned to Purchaser, the Parties shall cooperate with each other, upon written request of Purchaser, in endeavoring to obtain for Purchaser, at no cost to Purchaser, the Seller Entities, the Conveyed Companies or any of their respective Affiliates or Subsidiaries, an arrangement with respect thereto to provide for Purchaser substantially comparable benefits therein, including, in certain circumstances, Purchaser continuing operations in a leased facility prior to obtaining consent to assignment of the lease for such facility.

(c) With respect to the third party Contracts and third party purchase orders under which Purchaser has Assumed Liabilities pursuant to Section 2.4(c), Purchaser agrees to cooperate with Seller in endeavoring to obtain for Seller or its applicable Affiliate, at no cost to Purchaser, the Seller Entities, the Conveyed Companies or any of their respective Affiliates or Subsidiaries, an arrangement whereby Seller, or its applicable Affiliate, is released by the relevant Person under each Contract or purchase order from all Liabilities which constitute Assumed Liabilities.  For the avoidance of doubt, the failure to obtain any release or consent pursuant to this Section 2.6 shall not relieve Purchaser of any of its obligations with respect to the Assumed Liabilities.

Section 2.7 Purchase Price.  In consideration of the sale and transfer of the Equity Interests and the Purchased Assets, Purchaser agrees to (x) purchase  from the Equity Selling Entity the Equity Interests for an aggregate purchase price of $14,400,000 (the “Gross Equity Purchase Price”), (y) purchase from the Asset Selling Entities the Purchased Assets for an aggregate purchase price of $4,000,000 (the “Gross Asset Purchase Price”), and (z) pay an amount of $4,000,000 to Seller as consideration for the grant of the license under the License Agreement (the “License Payment”, and together with the Gross Equity Purchase Price and the Gross Asset Purchase Price, the “Gross Purchase Price”), plus the assumption by Purchaser of the Assumed Liabilities, subject to adjustment pursuant to Section 2.8 (as so adjusted, the “Aggregate Purchase Price”).  At the Closing, Purchaser shall, or shall cause its designated Affiliate to, pay the Gross Purchase Price by delivering to Seller by wire transfer of immediately available funds to the account or accounts previously notified by Seller in writing to Purchaser.

(a) an amount equal to $4,000,000 (the “Asset Closing Payment”);

(b) an amount equal to $14,400,000 (the “Equity Closing Payment”); and

(c) an amount equal to the License Payment,

(the Asset Closing Payment, the Equity Closing Payment and the License Payment, collectively, the “Closing Payment”).

Section 2.8 Purchase Price Adjustment.

(a) Promptly after the Closing Date, and in any event not later than thirty (30) days following the Closing Date, Seller shall prepare and deliver to Purchaser for its review a statement (the “Closing Statement”) of the Closing Working Capital and the Closing Cash.  The Closing Statement shall be prepared in a manner consistent with Exhibit A.  “Closing Working Capital” means, as of the close of business on the Closing Date, the Working Capital.  Each party shall give the other and its Representatives access to its premises, books and records, and appropriate personnel of the Business and the Conveyed Companies for purposes of the preparation and review of the Closing Statement in accordance with this Section 2.8(a) (and during the periods contemplated by Section 2.8(b)).  For the avoidance of doubt and solely as an illustration of the methodology set forth in this Section 2.8(a), Exhibit A of the Seller Disclosure Letter sets forth the calculation of Working Capital as of the Reference Date.  Each party shall instruct its employees (including the Transferred Employees) and Representatives to cooperate with, and promptly and completely respond to all reasonable requests and inquiries of, the other party and its Representatives, and, upon execution of a customary access letter if required by such party’s outside accountants, the requesting party and its Representatives shall have reasonable access, upon reasonable notice, to all relevant work papers, schedules, memoranda and other documents prepared by the other party or its Representatives (including its outside accountants) to the extent such materials have been prepared by such party or its Representatives and relate to the calculation of Closing Working Capital and/or the Closing Cash in any respect.

(b) Purchaser and Purchaser’s accountants and financial and other advisors may make reasonable inquiries of Seller and/or Seller’s accountants regarding questions concerning or disagreements with the Closing Statement arising in the course of Purchaser’s review.  Seller and/or Seller’s accountants shall provide reasonable responses to each such inquiry as soon as practicable after receipt thereof.  Purchaser shall complete its review of the Closing Statement within forty-five (45) days after the delivery thereof to Purchaser.  Promptly following completion of its review (but in no event later than the conclusion of the forty-five (45) day period), Purchaser may submit to Seller a letter regarding its concurrence or disagreement with the accuracy of the Closing Statement; provided that any such letter must specify (i) the items of the Closing Statement with which Purchaser disagrees, (ii) the adjustments that Purchaser proposes to be made to the Closing Statement (a “Disputed Item”) and (iii) the specific amount of such disagreement and all supporting documentation and calculations; and provided, further, that Purchaser may only disagree with the Closing Statement (x) to the extent Purchaser claims Seller did not prepare the Closing Statement in a manner consistent with the policies and principles set forth on Exhibit A and (y) if Purchaser’s proposed calculation shall result in an adjustment to the Gross Purchase Price.  If Purchaser does not deliver a letter disagreeing with the accuracy of the Closing Statement before the conclusion of such forty-five (45) day period, the Closing Statement shall be final and binding upon the Parties and Purchaser shall be deemed to have agreed with all items and amounts contained in the Closing Statement.  If Purchaser does deliver such a letter, following such delivery, Seller and Purchaser shall attempt in good faith to resolve promptly any disagreement as to the computation of any item in the Closing Statement.  Any item as to which there is no disagreement shall be deemed agreed.  If a resolution of such disagreement has not been effected within fifteen (15) days (or longer, as mutually agreed by the Parties) after delivery of such letter, then Seller and Purchaser shall submit any Disputed Item to the Accountant for determination.  The determination of the Accountant with respect to any Disputed Item shall be completed within thirty (30) days of submission of such Disputed Item to the Accountant and shall be determined in accordance with this Agreement and be final and binding upon Seller and Purchaser.  The Accountant shall adopt a position within the range of positions submitted by Seller and Purchaser with respect to any Disputed Item.  The Accountant’s determination regarding any Disputed Item shall be based solely on whether Seller included such Disputed Item in or excluded such Disputed Item from the Closing Statement or calculated such Disputed Item, as the case may be, in a manner consistent with the policies and principles set forth on Exhibit A.  Closing Working Capital as finally determined in accordance herewith shall be referred to as the “Final Closing Working Capital.”  The Closing Cash as finally determined in accordance herewith shall be referred to as the “Closing Cash Amount.”  The fees, costs, and expenses of the Accountant shall be shared as follows:

(i) if the Accountant resolves all of the Disputed Items in favor of Purchaser’s position (the Final Closing Working Capital and/or the Closing Cash Amount, as the case may be, so determined is referred to herein as the “Low Value”), then Seller shall be obligated to pay for all of the fees and expenses of the Accountant;

(ii) if the Accountant resolves all of the Disputed Items in favor of Seller’s position (the Final Closing Working Capital and/or the Closing Cash Amount, as the case may be, so determined is referred to herein as the “High Value”), then Purchaser shall be obligated to pay for all of the fees and expenses of the Accountant; and

(iii) if the Accountant neither resolves all of the Disputed Items in favor of Purchaser’s position nor resolves all of the Disputed Items in favor of Seller’s position (the Final Closing Working Capital and/or the Closing Cash Amount, as the case may be, so determined is referred to herein as the “Actual Value”), Seller shall be responsible for such fraction of the fees and expenses of the Accountant for the Final Closing Working Capital and/or the Closing Cash Amount, as the case may be, equal to (x) the difference between the High Value and the Actual Value over (y) the difference between the High Value and the Low Value, for the Final Closing Working Capital and/or the Closing Cash Amount, as the case may be, and Purchaser shall be responsible for the remainder of the fees and expenses of the Accountant.

(c) If the Final Closing Working Capital:

(i) is between $6,745,000 (the “Lower Working Capital Limit”) and $7,455,000 (the “Upper Working Capital Limit”), or equal to either the Lower Working Capital Limit or the Upper Working Capital Limit, then no adjustments shall be made to the Purchase Price in respect of the Final Closing Working Capital;

(ii) exceeds the Upper Working Capital Limit, then Purchaser shall be obligated to pay to Seller the amount by which the Final Closing Working Capital exceeds the Upper Working Capital Limit; or

(iii) is less than the Lower Working Capital Limit, then Seller shall be obligated to repay to Purchaser the amount by which the Lower Working Capital Limit exceeds the Final Closing Working Capital.

(d) Purchaser shall be obligated to pay to Seller the Closing Cash Amount, if any.

(e) Any payments to be made pursuant to Sections 2.8(c) and (d) shall be made by wire transfer of immediately available funds to the account designated in writing by Purchaser or Seller, as the case may be, within five (5) Business Days after the determination of the Final Closing Working Capital and the Closing Cash Amount, as the case may be.  For the avoidance of doubt, if either the Final Closing Working Capital or the Closing Cash Amount, as the case may be, is determined before the other, Purchaser or Seller, as the case may be, shall pay the other party any amount owed pursuant to Section 2.8(c) or (d) in respect of such determination within five (5) Business Days after such determination (notwithstanding that the other has not yet been determined).  Any payment made pursuant to Section 2.8(c) or (d) shall be made with interest (such interest to be calculated on the basis of a year of three-hundred sixty-five (365) days and the actual number of days elapsed) on such amount from (i) the date of the delivery of a letter of disagreement, if there is a disagreement or (ii) 35 days from the Closing if there is no such letter of disagreement, to the date of such payment at a rate equal to eight percent (8%) per annum.

Section 2.9 Purchase Price Allocation.

(a) Within twenty (20) Business Days after the Closing Statement becomes final pursuant to Section 2.8(b), Seller shall deliver to Purchaser a proposed form of statement (the “Allocation”), allocating (i) the Gross Equity Purchase Price (as adjusted pursuant to Section 2.8) to the Equity Interests, and (ii) the sum of (A) the Gross Asset Purchase Price (as adjusted pursuant to Section 2.8), (B) the Assumed Liabilities, and (C) any other Liabilities properly taken into account pursuant to Section 1060 of the Code, among the Purchased Assets, in each case in accordance with the methodology set forth in Schedule 2.9(a) of the Seller Disclosure Letter and the requirements of Section 1060 of the Code.  Each of the Seller Entities on the one hand and Purchaser and the Conveyed Companies on the other shall (x) be bound by the Allocation for purposes of determining any Taxes; (y) prepare and file, and cause its Affiliates to prepare and file, its Tax Returns on a basis consistent with the Allocation and (z) take no position, and cause its Affiliates to take no position, inconsistent with the Allocation on any applicable Tax Return or in any proceeding before any Taxing Authority or otherwise.  In the event that the Allocation is disputed by any Taxing Authority, the Party receiving notice of the dispute shall promptly notify the other Party hereto, and Seller and Purchaser agree to use their commercially reasonable efforts to defend such Allocation in any Contest.

(b) Purchaser shall notify Seller of any disagreement with the proposed Allocation within five (5) Business Days of Purchaser’s receipt of the proposed Allocation.  If Seller and Purchaser fail to agree on the Allocation within thirty (30) days of Seller’s receipt of Purchaser’s notice of disagreement, such matter shall be referred to an accounting firm (the “Arbiter”) for binding arbitration.  Seller and Purchaser shall mutually agree on an Arbiter that is independent of both Seller and Purchaser.  In the event that Seller and Purchaser cannot agree on an Arbiter within twenty (20) days, Seller and Purchaser each shall select an accounting firm, and the two (2) firms selected shall mutually select a third accounting firm, independent of both Seller and Purchaser, to act as the Arbiter.  The choice of an Arbiter by the two (2) firms pursuant to the preceding sentence shall be binding on the Parties.  Within thirty (30) days of the selection of the Arbiter, Seller and Purchaser shall deliver to the Arbiter copies of any schedules or documentation which may reasonably be required by the Arbiter to make its determination.  Each of Purchaser and Seller shall be entitled to submit to the Arbiter a memorandum setting forth its position with respect to such arbitration.  The Arbiter shall render a determination within sixty (60) days of its selection.  Notwithstanding any provision of this Section 2.9(b), the Arbiter may, at its sole discretion, amend the procedures contained herein.  The determination of the Arbiter shall be final and binding on all Parties and shall be the conclusive “Allocation” for purposes of this Agreement.  The costs incurred in retaining the Arbiter shall be shared equally, fifty percent (50%) by Seller and fifty percent (50%) by Purchaser.

Section 2.10 Closing.

(a) The Closing shall take place at the offices of Seller, located at 1050 Westlakes Drive, Berwyn, Pennsylvania, at 10:00 A.M., Eastern Time on the first fiscal month end of Seller following the sixtieth day after the date of this Agreement (the “Month End Date”), unless the Parties mutually agree to an earlier date.  No later than 10 days prior to the Month End Date, Purchaser shall notify Seller (the “Closing Notice”) whether it has established the required front end systems to operate the Business on and from Closing, or whether it will require Seller to provide the additional services set forth in the Commissionaire Agreement attached as Exhibit A to the Transition Services Agreement (“Alternative B”, and such agreement, the “Commissionaire Agreement”).  If the Closing Notice indicates that Alternative B is required, Seller shall have the right to (i) notify Purchaser that it is extending the date for Closing to Seller’s next fiscal month end (the “Extended Date”), in which case the Parties shall proceed with Closing on the Extended Date and, if Purchaser notifies Seller no later than 10 days prior to the Extended Date that the Alternative B services shall be required on and from the Extended Date, the Parties shall enter into the Commissionaire Agreement effective as of the Extended Date, or (ii) proceed with Closing on the Month End Date, and the Parties shall enter into the Commissionaire Agreement effective as of the Month End Date.  The date on which the Closing occurs is called the “Closing Date.”  The Closing shall be deemed to occur and be effective as of 11:59 P.M., Eastern Time on the Closing Date (the “Effective Time”).

(b) At the Closing, Purchaser shall deliver or cause to be delivered to Seller (i) the Closing Payment by wire transfer of immediately available funds to an account or accounts specified by Seller, (ii) the officer’s certificate referenced in Section 6.3(c), (iii) a counterpart of each Ancillary Agreement executed by Purchaser,  (iv) a counterpart of each Local Transfer Document to which Purchaser or one of its Affiliates is a party, executed by such party, (v) a counterpart of the Purchaser License Agreement, and (vi) if applicable pursuant to Section 2.10(a), a counterpart of the Commissionaire Agreement.

(c) At the Closing, Seller shall deliver or cause to be delivered to Purchaser (i) all certificates (if any) representing the Equity Interests, (ii) the officer’s certificate referenced in Section 6.2(c), (iii) a counterpart of each Ancillary Agreement executed by Seller,  (iv) a counterpart of each Local Transfer Document to which Seller, the Equity Selling Entity or an Asset Selling Entity is a party, executed by such party, (v) a counterpart of the Purchaser License Agreement, and (vi) if applicable pursuant to Section 2.10(a), a counterpart of the Commissionaire Agreement.

Section 2.11 Certain Transfers.  The Equity Interests and the Purchased Assets shall be sold, conveyed, transferred, assigned and delivered, and the Assumed Liabilities shall be assumed, pursuant to transfer and assumption agreements and such other instruments (“Local Transfer Documents”), all in such form and substance as may be reasonably acceptable to the Parties and necessary or appropriate to effect a conveyance of the Equity Interests and the Purchased Assets free and clear of all Liens, and an assumption of the Assumed Liabilities, in each case where the Asset Selling Entity is transferring assets with an aggregate value in excess of $5,000; provided, however, that any patents and trademarks included in the Purchased Assets will be transferred by way of a written instrument.  Such Local Transfer Documents shall be executed no later than at or as of the Closing by the Seller and/or Seller Entity, as appropriate, and Purchaser or one of its Affiliates, as appropriate.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the letter (the “Seller Disclosure Letter”) delivered by Seller to Purchaser concurrently with the execution of this Agreement (it being understood that any matter disclosed on any Schedule of the Seller Disclosure Letter shall be deemed to be disclosed on any other Schedule of the Seller Disclosure Letter), Seller hereby represents and warrants to Purchaser as follows:

Section 3.1 Organization and Qualification.  Seller is a corporation duly organized and validly existing under the Laws of Pennsylvania and has all requisite corporate power and authority to own or lease and operate its properties and to carry on its business as presently conducted.  The Equity Selling Entity and each Asset Selling Entity is a corporation or a limited liability company duly organized, validly existing and, where applicable, in good standing under the Laws of the jurisdiction of its organization and each such entity has all requisite corporate power and authority to own or lease and operate its properties and to carry on its business as presently conducted.

Section 3.2 Corporate Authority; Binding Effect.

(a) Seller has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Agreement and to perform its obligations hereunder and thereunder.  The execution and delivery by Seller of this Agreement, each Ancillary Agreement and each other document, agreement or instrument to be executed and delivered by Seller pursuant to this Agreement, and the performance by Seller of its obligations hereunder and thereunder, have been, or shall have been at the Closing, duly authorized by all requisite corporate action on the part of Seller.

(b) This Agreement and each Ancillary Agreement, when executed and delivered by Seller, assuming due execution and delivery hereof by Purchaser, constitutes the valid and binding obligations of Seller, enforceable against Seller in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar Laws affecting creditors’ rights generally or by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

Section 3.3 Conveyed Companies; Capital Structure.

(a) Each of the Conveyed Companies is duly organized, validly existing and, where applicable, in good standing under the Laws of its jurisdiction of organization, except in jurisdictions where these is no concept of good standing, or where the failure to be in good standing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, with the corporate power and authority to own and operate its properties and assets and to carry on its business as currently conducted.  Each of the Conveyed Companies is duly qualified to do business in each jurisdiction where the nature of its business or properties makes such qualification necessary, except in jurisdictions where the failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) Schedule 3.3(b) of the Seller Disclosure Letter sets forth the authorized capitalization of the Conveyed Companies and the number of shares of each class of capital stock or other equity interests in each such Conveyed Company, which are (to the extent applicable) validly issued and outstanding, fully paid and non-assessable.  There are no outstanding warrants, options, agreements, subscriptions, convertible or exchangeable securities or other Contracts pursuant to which any of the Conveyed Companies is or may become obligated to issue, sell, purchase, return or redeem any shares of capital stock or other securities or other equity interests of the Conveyed Companies, and no equity securities or other equity interests of any of the Conveyed Companies are reserved for issuance for any purpose.  The Equity Selling Entity owns of record and beneficially all of the outstanding Equity Interests of the Conveyed Company listed on Schedule 3.3(b)(i) of the Seller Disclosure Letter, free and clear of all Liens.  The Conveyed Company listed on Schedule 3.3(b)(i) of the Seller Disclosure Letter owns of record and beneficially all of the outstanding Equity Interests of the Conveyed Company listed on Schedule 3.3(b)(ii) of the Seller Disclosure Letter, free and clear of all Liens.

Section 3.4 Non-Contravention.  The execution, delivery and performance of this Agreement and each Ancillary Agreement by Seller, and the consummation of the transactions contemplated hereby and thereby, do not and shall not (i) violate any provision of the certificate of incorporation, bylaws or comparable organizational document of Seller, the Equity Selling Entity, the Asset Selling Entities or the Conveyed Companies, as applicable; (ii) subject to obtaining the consents referred to in Schedule 3.4 of the Seller Disclosure Letter, conflict with, result in a breach of, constitute a default under, or result in the termination, cancellation or acceleration (whether after the giving of notice or the lapse of time or both) of any right or obligation of the Seller Entities or the Conveyed Companies under, or to a loss of any benefit of the Business to which the Seller Entities or the Conveyed Companies are entitled under, any Material Contract, Real Property Lease or material license of Transferred Intellectual Property or (iii) assuming the accuracy of Section 4.3, violate or result in a breach of or constitute a default under any Law or other restriction of any Governmental Authority to which any Seller Entity or Conveyed Company is subject; except, with respect to clauses (ii) and (iii), for any violations, breaches, conflicts, defaults, terminations, cancellations or accelerations as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.5 Permits.  The execution and delivery by Seller of this Agreement, each Ancillary Agreement and each other document, agreement or instrument to be executed and delivered by Seller pursuant to this Agreement, and the consummation of the transactions contemplated hereby and thereby, whether by Seller or any Affiliate thereof, do not require any Permits, except where the failure to obtain such Permits would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.6 Absence of Certain Changes.  From the Reference Date to the date of this Agreement, there has not occurred any Material Adverse Effect.  From the Reference Date to the date of this Agreement, (i) each Conveyed Company and each Asset Selling Entity has conducted the Business in all material respects in the ordinary course, and (ii) none of Seller, the Equity Selling Entity, any Asset Selling Entity or any Conveyed Company has taken (or omitted to take) any action that would constitute a breach or require a waiver of Section 5.2 if taken (or omitted to be taken) after the date of this Agreement but before Closing.

Section 3.7 No Litigation.  There is no Action or Order pending or, to the Knowledge of Seller, threatened in writing, against the Equity Selling Entity, any Asset Selling Entity or a Conveyed Company by or before any Governmental Authority, arbitrator or other Person (i) that questions or challenges the validity of this Agreement or the ability of the Seller or any Affiliate thereof to consummate any of the transactions contemplated by this Agreement or any Ancillary Agreement, or (ii) which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.8 Compliance with Laws.  To the Knowledge of Seller:

(a) each Asset Selling Entity and each Conveyed Company is, and since October 1, 2009 has been, in compliance in all material respects with all Laws applicable to the ownership or operation of the Business, except to the extent that the failure to comply therewith would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; and

(b) each Asset Selling Entity and each Conveyed Company possesses and is in compliance with, and since October 1, 2009 has possessed and was in compliance with, all Permits necessary for the conduct of the Business as it is currently and has been conducted, except where the failure to possess any such Permit would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.9 Environmental Matters; Health and Safety Matters.

(a) Seller has made available to Purchaser complete and correct copies, either in paper or electronic form, of all material reports, data and other information in its possession and compiled since October 1, 2010 of environmental audits, assessments, investigations and studies, including but not limited to Phase I and Phase II environmental studies, with respect to any real property utilized in the Business (the “Environmental Assessments”).  Each of the Environmental Assessments is listed in Schedule 3.9 of the Seller Disclosure Letter.

(b) Except as set forth in the Environmental Assessments, and except as would not have a Material Adverse Effect:

(i) Since October 1, 2010, the Business is, and has been, in material compliance with all applicable Environmental Laws.

(ii) There is no Action relating to or arising under Environmental Laws that is pending or, to the Knowledge of Seller, has been threatened in writing against or is affecting the Business, or any real property utilized in the Business.

(iii) Since October 1, 2010, neither any Conveyed Company nor any Asset Selling Entity has received written notice from any Governmental Authority or any other Person of any actual or threatened Environmental Liabilities with respect to the Business or any real property utilized primarily in the Business, including third-party owned or operated real property at which Hazardous Materials from the Business have been or are alleged to have been taken.

(iv) Neither any Conveyed Company nor any Asset Selling Entity has assumed, by contract, or, to the Knowledge of Seller, by  operation of Law, any Environmental Liabilities of a third party.

(v) Each Conveyed Company and each Asset Selling Entity has obtained, and currently maintains, as applicable, all material Environmental Permits for its operation of the Business. Each Conveyed Company and each Asset Selling Entity has fulfilled and performed all material obligations under each of its Environmental Permits for its operation of the Business and, to the Knowledge of Seller, no event has occurred or condition or state of facts exists that constitutes a breach or default under any such Environmental Permits.  No Conveyed Company nor Asset Selling Entity has received written notice that there is lacking any material Environmental Permit for its operation of the Business.

(vi) To the Knowledge of Seller, no real property utilized in the Business contains any Hazardous Materials in, at, on, over, under, or emanating from such real property in concentrations which would violate any applicable Environmental Law or would be reasonably likely to result in the imposition of material Environmental Liability on any Conveyed Company or any Asset Selling Entity under any applicable Environmental Law, including any Environmental Liability for the assessment, investigation, corrective action, remediation, removal, monitoring or reporting on the presence of such Hazardous Materials in, at, on, over, under, or emanating from such real property.

(vii) To the Knowledge of Seller, no Conveyed Company or Asset Selling Entity has utilized in its operation of the Business: (A) any underground storage tanks, above-ground storage tanks, wastewater lagoons or waste impoundments, (B) any friable asbestos or asbestos-containing materials, (C) any polychlorinated biphenyls or (D) any radioactive substances.

(c) Schedule 3.9(c) of the Seller Disclosure Letter provides a complete list of all current, and applications for pending, material Environmental Permits used in the conduct of the Business.

Section 3.10 Material Contracts.

(a) Schedule 3.10 of the Seller Disclosure Letter sets forth as of the date hereof a list of the following Contracts that relate primarily to the Business to which an Asset Selling Entity or a Conveyed Company is a party (collectively, the “Material Contracts”), copies of which Seller has made available to Purchaser prior to the Closing:

(i) each Real Property Lease or Equipment Lease which entails payments in excess of $50,000 per annum or $250,000 in the aggregate;

(ii) each Contract for goods and/or services between Seller and/or any of its Affiliates (other than the Conveyed Companies) or any of the officers or directors of Seller and/or any of its Affiliates (other than the Conveyed Companies), on the one hand, and any Asset Selling Entity and/or a Conveyed Company, on the other hand, other than the agreements terminated in accordance with Section 5.18;

(iii) each mortgage, indenture, security agreement, pledge, note, loan agreement or guarantee or other agreement relating to the borrowing of money (excluding items set forth in Schedule 3.13(a) of the Seller Disclosure Letter) in respect of Indebtedness in excess of $250,000;

(iv) each outstanding Contract with customers of the Business that resulted in payment to the applicable Asset Selling Entity or Conveyed Company, respectively, in excess of $250,000 in the Seller’s fiscal year ending on September 28, 2012;

(v) each Contract with vendors of the Business that resulted in payment by the applicable Asset Selling Entity or Conveyed Company, respectively, in excess of $250,000 in the Seller’s fiscal year ending on September 28, 2012;

(vi) each Contract limiting the freedom of (A) any Asset Selling Entity to compete with any Person in connection with such entity’s conduct of any material aspect of the Business or (B) a Conveyed Company to compete with any Person in connection with such entity’s conduct of any material aspect of the Business, excluding confidentiality agreements entered into in the ordinary course of business;

(vii) each Intellectual Property License pursuant to which a Conveyed Company or Asset Selling Entity uses Intellectual Property owned by a third party or which the Conveyed Company or Asset Selling Entity grants a right to use Intellectual Property owned by such entity, except for any non-exclusive license entered into in the ordinary course of business and commercially available off-the-shelf computer software licensed pursuant to shrink-wrap or click-wrap licenses that is not material to the Business under which a Conveyed Company or an Asset Selling Entity is the licensee;

(viii) other than as set forth in clause (ix), any Contract that involves the grant to any Person of any preferential rights to purchase any Purchased Asset, any equity or other interest in a Conveyed Company, or any asset of a Conveyed Company; and

(ix) each material Contract regarding the formation or participation in a partnership, limited liability company or joint venture with any other Person.

(b) Each Contract set forth on Schedule 3.10 of the Seller Disclosure Letter is in full force and effect and there exists no breach, default or event of default by the applicable Asset Selling Entity or the Conveyed Company or, to the Knowledge of Seller, any other party to any such Contract, with respect to any material term or provision of any such Contract, in each case which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  To the Knowledge of Seller, each Material Contract is enforceable as to the Conveyed Company or applicable Asset Selling Entity party thereto in accordance with its terms subject to (i) Laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of Law governing specific performance, injunctive relief and other equitable remedies.  From October 1, 2011 to the date hereof, (i) no party to any of the Material Contracts has exercised any termination rights with respect thereto, (ii) no party has given written notice of any significant dispute with respect to any Material Contract, and (iii) no party has provided written notification to the Seller, the Conveyed Company or any Asset Selling Entity that it shall stop or, other than generally applicable price increases, materially alter the pricing or terms of any Material Contract.

Section 3.11 Intellectual Property.

(a) Schedule 3.11(a) of the Seller Disclosure Letter sets forth an accurate and complete list of all registered Intellectual Property of the Conveyed Companies that is material to the Business and all registered Transferred Intellectual Property, in each case as of the date hereof.  Schedule 3.11(a) of the Seller Disclosure Letter lists the record owner and jurisdictions in which each such item of Intellectual Property or Transferred Intellectual Property has been issued or registered or in which any such application for such issuance and registration has been filed. To the Knowledge of Seller, all material registration, maintenance and renewal fees currently due in the ordinary course of business in connection with the Intellectual Property and Transferred Intellectual Property listed on Schedule 3.11(a) of the Seller Disclosure Letter have been paid and all necessary documents and certificates required in the ordinary course of business in connection with such Intellectual Property and Transferred Intellectual Property (other than items of Intellectual Property or Transferred Intellectual Property that have been abandoned in the ordinary course of business) have been filed with the relevant patent, copyright, trademark or other authorities in the U.S. or foreign jurisdictions, as the case may be, for the purposes of maintaining such Intellectual Property or Transferred Intellectual Property, except where failure to do so would not have a Material Adverse Effect.

(b)  Except as disclosed in Schedule 3.11(a) of the Seller Disclosure Letter and except as would not reasonably be expected to have a Material Adverse Effect, each Conveyed Company and each Asset Selling Entity, as the case may be,  (i) is the sole and exclusive owner of all right, title and interest in and to all Intellectual Property of such Conveyed Company or Transferred Intellectual Property, as appropriate, free and clear of all Liens, or (ii) has valid and continuing rights to use, sell and license, as the case may be, all Intellectual Property of such Conveyed Company or Transferred Intellectual Property, as appropriate, which Intellectual Property or Transferred Intellectual Property is, to the Knowledge of Seller, free and clear of all Liens.

(c) To the Knowledge of Seller, the conduct of the Business does not infringe, violate or constitute an unauthorized use or misappropriation of any Intellectual Property right of any Person (including pursuant to any non-disclosure agreements or obligations to which the Conveyed Company or any of its employees is a party), except as would not have a Material Adverse Effect.

(d) As of the date hereof, except as set forth in Schedule 3.11(d) of the Seller Disclosure Letter, neither the Conveyed Company nor any Asset Selling Entity is the subject of any pending proceedings nor, to the Knowledge of Seller, have any  proceedings been threatened in writing, alleging (i) that the registered Intellectual Property of a Conveyed Company is invalid or unenforceable or challenging the exclusive ownership of the Intellectual Property of such Conveyed Company, or (ii) that the registered Transferred Intellectual Property is invalid or unenforceable or challenging the exclusive ownership of such Transferred Intellectual Property.  As of the date of this Agreement, except as set forth in Schedule 3.11(d) of the Seller Disclosure Letter, none of Seller, the Conveyed Company or any Asset Selling Entity has received notice of any such threatened claim.  To the Knowledge of the Seller, except as would not have a Material Adverse Effect, all of the Conveyed Companies’ rights in and to the Intellectual Property of the Conveyed Companies, and all of the Asset Selling Entities’ rights in and to Transferred Intellectual Property, are valid and enforceable.

(e) To the Knowledge of Seller, as of the date of this Agreement, no Person is infringing, violating, misusing or misappropriating any material Intellectual Property of the Conveyed Company or any Transferred Intellectual Property, and no such claims have been made against any Person by any Conveyed Company or Asset Selling Entity.

(f) To the Knowledge of Seller, there are no Orders to which the Intellectual Property of a Conveyed Company or Transferred Intellectual Property is subject which restrict, in any material respect, the right to use any of the Intellectual Property of a Conveyed Company or Transferred Intellectual Property.

(g) To the Knowledge of Seller, as of immediately following the Closing, no employee of Seller or employee of any Affiliate of Seller shall own any Intellectual Property necessary to conduct the Business.

(h) Seller and its Affiliates have the full right and power to grant the licenses to the PlanarMag Patents as set forth in the License Agreement.  There are no outstanding agreements, assignments, or encumbrances inconsistent with the provisions of the License Agreement.  As of the date hereof, Seller and its Affiliates are not the subject of any pending proceedings nor, to the Knowledge of Seller, have any proceedings been threatened in writing, alleging that any of the PlanarMag Patents are invalid or unenforceable.

Section 3.12 Properties and Assets.

(a) The Asset Selling Entities do not own any real property that is used primarily in the Business.  The Conveyed Companies do not own any real property.

(b) The Asset Selling Entities do not have any leasehold interests in real property that is used primarily in the Business.  Schedule 3.12(b) of the Seller Disclosure Letter sets forth a list as of the date hereof of each Real Property Lease, and all leasehold interests (including any prepaid rent, security deposits or options to renew or purchase in connection therewith) in real property of the Conveyed Companies used primarily in the Business.  True and complete copies of all leases (together with all amendments, modifications or supplements thereto) set forth on Schedule 3.12(b) of the Seller Disclosure Letter have been made available to Purchaser.  Each lease set forth on Schedule 3.12(b) of the Seller Disclosure Letter is in full force and effect and there exists no breach, default or event of default by the applicable Conveyed Company or, to the Knowledge of Seller, any other party to any such lease, with respect to any material term or provision of any such lease, in each case which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  To the Knowledge of Seller, there does not exist any actual condemnation or eminent domain proceedings that affect any Leased Real Property or any part thereof, and none of the Conveyed Companies or Seller has received any written notice of the intention of any Governmental Authority or other Person to take or use all or any part thereof.

(c) Except as set forth in Schedule 2.2(a) or Schedule 3.12(c) of the Seller Disclosure Letter, each Asset Selling Entity and Conveyed Company has good and marketable title to, or a valid leasehold interest in, all of the items of material tangible personal property used in the Business (except as sold or disposed of subsequent to the date thereof in the ordinary course of business and not in violation of this Agreement), free and clear of any and all Liens.  All such items of tangible personal property which, individually or in the aggregate, are material to the operation of the business of the Conveyed Company are in good operating condition and in a state of good maintenance and repair (ordinary wear and tear excepted).  Schedule 2.2(a) and Schedule 3.12(c) of the Seller Disclosure Letter set forth a list of leases of personal property held by each Asset Selling Entity and Conveyed Company, respectively, as of the date of this Agreement that are material to the operation of the Business.

(d) The aggregate book value of the fixed assets of the Asset Selling Entities relating primarily to the Business and the fixed assets of the Conveyed Companies, excluding the Excluded Assets, as of September 28, 2012 is $5,537,040, as determined in accordance with Seller’s accounting policies, principles, practices and methodologies.

Section 3.13 Employee Benefit Plans.

(a) Each written material Business Benefit Plan is listed on Schedule 3.13(a) of the Seller Disclosure Letter.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and whenever applicable according to the Laws and regulations of the respective country:  (i) each Assumed Plan or Conveyed Company Benefit Plan which is intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS (or has submitted, or is within the remedial amendment period for submitting, an application for a determination or opinion letter with the IRS and is awaiting receipt of a response) and, to the Knowledge of Seller, no event has occurred and no condition exists as of the date hereof which would reasonably be expected to result in the revocation of any such determination; and (ii) to the Knowledge of Seller, no claim, action or litigation has been made or commenced with respect to any Assumed Plan or Conveyed Company Benefit Plan (other than routine claims for benefits payable in the ordinary course, and appeals of such denied claims).  Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each Assumed Plan and Conveyed Company Benefit Plan has been administered in accordance with its terms and ERISA, the Code and other applicable Law.

(c) Whenever applicable according to the Laws and regulations of the respective country, each Asset Selling Entity and Conveyed Company has paid and discharged all of its Liabilities arising under ERISA, the Code or other applicable Law of a character which, if unpaid or unperformed, would result in the imposition of a Lien against the properties or assets of the Business.

(d) Other than as set forth in this Section 3.13, Seller does not make any representation or warranty with respect to employee benefits plan matters.

Section 3.14 Labor and Employment Matters.

(a) Each Asset Selling Entity and the Conveyed Company is in compliance with all Laws applicable to the ownership and operation of the Business respecting employment and employment practices, including without limitation terms and conditions of employment, wages and hours, forced or involuntary employment, child labor, health and the safety in the work place, employment discrimination, workers’ compensation, family and medical leave, immigration, wrongful discharge, employee harassment, and occupational safety and health requirements, and is not engaged in any unfair labor practice, other than any such non-compliance or unfair labor practice that would not reasonably be expected to result in material Liability to, or otherwise materially and adversely impact, the Business.

(b) No unfair labor practice complaint against any Asset Selling Entity or the Conveyed Company in connection with the ownership and operation of the Business is pending, or to the Knowledge of Seller, has been threatened in writing, before the National Labor Relations Board or any respective labor authority, other than any such complaint that would not reasonably be expected to result in material Liability to, or otherwise materially and adversely impact, the Business.

(c) There is no labor strike, dispute, slowdown or stoppage actually pending, or to the Knowledge of Seller, threatened in writing, against or involving the Business, other than any such labor strike, dispute, slowdown or stoppage that would not reasonably be expected to result in material Liability to, or otherwise materially and adversely impact, the Business.

(d) Schedule 3.14(d) of the Seller Disclosure Letter sets forth, as of the date hereof, a list of all collective bargaining and labor union agreements applicable to any Business Employee or Conveyed Company Business Employee.  No union is currently certified, and there is no union representation question and no union or other organizational activity that would be subject to the National Labor Relations Act (20 U.S.C. §151 et. seq.) existing or, to the Knowledge of Seller, threatened, with respect to the operations of the Business.

(e) No official grievance is pending and no arbitration proceeding arising out of or under any collective bargaining agreement of the Business is pending, other than any such grievance or arbitration proceeding that would not reasonably be expected to result in material Liability to, or otherwise materially and adversely impact, the Business.

(f) No “mass layoff,” “plant closing” or similar event as defined by the Worker Adjustment and Retraining Notification Act (29 U.S.C. §§ 2101 to 2109), or similar provision of any foreign law, with respect to the Conveyed Company or any Asset Selling Entity has occurred.

Section 3.15 Taxes.

(a) Each Asset Selling Entity has timely filed or has caused to be timely filed all material Tax Returns (taking into account all applicable extensions) required to be filed with respect to the Asset Selling Entities, and all Taxes reflected on such Tax Returns have been paid except for (i) Taxes not then due and payable, and (ii) Taxes otherwise being contested in good faith.  There are not now, nor will the transactions contemplated hereby give rise to, Liens for unpaid Taxes upon any of the Purchased Assets.

(b) All material Tax Returns required to be filed by or on behalf of each of the Conveyed Companies and any affiliated group of which a Conveyed Company is or was a member have been duly and timely filed with the appropriate Taxing Authority in all jurisdictions in which such Tax Returns are required to be filed (after giving effect to any valid extensions of time in which to make such filings), and all such Tax Returns have at all times been and remain true, complete and correct in all material respects and were prepared in substantial compliance with all applicable laws and regulations.  All Taxes payable by or on behalf of each of the Conveyed Companies and any Tax affiliated group of which a Conveyed Company is or was a member have been fully and timely paid.  With respect to any period for which Tax Returns have not yet been filed or for which Taxes are not yet due or owing, the Conveyed Companies have made due and sufficient accruals for such Taxes in the Financial Disclosures and its books and records in accordance with GAAP.  All required estimated Tax payments sufficient to avoid any underpayment penalties or interest have been made by or on behalf of the Conveyed Companies. There are no Liens for unpaid Taxes upon any of the assets of any Conveyed Company.

(c) Each of the Conveyed Companies has withheld and paid all Taxes required to have been withheld and paid to any Taxing Authority in connection with any amounts paid or owing to any Person, including any employee, independent contractor, creditor, stockholder, or other third party.

(d) Schedule 3.15(d) of the Seller Disclosure Letter contains a complete list of all material Tax Returns of each Conveyed Company relating to taxable periods beginning on or after October 1, 2008, true and correct copies of which are contained in the Data Room.  No Conveyed Company has filed any Tax Returns in the United States.

(e) There have been no audits by any Taxing Authority since October 1, 2008 relating to any Taxes due from or with respect to a Conveyed Company.  Since October 1, 2008, none of the Conveyed Companies has received from any Taxing Authority (including jurisdictions where no Conveyed Company has filed a Tax Return) any written (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any Taxing Authority against any Conveyed Company.

(f) Except as set forth on Schedule 3.15(f) of the Seller Disclosure Letter, (i) no Conveyed Company is a party to any contract, agreement, plan or arrangement that has resulted or could result, separately or in the aggregate, in the payment of (A) any “excess parachute payment” within the meaning of Code Section 280G (or any similar provision of foreign Law) and (B) any amount that will not be fully deductible as a result of Code Section 162(m) (or any similar provision of foreign Law); (ii) no Conveyed Company has been a U.S. real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii); (iii) each of the Conveyed Companies has disclosed on its Income Tax Returns all positions taken therein that could give rise to a substantial understatement of Income Tax within the meaning of Code Section 6662 (or comparable provision of foreign Law); (iv) no Conveyed Company is a party to or bound by any tax sharing, allocation, indemnity or similar agreement or arrangement (whether or not written); and (v) no Conveyed Company (A) has ever been a member of any consolidated, combined, affiliated or unitary group of corporations filing a consolidated return for any Tax purposes, or (B) has any liability for the Taxes of any Person (other than itself) under Treasury Regulations Section 1.1502-6 (or any similar provision of foreign Law), as a transferee or successor, by contract, or otherwise.

(g) Since October 1, 2008, no claim has been made in writing by a Taxing Authority in a jurisdiction where a Conveyed Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction or is otherwise required to file Tax Returns in such jurisdiction.

(h) No Conveyed Company has (i) agreed to or is required to make any adjustments pursuant to Code Section 481(a) or any similar provision of foreign Law and no such adjustment has been proposed by any Taxing Authority, and there is no application pending with any Taxing Authority requesting permission for any changes in accounting methods that relate to any Conveyed Company, (ii) executed or entered into a closing agreement pursuant to Code Section 7121 or any similar provision of foreign Law with respect to any Conveyed Company, (iii) requested any extension of time within which to file any Tax Return, which Tax Return has since not been filed, (iv) waived any statute of limitations in respect of Taxes or granted any extension for the assessment or collection of Taxes, or (v) granted to any Person any power of attorney that is currently in force with respect to any Tax matter.

(i) No Conveyed Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) intercompany transaction or excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of foreign Law), (ii) installment sale or open transaction disposition made on or prior to the Closing Date, or (iii) prepaid amount received on or prior to the Closing Date.  Except as set forth on the Financial Disclosures, there is no material amount of taxable income of any Conveyed Company that will be required under applicable Tax Law to be reported by Purchaser or any of its Affiliates, including the Conveyed Companies, for a taxable period beginning after the Closing Date which taxable income was realized (and reflects economic income) on or prior to the Closing Date.

(j) Since October 1, 2008, no Conveyed Company has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code Section 355 or Code Section 361 or similar provision of foreign Law.

(k) No Conveyed Company, since October 1, 2008, is or has been a party to any “reportable transaction,” as defined in Code Section 6707A(c)(1) and Treasury Regulations Section 1.6011-4(b), or similar provision of foreign Law.

(l) None of the Conveyed Companies (i) is currently the subject of any agreement or ruling in respect of Taxes with any Taxing Authority, and no such agreement or ruling is pending, or (ii) is or has been entitled to any Tax holiday, Tax credit, or other similar Tax incentive or benefit from any jurisdiction (other than such benefits as are generally available to all Persons engaged in business and subject to tax as a resident in such jurisdiction), which would be subject to forfeiture, recapture, or other recovery by the Taxing Authority granting such benefit in connection with the transactions contemplated hereby or in connection with any dissolution, or cessation of business in, or withdrawal of assets from or a reduction of the number of employees in, the relevant jurisdiction.

(m) Each of the Conveyed Companies is, and at all times since October 1, 2008 has been, classified as a corporation for U.S. federal Income Tax purposes.

(n) Since October 1, 2008, each of the Conveyed Companies has, within applicable time limits, preserved all material records required by law to be preserved and all other material records required for the delivery of correct and complete Tax Returns or the computation of any Tax.

(o) No Conveyed Company is a “passive foreign investment company” as defined in Code Section 1297.

Section 3.16 Financial Disclosures;  No Undisclosed Liabilities.

(a) The unaudited statements of operations of the Business for the fiscal year ended on the Reference Date, copies of which are set forth on Schedule 3.16(a)(i) of the Seller Disclosure Letter (the “Financial Disclosures”), fairly present, in all material respects, in conformity with Seller’s accounting policies applied on a consistent basis, the results of operations of the Business for the period then ended.  For purposes of this Agreement, the Financial Disclosures are in accordance with GAAP except for the principal items of difference set forth in Schedule 3.16(a)(ii).

(b) The Business does not have any obligations or Liabilities (whether accrued, absolute, contingent or otherwise) that are required to be set forth on a consolidated balance sheet prepared in accordance with GAAP, except (i) Liabilities, as of the Reference Date, as set forth in Exhibit A or incurred in the ordinary course of business since the Reference Date or that are included in Closing Working Capital, (ii) Liabilities which in the aggregate would not reasonably be expected to exceed $100,000, (iii) Liabilities incurred in connection with the transactions contemplated hereby, (iv) Retained Liabilities, (v) Liabilities arising from ordinary course of business performance obligations under any Contract, Real Property Lease or outstanding purchase order or (vi) Liabilities that may be required by GAAP to be disclosed in footnotes.

Section 3.17 Customers.

(a) Schedule 3.17 of the Seller Disclosure Letter sets forth a list of the ten (10) largest customers and the ten (10) largest suppliers of the Business, in each case determined on the basis of revenues from or payments to any such Person for the fiscal year ended on the Reference Date.

(b) From the Reference Date to the date hereof, to the Knowledge of Seller and except as would not have a Material Adverse Effect, (i) none of the customers set forth in Schedule 3.17 of the Seller Disclosure Letter has provided written notification to the Seller, a Conveyed Company or any Asset Selling Entity that it intends to cease or materially reduce its purchases of materials, products or services from such Person, and (ii) none of the suppliers set forth in Schedule 3.17 of the Seller Disclosure Letter has provided written notification to the Seller, a Conveyed Company or any Asset Selling Entity that it shall cease, materially reduce or, other than price increases in the ordinary course of business, materially increase the cost of, its supply of materials, products or services used by a Conveyed Company or any Asset Selling Entity with respect to the Business.

Section 3.18 Inventory.  With respect to the Inventory of the Business (including Purchased Assets and Inventory owned by the Conveyed Company): (i) such Inventory was acquired, manufactured, assembled or otherwise obtained in the ordinary course of business; (ii) such Inventory is not obsolete, defective or otherwise unmerchantable and is usable and of a quantity and quality that is saleable in the ordinary course of business, except for items for which reserves have been provided on the Financial Disclosures; (iii) since the Reference Date, there has been no material write-down of the value of inventory except as charged against reserves and reflected on Exhibit A; and (iv) the aggregate book value of the Inventory of the Asset Selling Entities used primarily in the Business and of the Conveyed Companies as of September 28, 2012 is $6,554,675, as determined in accordance with the policies, principles, practices and methodologies set forth on Exhibit A.

Section 3.19 Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller or any Seller Entity or Conveyed Company.

Section 3.20 Governmental Authorizations.  To the Knowledge of Seller, each Conveyed Company and Asset Selling Entity has all Permits that are necessary for it to conduct the Business in the manner in which it is presently conducted, other than those the failure of which to possess would not have a Material Adverse Effect.  Each Conveyed Company and Asset Selling Entity is in compliance with all Governmental Authorizations that are necessary for it to conduct the Business in the manner in which it is presently conducted, other than where failure to so comply would not have a Material Adverse Effect.

Section 3.21 Insurance.  Set forth in Schedule 3.21 of the Seller Disclosure Letter is a list of all property and casualty insurance policies and deductibles and self-insured retentions under the insurance programs of Seller or its Affiliates covering or relating primarily to the Business, the Purchased Assets, the Assumed Liabilities or the Conveyed Companies, each of which is in full force and effect.  As of the date hereof, no notice of cancellation or termination has been received with respect to any such insurance policy.  Also set forth in Schedule 3.21 of the Seller Disclosure Letter is a claims history from October 1, 2009 to the date of this Agreement evidencing (i) all claims of the Business greater than $350,000 which are currently pending or which have been made with an insurance carrier, and (ii) all losses of the Business incurred with respect to self-insured risks.

Section 3.22 Related Party Transactions.  As of the date hereof, other than, in the case of employees, officers and directors of the Conveyed Companies, salaries, benefits and other transactions pursuant to Company Benefit Plans, and other than ordinary course travel and entertainment expenses, no employee, officer or director of any Conveyed Company (“Related Persons”) owes any amount to any Conveyed Company nor does any Conveyed Company owe any amount to, or has any Conveyed Company committed to make any loan or extend or guarantee credit to or for the benefit of, any Related Person.

Section 3.23 Assumed Intercompany Receivables.  The aggregate book value of the Assumed Intercompany Receivables and the intercompany receivables of the Conveyed Companies as of September 28, 2012 is $12,059,086, as determined in accordance with the policies, principles, practices and methodologies set forth on Exhibit A.  The Assumed Intercompany Receivables and the intercompany receivables of the Conveyed Companies represent valid obligations of Seller and its Affiliates for goods and services provided in the ordinary course of the Business and after Closing will not be subject to or reduced by setoffs or counterclaims.

Section 3.24 Product Warranty; Product Liability.  For the fiscal year ended September 28, 2012, the history of product warranty claims for the Business did not require establishing a warranty accrual as determined in accordance with the policies, principles, practices and methodologies set forth on Exhibit A.

Section 3.25 Banks; Power of Attorney.  Schedule 3.25 of the Seller Disclosure Letter contains a complete and correct list of the names and locations of all banks in which the Conveyed Companies have accounts or safe deposit boxes and the names of all persons authorized to draw thereon or to have access thereto.  To the Knowledge of Seller, except as set forth on Schedule 3.25 of the Seller Disclosure Letter, no Person has any power, whether singly or jointly, to sign any checks on behalf of a Conveyed Company, to withdraw any money or other property from any bank, brokerage or other account of a Conveyed Company or to act under any power of attorney granted by a Conveyed Company at any time, for any purpose.  Schedule 3.25 of the Seller Disclosure Letter also sets forth the names of all Persons authorized to borrow money or sign notes on behalf of a Conveyed Company (the authority granted to any Person listed on Schedule 3.25 of the Seller Disclosure Letter, the “Authority Granted”).

Section 3.26 Certain Payments.  To the Knowledge of Seller, with respect to the Business, none of the Conveyed Companies or Asset Selling Entities, or any of their respective directors, officers, employees, agents or representatives, has directly or indirectly made any illegal political contribution, bribe, kickback, payment from corporate funds not recorded on the books and records of the Conveyed Companies or Asset Selling Entities, or payment from corporate funds of the Conveyed Companies or Asset Selling Entities to government officials in their individual capacities (i) to obtain favorable treatment in securing business for any Conveyed Company or Asset Selling Entity, (ii) to pay for favorable treatment for business secured by any Conveyed Company or Asset Selling Entity, or (iii) to obtain special concessions or for special concessions already obtained, for or in respect of any Conveyed Company or Asset Selling Entity, except in each case as would not be expected to be, individually or in the aggregate, material to the Business, or otherwise materially and adversely impact the Business.

Section 3.27 Sufficiency of the Assets.  Except as set forth on Schedule 3.27 of the Seller Disclosure Letter, or as would not reasonably be expected to be, individually or in the aggregate, material to the Business, the properties and assets of the Conveyed Companies and the Purchased Assets, together with the services to be provided under the Transition Services Agreement and the License Agreement, are sufficient for the conduct of the Business in substantially the same manner as it is conducted prior to the Closing, except for the conduct of the Business related to (i) the Excluded Assets, (ii) the Intellectual Property (Intellectual Property matters being addressed in Section 3.11) and (iii) shared services utilized both by the Business and other businesses of the Asset Selling Entities.  Nothing in this Section 3.27 shall be deemed to constitute a representation or warranty as to the adequacy of the amounts of working capital, including cash, of the Business as of the Closing or the availability of the same.

Section 3.28 Exclusivity of Representations.  The representations and warranties made by Seller in this Article III are the exclusive representations and warranties made by Seller with respect to the Conveyed Companies, the Asset Selling Entities, the Business, the Purchased Assets and the Assumed Liabilities.  Seller hereby disclaims any other express or implied representations or warranties with respect to the Conveyed Companies, the Asset Selling Entities, any of their respective Affiliates, the Business, the Purchased Assets and the Assumed Liabilities.  It is understood and agreed that any Due Diligence Materials made available to Purchaser or its Affiliates or their respective representatives, do not, directly or indirectly, and shall not be deemed to, directly or indirectly, contain representations or warranties of Seller or any of its Affiliates.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Seller as follows:

Section 4.1 Organization and Qualification.  Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of New Jersey.

Section 4.2 Corporate Authority.

(a) Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Agreement, and to perform its obligations hereunder and thereunder.  The execution and delivery by Purchaser of this Agreement, each Ancillary Agreement and each other document, agreement or instrument to be executed and delivered by Purchaser pursuant to this Agreement, and the performance by Purchaser of its obligations hereunder and thereunder, have been, or shall have been at the Closing, duly authorized by all requisite corporate action on the part of Purchaser.

(b) This Agreement and each Ancillary Agreement, when executed and delivered by Purchaser, assuming due execution and delivery hereof by Seller, constitutes the valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar Laws affecting creditors’ rights generally or by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

Section 4.3 Non-Contravention.  The execution, delivery and performance by Purchaser of this Agreement and each Ancillary Agreement, and the consummation of the transactions contemplated hereby and thereby, do not and shall not (i) violate any provision of the certificate of incorporation, bylaws or other comparable organizational document of Purchaser; (ii) conflict with, or result in a breach of, constitute a default under, result in the termination, cancellation or acceleration (whether after the giving of notice or the lapse of time or both) of any material right or obligation of Purchaser under, or to a loss of any material benefit of Purchaser to which Purchaser is entitled under, any Contract to which Purchaser is a party or by which any of its assets are bound, lease of real estate or license of Intellectual Property to which Purchaser and any of its Affiliates is a party or is subject and (iii) assuming the accuracy of Section 3.4, materially violate or result in a material breach of or constitute a default under any Law or other restriction of any Governmental Authority to which Purchaser is subject.

Section 4.4 Permits.  The execution and delivery by Purchaser of this Agreement, each Ancillary Agreement and each other document, agreement or instrument to be executed and delivered by Purchaser pursuant to this Agreement, and the consummation of the transactions contemplated hereby and thereby, do not require any material Permits.

Section 4.5 Third-Party Approvals.  The execution, delivery and performance by Purchaser of this Agreement, each Ancillary Agreement and each other document, agreement or instrument to be executed and delivered by Purchaser pursuant to this Agreement, and the transactions contemplated hereby and thereby, do not require any material consents, waivers, authorizations or approvals of, or filings with, any Persons which have not been obtained or effected by Purchaser.

Section 4.6 Financial Capability.  As of the date hereof and on the Closing Date, Purchaser has and shall have sufficient funds to pay the Aggregate Purchase Price and to perform and discharge all of its other obligations hereunder, on the terms and conditions provided in or contemplated by this Agreement.

Section 4.7 Securities Act.  Purchaser is acquiring the Equity Interests solely for the purpose of investment and not with a view to, or for sale in connection with, any distribution thereof.  Purchaser acknowledges that the Equity Interests are not registered under the Securities Act, any applicable state securities Laws or any applicable foreign securities Laws, and that such Equity Interests may not be transferred or sold except pursuant to the registration provisions of the Securities Act or applicable foreign securities Laws or pursuant to an applicable exemption therefrom and pursuant to applicable state securities Laws.  Purchaser (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Equity Interests and is capable of bearing the economic risks of such investment.

Section 4.8 Investigation by Purchaser; Seller’s Liability.  Purchaser has conducted its own independent investigation, verification, review and analysis of the operations, assets, liabilities, results of operations, financial condition, technology and the probable success or profitability of the ownership, use or operation of the Business, the Conveyed Companies and the Purchased Assets by Purchaser after the Closing, which investigation, review and analysis was conducted by Purchaser and, to the extent Purchaser deemed appropriate, by its Affiliates and the Purchaser Representatives.  Purchaser has selected and been represented by, and/or consulted with, such expert advisors as it has deemed appropriate in connection with the negotiation of this Agreement and its determination to enter into and consummate the transactions contemplated hereby.  Purchaser acknowledges that it, its Affiliates and the Purchaser Representatives have been provided adequate access to the personnel, properties, premises and records of the Business, the Conveyed Companies and the Purchased Assets for such purpose.  In entering into this Agreement, Purchaser acknowledges that it has relied solely upon the aforementioned investigation, review and analysis and not on any factual representations or opinions of Seller or the Asset Selling Entities and Conveyed Companies or any of Seller’s or its Affiliates’ Representatives or any Due Diligence Materials (except the specific representations and warranties of Seller set forth in this Agreement, subject to the Seller Disclosure Letter, or in the Ancillary Agreements or the other Exhibits to this Agreement).  Purchaser acknowledges and agrees that, except as set forth in this Agreement, subject to the Seller Disclosure Letter, or in the Ancillary Agreements or the other Exhibits to this Agreement:

(a) none of Seller, the Asset Selling Entities and Conveyed Companies or any of their respective Affiliates, or Representatives makes or has made any oral or written representation or warranty, either express or implied, as to the accuracy or completeness of any of the information set forth in management presentations relating to the Business made available to Purchaser, its Affiliates or the Purchaser Representatives, in materials made available in the Data Room, including any replacement cost estimates for services that are currently provided or made available by Seller or its Affiliates to the Business that shall cease to be provided effective as of the Closing Date, and any other cost estimates delivered or made available, financial projections or other projections, in presentations by the management of the Business, in “break-out” discussions, in responses to questions submitted by or on behalf of Purchaser, its Affiliates or the Purchaser Representatives, whether orally or in writing, in materials prepared by or on behalf of Seller, or in any other form (such information, collectively, “Due Diligence Materials”); and

(b) neither Seller, any Seller Entity nor any of their respective Affiliates or Representatives shall have any liability or responsibility whatsoever to Purchaser, its Affiliates, or the Purchaser Representatives on any basis (including in contract or tort, under federal or state securities Laws or otherwise) based upon any Due Diligence Materials delivered or made available to Purchaser, its Affiliates, or the Purchaser Representatives.

Section 4.9 No Litigation.  There is no material action, Order outstanding, suit, litigation, legal proceeding or arbitration pending or, to the Knowledge of Purchaser, threatened in writing, against Purchaser or any of its Affiliates by or before any Governmental Authority or arbitrator which could delay or prevent the consummation of the transactions contemplated by this Agreement.

Section 4.10 Seller’s Representations and Warranties.  To the Knowledge of Purchaser, there is no fact or circumstance that could constitute an inaccuracy or breach of any of the representations or warranties of Seller contained herein.

Section 4.11 Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee, commission or expenses in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Purchaser.

Section 4.12 Solvency.  Purchaser is not entering into the transactions contemplated hereby with actual intent to hinder, delay or defraud either present or future creditors.  Immediately after giving effect to the transactions contemplated hereby Purchaser and its Subsidiaries shall be Solvent and shall have adequate capital to carry on their respective businesses.

Section 4.13 Confidentiality Agreement.  Purchaser and its Affiliates that are subject to the terms of the Confidentiality Agreement and the Purchaser Representatives have complied in all material respects with the terms of the Confidentiality Agreement including the restrictions on contacting other potential acquirers of the Business and the restriction on limiting Purchaser’s financing sources from providing financing to, or arranging financing for, any other potential acquirer of the Business.

Section 4.14 Absence of Arrangements with Management.  As of the date hereof, there are no Contracts, undertakings, commitments, agreements or obligations or understandings between Purchaser or any of its Affiliates, on the one hand, and any member of the management of the Business, on the other hand, relating to the transactions contemplated by this Agreement or the operation of the Business after the Closing.

ARTICLE V

COVENANTS

Section 5.1 Information and Documents.

(a) From and after the date hereof and prior to the Closing, subject to applicable Law and any applicable Order, Purchaser and its Representatives shall be entitled, upon prior written consent from Seller not to be unreasonably withheld, to have supervised, reasonable access, during regular normal business hours, to the Business Employees, Conveyed Company Business Employees, to the properties and facilities of the Conveyed Companies and the Asset Selling Entities, and, without limitation (other than as to access as set forth in this Section 5.1(a)), to the customers, suppliers, assets, books and records of the Seller Entities and the Conveyed Company relating primarily to the Business (other than the Excluded Assets and the books and records related thereto), and shall make available to Purchaser, without limitation (other than as to access as set forth in this Section 5.1(a)), such financial and operating data and other available information with respect to the Business as Purchaser shall from time to time reasonably request; provided, however, that no such access shall unreasonably interfere with the operation of the businesses of Seller or any of its Affiliates, including the Business; and provided, further, that neither Seller nor its Affiliates shall be required to take any action which could constitute a waiver of attorney-client privilege.

(b) All information received by Purchaser and given by or on behalf of the Seller Entities and the Conveyed Companies in connection with this Agreement and the transactions contemplated hereby shall be held by Purchaser and its Affiliates and Representatives as “Evaluation Material”, as defined in, and pursuant to the terms of, the Confidentiality Agreement.

(c) If, at any time after the date hereof and prior to the Closing, any fact or circumstance relating to any Purchased Asset or the Conveyed Company that would make the representations and warranties of Seller contained in this Agreement untrue or misleading comes to the Knowledge of Purchaser, Purchaser agrees to promptly notify Seller of such fact or circumstance.

(d) It is expressly understood and agreed that, without the prior written consent of Seller, which consent may be granted or withheld in Seller’s sole and absolute discretion, nothing in this Agreement shall be construed to grant Purchaser the right to perform any Phase I, Phase II or other environmental testing on any of the properties of the Asset Selling Entities or the Conveyed Companies.

Section 5.2 Conduct of Business.

(a) From and after the date hereof to the earlier of (i) the termination of this Agreement and (ii) the Closing Date, except (A) as otherwise contemplated, permitted, required or not otherwise restricted by this Agreement, (B) as Purchaser shall otherwise consent in writing (for purposes of this Section 5.2(a), such consent may be given by e-mail and shall be effective upon receipt by Seller), which consent shall not be unreasonably withheld, delayed or conditioned or (C) as may be necessary or advisable, in the sole discretion of Seller, to remove any Excluded Assets from any Conveyed Company, Seller covenants and agrees that it shall cause each Asset Selling Entity and Conveyed Company, in each case with respect to the Business, to:

(i) conduct the Business in the ordinary course of business in all material respects;

(ii) to the extent it is consistent with good business practice to do so, use commercially reasonable efforts to (A) preserve the present business operations, organization (including officers and employees) and goodwill of the Business and (B) preserve the present relationships with Persons having business dealings with the Business (including customers and suppliers);

(iii) not sell, lease, license, abandon or otherwise dispose of any material assets used in the Business, except (A) in the ordinary course of the Business, (B) to another Conveyed Company or another Asset Selling Entity or (C) except as contemplated hereby;

(iv) not materially increase or materially enhance the compensation or benefits of the Business Employees other than in the ordinary course of the Business, as required by applicable Law or pursuant to the terms of any Contract or Business Benefit Plans in effect on the date hereof;

(v) not change, amend or restate the charter, certificate of formation or incorporation, operating agreement or bylaws (or other comparable organizational or governing documents) of any Conveyed Company;

(vi) not authorize for issuance, issue, sell or deliver or agree or commit to issue, sell or deliver (A) any capital stock of, or other equity or voting interest in, any Conveyed Company or (B) any securities convertible into, exchangeable for or evidencing the right to subscribe for or acquire either (1) any capital stock of, or other equity or voting interest in, any Conveyed Company or (2) any securities convertible into, exchangeable for or evidencing the right to subscribe for or acquire, any shares of the capital stock of, or other equity or voting interest in, any Conveyed Company;

(vii) not declare, set aside or pay any dividend or other distribution in respect of the capital stock of any Conveyed Company, other than dividends and other distributions payable solely in Cash;

(viii) not write-off as uncollectible any material notes or material Accounts Receivable of the Business, except write-offs in the ordinary course of the Business and any write-off of such notes and Accounts Receivable that are fully reserved for in a manner consistent with the policies and principles set forth on Exhibit A;

(ix) not split, combine, redeem or reclassify, or purchase or otherwise acquire, any shares of the capital stock or other securities of any Conveyed Company) or otherwise effect any recapitalization or like change in the capitalization of any Conveyed Company or amend the terms of any outstanding securities of any Conveyed Company;

(x) not (A) incur any Indebtedness, other than short-term Indebtedness or by borrowings under existing credit facilities in an amount not greater than $100,000, or (B) make any loans or advances to any other Person, other than routine advances to employees in the ordinary course of the Business in an amount not greater than $5,000;

(xi) other than in the ordinary course of business, not (A) make any material Tax election not required by Law that would have a continuing effect on any Conveyed Company following the Closing Date or (B) settle or compromise any material Tax liability for which Purchaser is responsible under Section 7.2;

(xii) except as is permissible in accordance with applicable Law or GAAP, not make any material change in the Business’ methods, principles and practices of accounting;

(xiii) not terminate, amend in any material respect, or waive any rights material to the Business under any (A) Material Contract or Real Property Lease, other than in the ordinary course of business (provided that expirations of such Material Contracts or Real Property Leases in accordance with their terms shall not be deemed to be a termination, and any automatic renewals in accordance with the terms of a Material Contract or Real Property Lease shall not be deemed to be an amendment) or (B) material Permit;

(xiv) not enter into any commitment for capital expenditures of the Conveyed Company other than (A) in the ordinary course of business, (B) reasonably necessary for the continued operation of the Business, (C) contemplated in the Business’s current capital budget, or (D) those not in excess of $100,000 for any individual commitment and $200,000 for all commitments in the aggregate;

(xv) not waive, compromise, cancel or release any debt, right or claim of a material value to any Conveyed Company other than (A) in the ordinary course of business, or (B) those not in excess of $100,000 for any individual instance and $200,000 for all instances in the aggregate;

(xvi) not enter into any Contract, understanding or commitment that restrains, restricts, limits or impedes in any material respect the ability of any Conveyed Company to compete with or conduct any business or line of business in any geographic area (other than restrictions in Intellectual Property Licenses);

(xvii) not settle or compromise any pending or threatened Action or any claim or claims against the Business other than (A) in the ordinary course of business, or (B) with a settlement or claim value not in excess of $100,000; and

(xviii) not agree to do anything (A) prohibited by this Section 5.2, or (B) intended to make any of the representations and warranties of Seller in this Agreement or any of the Ancillary Agreements or instruments or documents delivered in connection herewith or therewith untrue or incorrect in any material respect.

(b) Notwithstanding anything contained in this Agreement to the contrary, Seller, the Asset Selling Entities and the Conveyed Companies shall be permitted to (i) maintain through the Closing Date the cash management system of the Business and the cash management procedures as currently conducted by Seller, the Asset Selling Entities and the Conveyed Companies, and (ii) withdraw all Cash and Cash Equivalents from the Conveyed Companies and each Asset Selling Entity immediately prior to the Closing (it being understood that nothing in this Agreement shall require Seller to ensure or otherwise convey to Purchaser any Closing Cash).  Nothing contained in this Agreement shall give Purchaser, directly or indirectly, rights to control or direct the operations of the Business, the Purchased Assets or the Conveyed Companies prior to the Closing Date.  During the period from the date of this Agreement until the earlier of (x) the date this Agreement is terminated in accordance with its terms and (y) the Closing Date, neither Party shall take any action or omit to take any action for the purpose of directly or indirectly preventing, materially delaying or materially impeding (or that would reasonably be expected to prevent, materially delay or materially impede) the consummation of the transactions contemplated by this Agreement, permit or cause any of its Subsidiaries or Affiliates to do any of the foregoing or agree or commit to do any of the foregoing, or agree in writing or otherwise to take any of the foregoing actions.

Section 5.3 Efforts to Close.  Except as otherwise set forth in Section 5.4, subject to the terms and conditions set forth herein, and to applicable Law, each Party agrees to use its reasonable best efforts to take, or cause to be taken, all actions necessary, and assist and cooperate with the other Party in doing, all things necessary, proper or advisable, to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated hereby, including executing and delivering such other documents, instruments and agreements as the other Party may reasonably require for the purpose of carrying out the intent of this Agreement and the transactions contemplated by this Agreement.

Section 5.4 Antitrust Laws.

(a) Each Party shall: (i) as promptly as practicable but in no event later than the tenth (10th) day following the date hereof, take all actions necessary to file or cause to be filed the filings required of it or any of its Affiliates under any applicable Antitrust Laws in connection with this Agreement and the transactions contemplated hereby; (ii) use its best efforts to take all actions necessary to obtain the required consents from Antitrust Authorities, including antitrust clearance under the HSR Act and under any other applicable Antitrust Law, as promptly as practicable, and in any event prior to the End Date; (iii) at the earliest practicable date comply with (or properly reduce the scope of) any formal or informal request for additional information or documentary material received by it or any of its Affiliates from any Antitrust Authority; and (iv) consult and cooperate with the other Party, and consider in good faith the views of such other Party, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions, proposals or other written communications made or submitted by or on behalf of any Party in connection with proceedings under or relating to any Antitrust Laws.  Each of the Parties shall promptly notify the other Party of any written communication made to or received by such Party from any Antitrust Authority regarding any of the transactions contemplated hereby.  Neither Party shall participate in any substantive meeting or discussion with any such Antitrust Authority in respect of any filing, investigation or inquiry concerning this Agreement or the transactions contemplated hereby unless it consults with the other Party in advance and, to the extent permitted by such Antitrust Authority, gives the other Party the opportunity to attend, and each Party shall furnish the other Party with copies of all correspondence, filings and written communications between them and their Affiliates and their respective Representatives on one hand and any such Antitrust Authority or its respective staff on the other hand, with respect to this Agreement and the transactions contemplated hereby.

(b) Purchaser shall be responsible for the payment of all filing fees under any Antitrust Laws.  Purchaser shall be responsible for the payment of Seller’s and its Affiliates’ expenses, including reasonable legal fees and expenses, in complying with any request for additional information or documentary material from any Antitrust Authority.

(c) Purchaser shall not, and shall cause its Affiliates not to, acquire or agree to acquire, by merging with or into or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets, if the entering into of a definitive agreement relating to, or the consummation of such acquisition, merger or consolidation could reasonably be expected to: (i) impose any delay in the obtaining of, or increase the risk of not obtaining, any consents of any Governmental Authority necessary to consummate the transactions contemplated hereby or the expiration or termination of any applicable waiting period; (ii) increase the risk of any Governmental Authority entering an Order prohibiting the consummation of the transactions contemplated hereby; (iii) increase the risk of not being able to remove any such Order on appeal or otherwise; or (iv) delay or prevent the consummation of the transactions contemplated hereby.

Section 5.5 Business Employees, Conveyed Company Business Employees and Employee Benefits.

(a) The employment of a Conveyed Company Business Employee shall not terminate upon the Closing but shall continue with the Conveyed Company Business Employee’s years of service carried over, in the same job or position and location as in effect immediately prior to the Closing Date and (x) at a rate of pay at least equal to, (y) with severance entitlements not less favorable than, and (z) with other employee benefits, perquisites and terms and conditions of employment (including benefits pursuant to qualified and non-qualified retirement and savings plans, medical, life insurance, disability, dental and pharmaceutical plans and programs, deferred compensation arrangements and incentive compensation plans) not less favorable in the aggregate than the rate of pay, severance entitlements and other employee benefits, perquisites and terms and conditions of employment provided to the Conveyed Company Business Employee immediately prior to the Closing Date.  Nothing contained in this Agreement shall confer upon the Conveyed Company Business Employee any right with respect to continuance of employment by the Conveyed Company, nor shall anything herein interfere with the right of the Conveyed Company to terminate the employment of the Conveyed Company Business Employee in accordance with local Laws, subject to severance obligations pursuant to Section 5.5(e).

(b) With regard to any Asset Selling Entity Business Employee or Offeree, within a reasonable period of time (but not less than 30 days) prior to the Closing Date (or, in the case of an Offeree, the later of 30 days prior to the Closing Date and five (5) days after Seller notifies Purchaser that such Offeree has received an offer of employment), Purchaser or its Affiliates, as appropriate, shall offer employment to each such Asset Selling Entity Business Employee or Offeree, commencing as of the Closing Date (or, in the case of an Offeree, the applicable Offeree Start Date).  Purchaser or its Affiliates, as appropriate, shall employ such Asset Selling Entity Business Employee or Offeree (w) in the same job or position as in effect immediately prior to the Closing Date (or, in the case of an Offeree, in the same job or position as would have applied to such Offeree as of the applicable Offeree Start Date) and (x) at a rate of pay at least equal to and  with severance entitlements not less favorable than the rate of pay and severance entitlements provided to such Asset Selling Entity Business Employee immediately prior to the Closing Date (or, in the case of an Offeree, to which such Offeree otherwise would have been entitled as of the applicable Offeree Start Date) and (y) at the same location or another location within 50 miles of the place of employment of such employee as of the Closing Date and (z) with other employee benefits, perquisites and terms and conditions of employment (including benefits pursuant to qualified and non-qualified retirement and savings plans, medical, life insurance, disability, dental and pharmaceutical plans and programs, deferred compensation arrangements and incentive compensation plans) not less favorable in the aggregate than the rate of pay, severance entitlements and other employee benefits, perquisites and terms and conditions of employment that Purchaser and its Affiliates provide to similarly situated employees of Purchaser and its Affiliates.  For purposes of this Section 5.5, “pay” shall include base salary or wages plus any commission, variable pay target bonus, incentive compensation, premium pay, overtime and shift differentials, but not stock options or other equity-based compensation.  Purchaser, at the time such employment offers are so extended, shall provide to Seller appropriate information regarding employment terms and conditions offered to the Asset Selling Entity Business Employees and Offerees, which shall conform in all respects to the provisions of this Section 5.5.  Purchaser shall consult with Seller prior to the extension of employment offers with respect to communicating the offers to the Asset Selling Entity Business Employees and Offerees.  Nothing contained in this Agreement shall confer upon any Transferred Employee any right with respect to continuance of employment by Purchaser or any Affiliate, nor shall anything herein interfere with the right of Purchaser or any Affiliate to terminate the employment of any Transferred Employee in accordance with local Laws, subject to severance obligations pursuant to Section 5.5(e).  In the event that Purchaser determines it will not be extending an offer of employment to an Asset Selling Entity Business Employee or Offeree, Purchaser shall promptly notify Seller, and in any event no later than the time periods specified above for making such offers.  Purchaser acknowledges that, for every Asset Selling Entity Business Employee or Offeree to whom Purchaser or its Affiliates, as appropriate, does not extend an offer of employment which satisfies the requirements set forth in this clause (b), Purchaser shall be required to reimburse Seller and its Affiliates for any Liabilities associated with the termination of such Asset Selling Entity Business Employees or Offerees, excluding only the Liabilities expressly retained by Seller in Section 2.4(d)(i) to (iii).

(c)  For a period of at least 18 months following the Closing Date, Purchaser covenants and agrees to continue to provide each Transferred Employee with the pay, severance, benefits, perquisites and terms and conditions of employment described in Section 5.5(a) or (b), as applicable, unless such Transferred Employee’s employment is sooner terminated (other than in the case of severance or similar termination pay and benefits).

(d) Provision of Health Benefits; Certain Welfare Plan Matters.  Effective commencing on the Closing Date (or, in the case of an Offeree, the applicable Offeree Start Date), Purchaser shall provide or cause to be provided coverage to all Transferred Employees and their respective spouses and dependents under a group health plan sponsored by Purchaser.  With respect to such health plan and any other welfare benefit plans in which Transferred Employees are be eligible to participate, Purchaser shall (i) ensure that no waiting periods, exclusions or limitations with respect to any pre-existing conditions, evidence of insurability or good health or actively-at-work exclusions are applicable to the Transferred Employees or their spouses, dependents or beneficiaries, and (ii) provide or cause to be provided that any costs or expenses incurred by the Transferred Employees (and their respective spouses, dependents and beneficiaries) up to (and including) the Closing Date (or, in the case of an Offeree, the applicable Offeree Start Date) shall be specifically applied for purposes of satisfying applicable deductible, co-payment, coinsurance, maximum out-of-pocket provisions and like adjustments or limitations on coverage under any such health or welfare benefit plans.  Purchaser shall be responsible under the employee welfare benefit plans of Purchaser for all amounts payable by reason of claims incurred by Transferred Employees and their eligible dependents and beneficiaries after the Closing Date (or, in the case of an Offeree, the applicable Offeree Start Date).

(e) Severance.  Without limiting the generality of the foregoing, (i) Purchaser shall have in effect for at least 18 months following the Closing Date severance plans, practices and policies applicable to each Transferred Employee that are not less favorable than such plans, practices and policies applicable to such Transferred Employee immediately prior to the Closing Date.  Purchaser shall indemnify and hold harmless Seller from any severance Liabilities with respect to all Business Employees, including reimbursement to Seller of any severance costs payable by Seller or any of its Affiliates to any of such Business Employees in connection with the transactions contemplated hereby.  Without limiting the generality of the foregoing, Purchaser shall indemnify and hold harmless Seller from all claims and Liabilities with respect to any Business Employee who refuses to accept employment or continue employment with Purchaser and whose employment is subsequently terminated by Seller or any of its Affiliates.

(f) Liabilities.  As of the Closing (or, in the case of an Offeree, the applicable Offeree Start Date), each Transferred Employee shall cease active participation in, and to the extent applicable, shall cease accruing benefits under, each Business Benefit Plan other than, to the extent applicable, the Assumed Plans or Conveyed Company Benefits Plans.  Immediately prior to the Closing (or, in the case of an Offeree, the applicable Offeree Start Date), Seller shall cease all responsibility for and Liability with respect to coverage for any Transferred Employee under the Business Benefit Plans.  From and after the Closing Date (or, in the case of an Offeree, the applicable Offeree Start Date), Purchaser shall assume, honor and be solely responsible for paying, providing and satisfying when due the following: (A) all vacation, personal days, sick pay and other paid time off for Transferred Employees earned but unused as of the Closing Date (or, in the case of an Offeree, the applicable Offeree Start Date), on terms and conditions not less favorable than the terms and conditions in effect immediately prior to the Closing Date, (B) all compensation (including salary, wages, commissions, bonuses, incentive compensation, overtime, premium pay and shift differentials), vacation, personal days, sick pay and other paid time off, benefits and benefit claims, severance and termination pay, notice and benefits under all applicable Laws and under any Benefit Plan or other plan, policy, practice or agreement and all other Liabilities, in each case accruing, incurred or arising as a result of employment or separation from employment with Purchaser after the Closing Date (or, in the case of an Offeree, the applicable Offeree Start Date) with respect to Transferred Employees and (C) severance and termination pay, notice or other termination indemnities accruing, incurred or arising as a result of separation from employment of any Business Employee in connection with the transactions contemplated by this Agreement on or after the Closing Date (or, in the case of an Offeree, the applicable Offeree Start Date), including for the avoidance of doubt Liabilities with respect to those Business Employees who refuse to transfer to Purchaser.  In the event that Seller is required to retain, honor, pay or provide any of the items contemplated to be assumed, honored, paid or provided by Purchaser hereunder, Purchaser will indemnify and hold harmless Seller for any such items so retained, honored, paid or provided by Seller.

(g) COBRA. Effective as of the Closing (or, in the case of an Offeree, the applicable Offeree Start Date), Purchaser shall be responsible for providing COBRA continuation coverage to the Transferred Employees (and their spouses and dependents).  Further, to the extent COBRA continuation coverage is required to be provided, Purchaser shall assume responsibility for any Transferred Employees (and their spouses and dependents) who become “M&A qualified beneficiaries” (within the meaning of Treas. Reg. Section 54.4980B-9, Q/A-4) as a result of the transactions contemplated by this Agreement.

(h) Credited Service.  With respect to each employee benefit plan, policy or practice, including severance, vacation and paid time-off plans, policies or practices, sponsored or maintained by Purchaser, Purchaser shall recognize or shall cause its Affiliates to recognize, for all Transferred Employees from and after the Closing Date, credit for all service with Seller, prior to the Closing Date for all purposes (including eligibility to participate, vesting credit, eligibility to commence benefits, benefit accrual, early retirement subsidies and severance).

(i) Savings Plans.  Each Transferred Employee who is a participant in the Tyco Electronics Retirement Savings and Investment Plan (the “Seller Savings Plan”) shall cease to be an active participant in such plan effective as of the Closing Date.  Effective as of the Closing Date, Purchaser shall have, or shall cause one of its Affiliates to have, in effect a defined contribution plan that is qualified under Section 401(a) of the Code and that includes a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code (the “Purchaser Savings Plan”) in which Transferred Employees who meet the eligibility criteria thereof shall be eligible to participate.  Effective as of the Closing Date, each Transferred Employee shall become fully vested in his or her account balance in the Seller Savings Plan.  Purchaser agrees to cause the Purchaser Savings Plan to accept rollovers by Transferred Employees from the Seller Savings Plan, including promissory notes evidencing all outstanding loans.

Section 5.6 Wage Reporting.  To the extent applicable, Purchaser and Seller shall utilize, or cause their Affiliates to utilize, the standard procedure set forth in Section 4 of Rev. Proc. 2004-53, with respect to United States wage reporting for the full calendar year in which the Closing occurs, pursuant to which Purchaser and Seller shall each perform all wage reporting duties for the wages that it pays to the Transferred Employees.  Seller shall prepare and furnish Forms W-2 for the Transferred Employees for wages paid by Seller and Purchaser shall prepare and furnish Forms W-2 for the Transferred Employees for wages paid by Purchaser. Seller shall retain all Transferred Employees’ Forms W-4 and W-5. Purchaser shall obtain new Forms W-4 and W-5 from the Transferred Employees.

Section 5.7 Intentionally Omitted.

Section 5.8 Bulk Transfer Laws.  Purchaser acknowledges that the Seller Entities have not taken, and do not intend to take, any action required to comply with any applicable bulk sale or bulk transfer Laws or similar Laws.

Section 5.9 Intellectual Property Rights and Restrictions.  Immediately upon the Closing, Purchaser shall cause the Business and each Conveyed Company (each, a “Purchased Division”) to change its name to a name that does not include “TE”, “TE Connectivity”, any of Seller’s Marks or any derivatives thereof or anything confusingly similar thereto and Purchaser, each Affiliate thereof, the Purchased Division(s) and their respective directors, officers, successors, assigns, agents or representatives shall not register or attempt to register, and shall not directly or indirectly use, in any fashion, including in signage, corporate letterhead, business cards, internet websites, marketing material and the like, or seek to register, in connection with any products or services anywhere in the world in any medium, any name, mark or symbol that includes, is identical to or is confusingly similar to, any of the trademarks, service marks, domain names, trade names or other indicia of origin set forth on Schedule 5.9 of the Seller Disclosure Letter or any other indicia of origin characterized as an Excluded Asset under this Agreement (collectively, “Seller’s Marks”), nor shall any of them challenge or assist any Person in opposing the rights of Seller or any Affiliate of Seller anywhere in the world in any such Intellectual Property.  For the avoidance of doubt, in no event shall any of the Transferred Intellectual Property be deemed to constitute Intellectual Property that includes, is identical to or is confusingly similar to, any of Seller’s Marks.  Purchaser acknowledges and agrees that, except as provided in this Section 5.9, no right or grant is provided for herein for Purchaser or any Purchased Division to (i) use any of Seller’s Marks alone or in combination with any other mark, name or term or (ii) grant sublicenses to any of Seller’s Marks for any purpose whatsoever.  Subject to the restrictions set forth herein, Seller hereby grants to Purchaser effective as of the Closing Date a personal, worldwide, nonexclusive, royalty-free and fully-paid license for four (4) months after the Closing Date, to use tools, dies and molds acquired by Purchaser hereunder which carry one or more of Seller’s Marks to be cast, struck or molded into Inventory (the “Post Closing Inventory”).  Purchaser shall in any event phase out such use of such tools, dies and molds as soon as is reasonably practicable and, in particular, shall if practicable remove the cast for such marks from each such tool, die or mold on the first occasion after the Closing Date when such tool, die or mold is refurbished.  Notwithstanding the foregoing, Seller hereby grants to Purchaser, effective as of the Closing Date, a personal, worldwide, nonexclusive, royalty-free and fully-paid license (i) to use Seller’s Marks solely with respect to Inventory as of the Closing Date and with respect to the Post Closing Inventory (ii) to use on Purchaser’s information technology systems  the letters “TE” in part number designations for the part numbers related to the Business to the extent the letters “TE” were used in in part number designations in the Seller’s information technology systems prior to the Closing Date .  Such limited license shall terminate twelve (12) months after the Closing Date regardless of whether or not Inventory branded with Seller’s Marks remain in Inventory of Purchaser or any Purchased Division.  Inventory subject to this license does not need to be rebranded if sold prior to termination of the twelve-month license period.  All use of Seller’s Marks as permitted hereunder shall inure to the benefit of Seller.  Purchaser shall ensure that immediately following the Closing Date any hypertext links to Internet websites operated by Seller or its Affiliates and any other use of Seller’s Marks are removed from any Internet web sites operated by any Purchased Division or included in the Purchased Assets.

Section 5.10 Resale or Other Exemption Certificates.  At the Closing (or within such reasonable time thereafter as may be necessary to perfect the resale or other exemption certificates), Purchaser shall deliver to Seller fully completed and executed resale exemption certificates or other applicable exemption certificates for all jurisdictions identified in Schedule 5.10 of the Seller Disclosure Letter as jurisdictions in which Inventory is to be transferred.  To the extent any jurisdiction refuses to accept any resale exemption certificate or other applicable exemption certificate provided by Purchaser, Seller and Purchaser agree that any sales or use Taxes (and related interest and penalty) assessed by such jurisdiction shall be borne by Purchaser.

Section 5.11 Post-Closing Information.

(a) Each Party, for a period of seven (7) years following the Closing, upon written request delivered to the other Party, shall afford to the other Party and its Representatives reasonable access during regular normal business hours to the properties, books and records and employees of, or relating to, the Conveyed Companies and the Affiliates thereof with respect to the Business to the extent necessary to prepare or defend any judicial or administrative proceeding related to a Conveyed Company, the Business, or to enable such Party and its Representatives to satisfy applicable financial reporting and Tax planning and preparation obligations (including preparation of Tax Returns) or to pursue any Contest.

(b) For a period of one (1) year after the Closing, each Party and its Representatives (including its outside accountants) shall have reasonable access, during normal business hours and upon reasonable notice, to the records of the Business and to personnel of Seller, Purchaser, the Conveyed Companies and the Affiliates of Seller and Purchaser and to any other information or personnel that Seller or Purchaser, as the case may be, reasonably requests, in connection with completing the audit of its accounts.

Section 5.12 Indemnification of Officers and Directors.  The certificate of incorporation, bylaws or other comparable organizational documents of each of the Conveyed Companies shall contain provisions no less favorable with respect to indemnification than are set forth in such documents immediately prior to the Closing, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years after the Closing in any manner that would adversely affect the rights thereunder of individuals who at or prior to the Closing were present or former managers, members, directors, officers, employees or agents of the Conveyed Companies (each, together with such person’s heirs, executors or administrators, a “Conveyed Company Covered Person”) relating to service prior to the Closing.  Purchaser shall cause to be maintained in effect for six (6) years after the Closing the current policies of the directors’ and officers’ liability insurance maintained by the Conveyed Companies with respect to matters occurring prior to the Closing; provided, that Purchaser may substitute therefor policies of at least the same coverage containing terms and conditions that are not less favorable than the existing policies (including with respect to the period covered).  The rights of each Conveyed Company Covered Person hereunder shall be in addition to, and not in limitation of, any other rights such Conveyed Company Covered Person may have under the certificate of incorporation, bylaws or other comparable organizational documents of each of the Conveyed Companies, any other indemnification arrangement, applicable Laws or otherwise.  The provisions of this Section 5.12 shall survive the consummation of the transactions contemplated hereby and are expressly intended to benefit each Conveyed Company Covered Person.

Section 5.13 Exclusive Dealing.

(a) During the period from the date of this Agreement until the earlier of (i) the date this Agreement is terminated in accordance with its terms and (ii) the Closing Date, Seller shall not take, and shall cause the Seller Entities and their respective Affiliates and Representatives to refrain from taking, any action, directly or indirectly, to solicit or engage in discussions or negotiations with, or provide any information to, any Person, other than Purchaser (and its Affiliates and the Purchaser Representatives), concerning the purchase of the Business (whether by merger, recapitalization or other similar transaction).

(b) Immediately following the execution of this Agreement, Seller shall, and shall cause its Affiliates, and each of their respective Representatives to terminate any existing discussions or negotiations with any Persons, other than Purchaser (and its Affiliates and the Purchaser Representatives), concerning the purchase of the Business.

Section 5.14 No Hire and Non-Solicitation of Employees.

(a) Neither Seller nor any of its Affiliates shall at any time prior to eighteen (18) months from the Closing Date, directly or indirectly, (i) solicit the employment or services (whether as an employee, consultant, independent contractor or otherwise) of any of the Transferred Employees specified on Schedule 5.14(a) of the Seller Disclosure Letter without Purchaser’s prior written consent or (ii) hire in any capacity (whether as an employee, consultant, independent contractor or otherwise) any of the Transferred Employees specified on Schedule 5.14(a) of the Seller Disclosure Letter, who is not terminated by Purchaser or any of its Affiliates subsequent to the Closing, without Purchaser’s prior written consent.  For purposes of this Section 5.14, the term “solicit the employment or services” shall not be deemed to include generalized searches for employees through media advertisements of general circulation, employment search firms, open job fairs or otherwise; provided, that such searches are not focused or targeted on Persons specified on Schedule 5.14(a) or Schedule 5.14(b) of the Seller Disclosure Letter.

(b) Neither Purchaser nor any of its Affiliates shall at any time prior to eighteen (18) months from the Closing Date, directly or indirectly, (i) solicit the employment or services (whether as an employee, consultant, independent contractor or otherwise) of any of the employees of Seller and its Affiliates specified on Schedule 5.14(b) of the Seller Disclosure Letter without Seller’s prior written consent or (ii) hire in any capacity (whether as an employee, consultant, independent contractor or otherwise) any of the employees of Seller and its Affiliates specified on Schedule 5.14(b) of the Seller Disclosure Letter, who is not terminated by Seller or any of its Affiliates subsequent to the Closing, without Seller’s prior written consent.

Section 5.15 Post-Closing Obligations for Leases.  Purchaser shall not, without the prior written consent of Seller, exercise any right with regard to, or enter into, any amendment, renewal, modification or waiver of any Real Property Lease that could extend the term thereof beyond its then-current term with respect to any Real Property Lease as to which Seller or one of its Affiliates remains the leasing party, or a guarantor, or is otherwise secondarily liable for the obligations of the lessee, under such lease.  Notwithstanding the foregoing, with respect to any Real Property Lease that involves a month-to-month tenancy and with respect to which Seller or one of its Affiliates remains the leasing party, or a guarantor or is otherwise secondarily liable, in no event shall Purchaser extend such Real Property Lease (or otherwise continue or renew such month-to-month tenancy) later than the date that is twelve (12) months after the Closing Date.  Nothing in this Agreement shall be deemed to prevent Purchaser from seeking a novation of, or entering into a new lease for the Leased Real Property relating to, any Real Property Lease as to which Seller remains the leasing party, or a guarantor, or is otherwise secondarily liable for the obligations of the lessee under such lease so long as such novation or new lease contains a full release of all obligations of Seller and/or its Affiliate, as the case may be, under such Real Property Lease.

Section 5.16 Confidentiality.

(a) Each party agrees to continue to abide by the Confidentiality Agreement, the terms of which are incorporated by reference in this Agreement and which terms shall survive until the Closing, at which time the Confidentiality Agreement shall terminate; provided, however, that if this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement shall continue in full force and effect.  Except as contemplated by Section 10.7, the existence of this Agreement and the terms hereof and thereof (including the Exhibits and Schedules appended hereto and thereto and the Seller Disclosure Letter) shall be deemed “Evaluation Material,” as defined in, and pursuant to the terms of, the Confidentiality Agreement.

(b) From and after the Closing Date, Seller shall (and shall cause its Affiliates to) keep in strict confidence, and shall not, directly or indirectly, at any time, disclose, divulge or make available to any Person, or use for commercial purposes (i) any confidential or proprietary information of the Conveyed Companies or included as part of the Purchased Assets, or (ii) any other confidential or proprietary information of Purchaser or its Affiliates furnished to Seller or its Affiliates in connection with the transactions contemplated by this Agreement, in each case, without the prior written consent of Purchaser unless (A) contemplated by this Agreement or in connection with the transactions contemplated by this Agreement, (B) compelled to disclose such information by judicial or administrative process or (C) by other requirements of applicable Law or except to the extent such documents or information can be shown to have been (x) in the public domain through no fault of Seller or any of its Affiliates or (y) later lawfully acquired by Seller or any of its Affiliates from sources other than those related to its prior ownership of the Business.  In the event that Seller or any of its Affiliates is compelled to disclose any such confidential or proprietary information by judicial or administrative process or by other requirements of applicable Law, to the extent reasonably practicable and subject to applicable Law, Seller shall promptly notify Purchaser of such event and reasonably cooperate with Purchaser in commercially reasonable efforts to quash such judicial or administrative process or otherwise protect the confidentiality of the confidential or proprietary information of Purchaser or its Affiliates.

(c) From and after the Closing Date, Purchaser shall (and shall cause its Affiliates to) keep in strict confidence, and shall not, directly or indirectly, at any time, disclose, divulge or make available to any Person, or use for commercial purposes, any confidential or proprietary information of Seller or its Affiliates furnished to Purchaser or its Affiliates in connection with the transactions contemplated by this Agreement without the prior written consent of Seller unless (A) contemplated by this Agreement or in connection with the transactions contemplated by this Agreement, (B) compelled to disclose such information by judicial or administrative process or (C) by other requirements of applicable Law or except to the extent such documents or information can be shown to have been (x) in the public domain through no fault of Purchaser or any of its Affiliates or (y) later lawfully acquired by Purchaser or any of its Affiliates from sources other than those related to its ownership of the Business.  In the event that Purchaser or any of its Affiliates is compelled to disclose any such confidential or proprietary information by judicial or administrative process or by other requirements of applicable Law, to the extent reasonably practicable and subject to applicable Law, Purchaser shall promptly notify Seller of such event and reasonably cooperate with Seller in commercially reasonable efforts to quash such judicial or administrative process or otherwise protect the confidentiality of the confidential or proprietary information of Seller or its Affiliates.

Section 5.17 Noncompetition.

(a) For a period of three years after the Closing Date (the “Non-Competition Period”), Seller shall not, and shall cause its Affiliates not to, directly or indirectly, engage (x) in a business that manufactures Restricted Products or PlanarMag Restricted Products, or (y) in the business of selling or distributing Restricted Products or PlanarMag Restricted Products ((x) and (y) collectively, a “Competing Business”); provided, however, that, for the purposes of this Section 5.17, Seller or any of its Affiliates (collectively, the “Covered Persons”) shall:

(i) not be prevented from investing in or operating a business acquired from any third Person or acquiring any third Person (whether by merger, stock purchase, investment or otherwise or through the acquisition of the assets) which engages in a Competing Business; provided, if any business acquired from such third Person is engaged in the business of manufacturing PCB-mount RJ45 interconnect products that constitute PlanarMag Restricted Products, Seller and its Affiliates shall be required to discontinue the manufacturing of such PCB-mount RJ45 interconnect products that constitute PlanarMag Restricted Products within six months of the date of such acquisition;

(ii) not be prevented from conducting any of the businesses (other than the Business) of Seller or such Affiliate conducted as of the date hereof; and

(iii) not be prevented from contracting with a third Person for the manufacture of Restricted Products or PlanarMag Restricted Products or from otherwise selling or distributing Restricted Products or PlanarMag Restricted Products if (I) the amount of annual net sales by Seller and its Affiliates of the Restricted Products and PlanarMag Restricted Products (excluding Restricted Products or PlanarMag Restricted Products described in the following clause (II)) do not exceed $1,000,000 per annum or (II) the Restricted Products or PlanarMag Restricted Products are incorporated into, or sold as a kit with, other products sold by Seller and its Affiliates; provided, Seller agrees to designate Purchaser as a “strategic vendor” in Seller’s procurement systems for the supply of Restricted Products and PlanarMag Restricted Products.

Additionally, this Section 5.17 shall not be applicable to (aa) any Person or any of its Affiliates (other than TE Connectivity Ltd. and its Subsidiaries) that acquires an interest in Seller or its Affiliates or (bb) any Person as of and following such time that such Person ceases to be a Covered Person.  For the avoidance of doubt, this Section 5.17 shall not prevent any Covered Person from manufacturing, selling or distributing the Echelon Products to any Person other than Echelon Corporation or its Affiliates.

(b) During the Non-Competition Period, if Seller and its Affiliates are engaged in the business of selling to third parties discrete magnetic products that incorporate technology claimed by the PlanarMag Patents that replace the wire wound discrete ethernet magnetic products and that are designed to be used in PCB-mount RJ45 interconnect products (“PlanarMag Discrete Products”), then Seller and its Affiliates will provide PlanarMag Discrete Products to Purchaser at prices no less favorable to Purchaser than those provided directly from Seller and its Affiliates to other similarly situated third party customers purchasing in substantially similar annual quantities and order time periods, and on substantially similar terms and conditions; provided, such pricing shall apply only to orders issued by Purchaser on or after the first sale of such PlanarMag Discrete Products to such third party customers.

(c) It is agreed that any breach or threatened breach of the restrictive covenants set forth in this Section 5.17 would cause irreparable injury to the Business and that money damages would not provide an adequate remedy to Purchaser.  Therefore, Purchaser will be entitled to a temporary injunction, permanent injunction, restraining order or other equitable relief from any court of competent jurisdiction in the event of any breach of this Section 5.17 without the necessity of proving actual damage. The rights and remedies provided by this Section 5.17 are cumulative and in addition to any other rights and remedies which Purchaser may have hereunder or at law or in equity.

(d) The Parties agree that, if any court of competent jurisdiction in a final, non-appealable judgment determines that a specified time period, a specified geographical area, a specified business limitation or any other relevant feature of this Section 5.17 is unreasonable, arbitrary or against public policy, then a lesser period of time, geographical area, business limitation or other relevant feature which is determined by such court to be reasonable, not arbitrary and not against public policy may be enforced against the applicable party.

Section 5.18 Affiliate Transactions.  On or prior to the Closing Date, Seller shall, and shall cause its Affiliates to, terminate, effective as of the Closing, all Contracts between Seller or any of its Affiliates, on the one hand, and a Conveyed Company, on the other hand, relating to the Business, except for those Contracts listed in Schedule 5.18 of the Seller Disclosure Letter; provided that in no event shall any Conveyed Company pay any fee or otherwise incur any expense or financial exposure with respect to any such termination or release other than amounts due in accordance with the termination of such Affiliate Contracts.

Section 5.19 Material Contracts With Customers and Suppliers.  From the date hereof until the Closing Date, if a party to a Material Contract or any of the customers listed on Schedule 3.10 of the Seller Disclosure Letter provide written notice to the Conveyed Company or any Asset Selling Entity that it intends to materially decrease the rate of purchases of materials, products or services from the Conveyed Company or Asset Selling Entity, Seller shall use commercially reasonable efforts to notify Purchaser of such decrease and shall cooperate in good faith with Purchaser with respect to communicating with the counterparty to such Material Contract or such customer, as applicable, with respect to such decrease. From the date hereof until the Closing Date, if any of the suppliers listed on Schedule 3.10 of the Seller Disclosure Letter provide written notice to the Conveyed Company or any Asset Selling Entity that it intends to materially increase the cost of its supply of materials, products or services used by the Conveyed Company or Asset Selling Entity, Seller shall use commercially reasonably efforts to notify Purchaser of such increase and shall cooperate in good faith with Purchaser with respect to communicating with such supplier with respect to such increase.

Section 5.20 Fees and Expenses.  With respect to any third party service provider expenses incurred by a Conveyed Company in connection with the transactions contemplated in this Agreement and the Ancillary Agreements for services performed prior to the Closing Date (the “Transaction Expenses”), Seller shall cause the Conveyed Company to pay such Transaction Expenses on or prior to the Closing Date, or shall reimburse Purchaser for such Transaction Expenses within three (3) Business Days of receipt of a written request for reimbursement and a copy of the relevant invoice.

Section 5.21 Resignation of Directors; Removal and Replacement of Authorized Persons.  Seller shall use commercially reasonable efforts to cause each of the directors of the Conveyed Companies to submit a letter of resignation effective on or before the Closing Date.  As promptly as practicable after the Closing Date, Seller shall, or shall cause the Conveyed Companies, to take all actions necessary to eliminate the authority granted to each Person identified on Schedule 5.21 of the Seller Disclosure Letter and designate with the relevant parties their replacements as shall be determined and identified in the sole and absolute discretion of Purchaser.

Section 5.22 Insurance.  With respect to events relating to the Assumed Liabilities that occurred or existed prior to the Closing Date that are covered by Seller’s or its Affiliates’ third-party liability insurance policies, Purchaser may reasonably request Seller to make claims under such policies to the extent such coverage and limits are available under such policies; provided, however, that Seller shall not be required to pay any amount to Purchaser pursuant to this Section 5.22 unless and until it has received payment associated with claims under such policies from the third-party insurer (net of any deductible or other out-of-pockets costs and expenses directly related to such claims).  Purchaser and Seller shall cooperate in connection with making such claim and each Party shall provide the other with all reasonably requested information necessary for Seller to make such claim.

Section 5.23 PlanarMag Manufacturer.  Upon written request from Buyer after the Closing, Seller shall schedule a call or meeting with the third party that currently manufactures PlanarMag Restricted Products for Seller and shall authorize such third party to supply PlanarMag Restricted Products directly to Buyer.

ARTICLE VI

CONDITIONS PRECEDENT

Section 6.1 Conditions to the Obligations of Each Party.  The respective obligations of Purchaser and Seller to consummate the transactions contemplated hereby are subject to the satisfaction or waiver by Purchaser or Seller, as appropriate, at or before the Closing Date, of each of the following conditions:

(a) Injunctions; Illegality.  The consummation of the transactions contemplated hereby shall not be restrained, enjoined or prohibited by any Order and there shall not have been any Law enacted, promulgated or deemed applicable to the transactions contemplated hereby by any Governmental Authority that prevents the consummation of such transactions or has the effect of making such consummation thereof illegal;

(b) Antitrust Laws; Similar Laws.  Any applicable waiting periods under the HSR Act with respect to the transactions contemplated by this Agreement or other applicable waiting period (or any extension thereof), filings or approvals under the Antitrust Laws to consummate the transactions contemplated hereby shall have expired, been terminated, been made or been obtained;

(c) Governmental Authorizations.  All filings with, and consents and approvals of, the Governmental Authorities set forth on Schedule 6.1(c) of the Seller Disclosure Letter must have been made or obtained; and

(d) Ancillary Agreements and Local Transfer Documents. The parties must have entered into each Ancillary Agreement, the Purchaser License Agreement and, if applicable pursuant to Section 2.10(a), the Commissionaire Agreement, in each case in the form attached hereto, and, for each instance in which an Asset Selling Entity is transferring patents, trademarks or assets with an aggregate value in excess of $5,000, each Local Transfer Document.

Section 6.2 Conditions to the Obligations of Purchaser.  The obligations of Purchaser to consummate the transactions contemplated hereby are subject to the satisfaction or waiver by Purchaser on or prior to the Closing Date of the following further conditions:

(a) Performance.  All of the material agreements and covenants of Seller or any Affiliate thereof to be performed prior to the Closing pursuant to this Agreement shall have been duly performed in all material respects;

(b) Representations and Warranties.  The representations and warranties of Seller contained in Article III shall be true and correct as of the Closing Date as if made at and as of such time (other than those made as of a specified date, which shall be true and correct in all respects as of such specified date), except for such failures to be true and correct that do not have, individually or in the aggregate, a Material Adverse Effect; and

(c) Certificate. Purchaser shall have received a certificate, in form and substance reasonably satisfactory to Purchaser, signed by Seller, dated as of the Closing Date, to the effect that the conditions set forth in Sections 6.2(a) and (b) have been satisfied.

Section 6.3 Conditions to the Obligations of Seller.  The obligations of Seller to consummate the transactions contemplated hereby are subject to the satisfaction or waiver by Seller on or prior to the Closing Date of the following further conditions:

(a) Performance.  All of the material agreements and covenants of Purchaser to be performed prior to the Closing pursuant to this Agreement shall have been duly performed in all material respects;

(b) Representations and Warranties.  The representations and warranties of Purchaser contained in Article IV shall be true and correct in all respects at and as of the Closing Date as if made at and as of such time (other than those made as of a specified date, which shall be true and correct in all respects as of such specified date); and

(c) Certificate.  Seller shall have received a certificate, in form and substance reasonably satisfactory to the Seller, signed by Purchaser, dated as of the Closing Date, to the effect that the conditions set forth in Sections 6.3(a) and (b) have been satisfied.

(d) Dividends.  (i) Dongguan Transpower Electric Products Co., Ltd. shall have paid a dividend of CNY 48,376,514.79 to Transpower Technologies (HK) Limited, and (ii) Transpower Technologies (HK) Limited shall have paid a dividend to Seller of (A) HKD 210,900,000 and (B) CNY 48,376,514.79, less any withholding tax paid by Dongguan Transpower Electric Products Co., Ltd on the dividend contemplated by clause (i).

Section 6.4 Frustration of Closing Conditions.  None of Purchaser or Seller may rely on the failure of any condition set forth in this Article VI to be satisfied if such failure was caused by such Party’s failure to act in good faith or such Party’s failure to use its reasonable best efforts to cause the Closing to occur, as required by Section 5.3.

ARTICLE VII

TAX MATTERS

Section 7.1 Allocation of Taxes to Seller.  Seller shall be responsible for and shall pay or cause to be paid any and all of the following (collectively, “Seller’s Taxes”):

(a) all Taxes imposed on each Conveyed Company with respect to all taxable periods of such Conveyed Company that end on or before the Closing Date and all Taxes imposed on Seller, the Equity Selling Entity and the Asset Selling Entities;

(b) Seller’s portion of the Taxes for any Straddle Period, as determined under Section 7.3; and

(c) all Taxes imposed by Tax Authorities as a result of Seller reporting the share transfer of the Conveyed Companies pursuant to the People’s Republic of China State Administration of Taxation “Notice on Strengthening the Management of Enterprise Income Tax Collection of Proceeds from Equity Transfers by Non-Resident Enterprises Guo Shui Han [2009] No. 698” (“Circular 698”) including any fines, penalties or damages from Seller's obligation to timely report the sale;

provided, however, that Seller’s Taxes (i) shall include one-half of Transfer Taxes, except as otherwise expressly provided herein, the balance of which shall be borne by Purchaser and (ii) shall not include (A) any Taxes arising as a result of actions taken by a Conveyed Company or Purchaser or any of their Affiliates with respect to a Conveyed Company or the Purchased Assets after the effective time of the Closing, and (B) any liability for Taxes to the extent such Taxes are accrued Taxes described in Section 2.4(e).

Section 7.2 Allocation of Taxes to Purchaser.  Purchaser shall be responsible for, shall pay or cause to be paid, and shall indemnify Seller and its Affiliates from and against any and all Taxes, including Transfer Taxes imposed upon Purchaser, relating to the Conveyed Companies or the Purchased Assets, other than Seller’s Taxes.

Section 7.3 Allocation of Straddle Period Taxes.

(a) With respect to any taxable period of a Conveyed Company relating to Taxes that would (absent an election) include, but not end until after, the Closing Date (a “Straddle Period”), Seller, if allowed under Law and with the prior written consent of Purchaser (such consent not to be unreasonably withheld, conditioned or delayed), may or may cause a Conveyed Company to elect with any relevant Taxing Authority to close such Straddle Period as of the Effective Time.  As a result of such election, Taxes shall be allocated to Seller, on the one hand, and Purchaser, on the other hand, pursuant to the provisions of Sections 7.1 and 7.2, respectively.

(b) In any case where the Straddle Period of the Conveyed Company is not or cannot be closed pursuant to Section 7.3(a), Seller shall be allocated any Income Taxes imposed on the Conveyed Company for the portion of the Straddle Period up to and including the Closing Date.  For purposes of this Section 7.3(b), Income Taxes for the portion of a Straddle Period up to and including the Closing Date shall be determined based upon an interim closing of the books of the Conveyed Company as of 11:59 p.m. on the Closing Date based upon Tax accounting methods, practices, and procedures last used by the Conveyed Company in preparing its Tax Returns and that do not have the effect of distorting income or expenses (taking into account the transactions contemplated by this Agreement), except that Tax items of a periodic nature, such as property Taxes or depreciation allowances calculated on an annual basis, will be allocated by apportioning a pro-rata portion of such Taxes to each day in the relevant Straddle Period.

(c) As to any Tax other than an Income Tax or a Transfer Tax for any Straddle Period, Seller shall be allocated:

(i) for any such Tax that is determined based upon specific transactions (including, but not limited to, value added, sales, and use Taxes), all such Taxes applicable to transactions that have been consummated during the period through the end of the Closing Date; and

(ii) for any such Tax that is not based upon specific transactions (including, but not limited to, license, real property, personal property, franchise and doing business Taxes), any such Tax equal to the full amount of such Tax for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days in the Straddle Period ending on the Closing Date and the denominator of which is the number of days in the entire Straddle Period.

Section 7.4 Tax Returns; Payment of Taxes.

(a) Seller shall, and shall cause the Equity Selling Entity, the Asset Selling Entities, and each Conveyed Company to prepare and file, or cause to be prepared and filed, within applicable statutory limits and consistent with prior practice, all Tax Returns (other than any Tax Returns with respect to Income Taxes of Seller, the Equity Selling Entity, or the Asset Selling Entities (including any amendments thereto) (a “Seller Income Tax Return”)) of or that include the Conveyed Company or the Purchased Assets (including any amendments thereto) that are due to be filed (giving effect to any extension of time to file) on or prior to the Closing Date.  Seller shall, and shall cause its Affiliates to, permit Purchaser to review and comment on the relevant portions of any Income Tax Return of or that includes a Conveyed Company, and Seller shall, and shall cause its Affiliates to, make such revisions to such Tax Returns as are reasonably requested by Purchaser and not inconsistent with prior practices.  Seller shall, and shall cause the Equity Selling Entity and/or the Conveyed Company to, pay all Taxes shown on such Tax Returns when due.

(b) Seller, the Equity Selling Entity, and the Asset Selling Entities shall have the exclusive right to prepare and file all Seller Income Tax Returns.

(c) Each Party shall timely prepare and file, or cause its Affiliates to timely prepare and file, all Tax Returns relating to Transfer Taxes (a “Transfer Tax Return”) imposed upon such Person.  Subject to Sections 7.1 and 7.2, such Person shall timely pay, or cause its Affiliates to timely pay, all Taxes shown as due on such Transfer Tax Returns.

(d) Purchaser shall, and shall cause its Affiliates to, prepare and file, or cause to be prepared and filed, all Tax Returns (other than Seller Income Tax Returns and Transfer Tax Returns) relating to the Conveyed Companies or the Purchased Assets that are due to be filed (giving effect to any extensions of time to file) after the Closing Date, including Tax Returns for any taxable period ending on or prior to the Closing Date (a “Pre-Closing Period”).  In preparing such Tax Returns, Purchaser shall not, and shall cause any of its Affiliates not to, make any changes to any position taken in any prior taxable year (unless required by applicable Law) that would adversely affect Seller or its Affiliates.  Purchaser shall, and shall cause its Affiliates to, pay or cause to be paid, all Taxes with respect to such Tax Returns when due.  Purchaser shall, and shall cause its Affiliates to, permit Seller to review and comment on any Tax Returns of a Conveyed Company that are filed after the Closing Date pursuant to which Seller is responsible for Taxes pursuant to Section 7.1 of this Agreement, and Purchaser shall, and shall cause its Affiliates to, make such revisions to such Tax Returns as are reasonably requested by Seller and not inconsistent with prior practices.  Seller shall, and shall cause, as applicable, the Equity Selling Entity and/or the Asset Selling Entities to, pay over to Purchaser, no fewer than three (3) Business Days prior to the due date of the applicable Tax Return, an amount of cash sufficient for the payment of any Taxes required to be shown as due on such Tax Return and for which Seller bears responsibility pursuant to Section 7.1 of this Agreement.

(e) Purchaser agrees that, to the extent able to do so under applicable Law and requested to do so by Seller, Purchaser and any of its relevant Affiliates shall carry back any item of loss, deduction, or credit of a Conveyed Company attributable to any taxable period with respect to which Seller is liable for Taxes pursuant to Section 7.1 hereof; provided, however, that nothing in this Section 7.4(e) or in any other provision of this Agreement shall require Purchaser or any of its relevant Affiliates to carry back any item of loss, deduction, or credit with respect to the Conveyed Company arising from the operation of any Conveyed Company for periods following the Closing Date.

(f) Purchaser agrees that, with respect to each Conveyed Company and any successor thereto:

(i) except as provided in Section 7.7(b), unless first consented to in writing by Seller, neither Purchaser nor any of its Affiliates nor any successors thereto shall file any claim for refund of Taxes in respect of (A) any taxable period ending on or before the Closing Date, or (B) in the case of a Straddle Period, the portion of such Straddle Period ending on the Closing Date;

(ii) Purchaser, its Affiliates, and any successors thereto, to the extent permitted by Law, must make any elections available to them to waive the right to claim in respect of any taxable period ending on or before the Closing Date any carryback with respect to Taxes arising in (A) any taxable period beginning after the Closing Date, or (B) in the case of a Straddle Period, the portion of such Straddle Period beginning after the Closing Date;

(iii) Purchaser, its Affiliates, and any successor thereto shall refrain from making any affirmative elections to claim (A) in respect of any period ending on or before the Closing Date, or (B) in the case of a Straddle Period, the portion of such Straddle Period ending on the Closing Date, any carryback in respect of a Tax arising in (x) any period beginning after the Closing Date, or (y) in the case of a Straddle Period, the portion of such Straddle Period beginning after the Closing Date; and

(iv) except as may be required by Law, neither Purchaser nor any of its Affiliates nor any successors thereto shall file any amended Tax Return in respect of (A) any taxable period ending on or before the Closing Date, or (B) in the case of a Straddle Period, the portion of such Straddle Period ending on the Closing Date.

Section 7.5 Tax Contests.

(a) Seller and Purchaser shall provide prompt notice to the other of any pending or threatened Contest of which it becomes aware related to Taxes for any taxable period for which it is indemnified by the other Party hereunder.  Such notice shall contain factual information (to the extent known) describing any asserted Tax liability in reasonable detail and shall be accompanied by copies of any notice and other documents it has received from any Taxing Authority in respect of any such matters.  If a Party hereto has knowledge of an asserted Tax liability with respect to a matter for which it is to be indemnified under Section 7.6 hereof and such Party fails to give the indemnifying Party prompt notice of such asserted Tax liability, then (i) if the indemnifying Party is precluded from contesting the asserted Tax liability in any forum as a result of the failure to give prompt notice, the indemnifying Party shall have no obligation to indemnify the indemnified Party for any Taxes arising out of such asserted Tax liability, and (ii) if the indemnifying Party is not precluded from contesting such asserted Tax liability in any forum, but such failure to give prompt notice results in a monetary detriment to the indemnifying Party, then any amount that the indemnifying Party is otherwise required to pay the indemnified Party pursuant to Section 7.6 hereof shall be reduced by the amount of such detriment.

(b) Seller or its designee shall have the right to represent the Conveyed Companies' interests in any Contest relating to a Tax matter arising with respect to a Pre-Closing Period or with respect to the Purchased Assets to the extent such Contest is in connection with any Taxes for which Seller may be liable pursuant to Section 7.1(a) or (c) hereof, to employ counsel of its choice at its expense and to control the conduct of such Contest, including settlement or other disposition thereof, provided that Seller shall keep Purchaser fully and promptly informed of all matters pertaining to any such Contest and provide Purchaser with copies of all correspondence (and notes or other written records of telephone conversations or meetings) with any Taxing Authority in relation to such Contest and shall not make any settlement or compromise of the Contest or agree to any matter in the conduct of the Contest that is likely to increase the amount of any Taxes payable by, or the future liability for Taxes of, Purchaser, any Conveyed Company, or any Affiliate thereof without the prior written approval of Purchaser (such approval not to be unreasonably withheld, delayed or conditioned).

(c) Purchaser shall have the right to control the conduct of any Contest relating to a Tax matter of a Conveyed Company arising with respect to a taxable period ending after the Closing Date and of any Contest in respect of which Seller has not elected to represent the interests of a Conveyed Company pursuant to Section 7.5(b); provided, however, that Seller shall have the right, at Seller’s own expense, to consult with Purchaser regarding any such Contest that may affect a Conveyed Company for any Pre-Closing Period or for any portion of a Straddle Period ending on the Closing Date; and provided, further, that any settlement or other disposition of any such Contest that may affect a Conveyed Company for any Pre-Closing Period or any portion of a Straddle Period ending on the Closing Date may only be made with the consent of Seller, which consent shall not be unreasonably withheld, delayed or conditioned.

(d) Seller and Purchaser agree, in each case at no cost to the other Party, to cooperate with the other and the other’s Representatives in a prompt and timely manner in connection with any Contest.  Such cooperation shall include, but not be limited to, making available to the other Party, during normal business hours, all books, records, Tax Returns, documents, files, other information (including working papers and schedules), officers or employees (without substantial interruption of employment) or other relevant information necessary or useful in connection with any Contest requiring any such books, records and files.

(e) Where there is a dispute with a Taxing Authority regarding liability for Tax for a Pre-Closing Period and for which Seller has an indemnification obligation hereunder, Purchaser shall, or shall cause its Affiliates or the appropriate Conveyed Company to, as the case may be, at the request of Seller, pay the amount of the disputed Tax to the Taxing Authority, and Purchaser or the Affiliate or the Conveyed Company, as applicable, shall be reimbursed by Seller in a manner to be agreed upon by the Parties at such time as Seller makes such request.

(f) For the avoidance of doubt, Seller shall have exclusive right to control the conduct of any Contest relating to any Income Tax of Seller, the Equity Selling Entity, and the Asset Selling Entities.

Section 7.6 Indemnification.

(a) The indemnification provisions set forth in this Section 7.6 are the exclusive remedy for obligations of the Parties arising under this Agreement that relate to Taxes, and Article VIII of this Agreement shall not apply to such obligations, other than the survival provisions set forth in Section 8.1 and the applicable loss limitation provisions of Sections 8.4 and 8.5.

(b) Seller shall be liable for, and covenants and agrees to indemnify and hold harmless Purchaser and its Affiliates, including each Conveyed Company, from and against, any and all liabilities incurred by Purchaser or its Affiliates, including each Conveyed Company:

(i) by reason of a breach of the representations contained in Section 3.15 hereof;

(ii) by reason of a breach by Seller of any covenant contained in Article VII hereof; and

(iii) for Taxes for which Seller bears responsibility pursuant to Section 7.1 hereof.

(c) Purchaser shall be liable for, and covenants and agrees to indemnify and hold harmless Seller and its Affiliates from and against, any and all liabilities incurred by any of Seller or its Affiliates:

(i) by reason of a breach by Purchaser of any covenant contained in Article VII hereof; or

(ii) for Taxes for which Purchaser bears responsibility pursuant to Section 7.2 of this Agreement.

(d) If a Party (the “Tax Indemnified Party”) determines that it or any of its Affiliates is or may be entitled to indemnification by the other Party (the “Tax Indemnifying Party”) under Section 7.6(b) or 7.6(c) hereof, the Tax Indemnified Party shall promptly deliver to the Tax Indemnifying Party a written notice and demand therefor (the “Tax Notice”) specifying the basis for indemnification and, if known, the amount for which the Tax Indemnified Party reasonably believes it or any of its Affiliates is entitled to be indemnified (a “Tax Claim”), together with any supporting documentation (including, if applicable, any relevant notice from any Taxing Authority).  The Tax Notice must be received by the Tax Indemnifying Party no later than thirty (30) days before the expiration of the applicable Tax statute of limitations; provided, however, that if the Tax Indemnified Party does not receive notice from the applicable Taxing Authority (“Taxing Authority Notice”) that an item exists that could give rise to a Tax Claim more than thirty (30) days before the expiration of the applicable Tax statute of limitations, then the Tax Notice must be received by the Tax Indemnifying Party as promptly as practicable after the Tax Indemnified Party receives the Taxing Authority Notice (but in no event more than five (5) Business Days after the Tax Indemnified Party receives the Taxing Authority Notice).  If the Tax Indemnifying Party objects to the Tax Claim in the manner set forth in Section 7.6(e) hereof or if either the Tax Indemnifying Party or the Tax Indemnified Party exercises Contest rights as contemplated by Section 7.5(b) or (c), then the Tax Indemnifying Party shall not be liable to make an indemnification payment to the Tax Indemnified Party until there is a determination by the Accountant or a Final Determination regarding the Tax Claim, as the case may be.  In all other cases, the Tax Indemnifying Party shall pay the Tax Indemnified Party the amount set forth in the Tax Notice, in cash or other immediately available funds, within thirty (30) days after receipt of the Tax Notice; provided, however, that if the amount for which the Tax Indemnified Party reasonably believes it is entitled to be indemnified is not known at the time of the Tax Notice, the Tax Indemnifying Party shall pay the amount known to be due and the Tax Indemnified Party shall deliver to the Tax Indemnifying Party a further Tax Notice specifying the unknown amount as soon as reasonably practicable after such amount is known and payment shall then be made as set forth above.

(e) The Tax Indemnifying Party may object to the Tax Claim (or the amount thereof) set forth in any Tax Notice by giving the Tax Indemnified Party, within thirty (30) days following receipt of such Tax Notice, written notice setting forth the Tax Indemnifying Party’s grounds for so objecting (the “Tax Objection Notice”).  If the Tax Indemnifying Party does not give the Tax Indemnified Party the Tax Objection Notice within such thirty (30) day period, the Tax Indemnified Party may exercise any and all of its rights under applicable Law and this Agreement to collect such amount.

(f) The amount of a Tax Claim shall be the amount of Taxes payable by the Tax Indemnified Party net of any anticipated benefit to the Tax Indemnified Party or any of its Affiliates attributable to any Tax item resulting from the facts underlying such Tax Claim.

(g) If the Tax Indemnified Party and the Tax Indemnifying Party are unable to settle any dispute regarding a Tax Claim within thirty (30) days after receipt of the Tax Objection Notice, the Tax Indemnified Party and the Tax Indemnifying Party shall, in accordance with Section 7.10, jointly request the Accountant to resolve the dispute as promptly as possible.

(h) Failure by the Tax Indemnified Party to promptly deliver to the Tax Indemnifying Party a Tax Notice in accordance with Section 7.6(d) hereof shall not relieve the Tax Indemnifying Party of any of its obligations under this Agreement except to the extent the Tax Indemnifying Party is prejudiced by such failure.

(i) Each of the Parties, on behalf of itself and its Affiliates, agrees not to bring any actions or proceedings, at law, in equity or otherwise, against any other Party or its Affiliates, in respect of any breaches or alleged breaches of any representation, warranty or other provision of this Article VII, except pursuant to and subject to the express provisions of this Section 7.6.

Section 7.7 Refunds.

(a) Purchaser shall, and shall cause its Affiliates to, hold in trust for the benefit of Seller all refunds (including interest paid thereon by a Taxing Authority and any amounts applied against a Tax liability for which Purchaser would not be entitled to indemnification pursuant to this Agreement) of any Taxes for which Purchaser would be entitled to indemnification pursuant to this Agreement (“Seller’s Refunds”), and, within five (5) Business Days after receipt by Purchaser or any of its Affiliates of any such Seller’s Refund, Purchaser or its Affiliate, as applicable, shall pay over to Seller the amount of such Seller’s Refund without right of set off or counterclaim.

(b) Upon the request of Seller, Purchaser shall file, or cause a Conveyed Company or its Affiliates to file, claims for Seller’s Refunds, in such form as Seller may reasonably request; provided, however, that the filing of any such claim shall not result in any prejudice to Purchaser or its Affiliates.  Seller shall have the sole right to prosecute any claims for Seller’s Refunds (by suit or otherwise) at Seller’s expense and with counsel of Seller’s choice.  Purchaser shall cooperate, and cause the appropriate Conveyed Company or Affiliate to cooperate, fully, at Seller’s expense, with Seller and its counsel in connection therewith.

(c) Except as expressly provided herein, any refunds of Taxes other than Seller’s Refunds shall be the property of the payee of such refunds and no other Party or any of its Affiliates shall have any right to such refunds.

(d) To the extent reasonably requested by Seller, and within (30) days of such request, Purchaser and its Affiliates shall grant to Seller appropriate powers of attorney as may reasonably be necessary to prosecute or defend its rights hereunder.

Section 7.8 Assistance and Cooperation.

(a) After the Closing Date, Seller and Purchaser shall cooperate (and shall cause their respective Affiliates to cooperate) with each other and with each other’s agents, including accounting firms and legal counsel, in connection with Tax matters relating to the Conveyed Company and the Purchased Assets, including (i) the preparation and filing of Tax Returns, (ii) determining the liability for and amount of any Taxes due or the right to and amount of any refund of Taxes, (iii) examinations of Tax Returns, and (iv) any administrative or judicial proceedings in respect of Taxes assessed or proposed to be assessed.  Such cooperation shall include making all information and documents in their possession related to the Business available to the other, as provided in Section 7.9 hereof.  Seller and Purchaser also shall (and shall cause their respective Affiliates to) make available to the other, as reasonably requested and available, personnel responsible for preparing, maintaining, and interpreting information and documents relevant to Taxes.  Any information or documents provided under this Section 7.8 shall be kept confidential by the Party receiving the information or documents, except as may otherwise be necessary in connection with the filing of Tax Returns or in connection with any administrative or judicial proceedings relating to Taxes.

(b) Seller, on behalf of the Equity Selling Entity and each Conveyed Company, agrees that during the period of nine (9) months following the Closing Date it will take all reasonable steps to cooperate with any election under Section 338(g) of the Code that Purchaser may choose to make in connection with the acquisition of each Conveyed Company, provided that no such election shall have an adverse tax effect on Seller or its Affiliates or increase Seller’s indemnification obligations under this Article VII.

Section 7.9 Tax Records.  Tax records (“Tax Records”) in possession of Seller (other than those included in the Excluded Assets) and/or the Equity Selling Entity relating to each Conveyed Company shall be transferred to Purchaser.  Seller shall endeavor to transfer all records relating to the business operations of each Conveyed Company, excluding backup tapes~~,~~ (“Business Records”).  Seller may make and retain copies of such Tax Records and Business Records.  Seller, Purchaser, and their respective Affiliates shall make available to each other (at no cost to the requesting Party) for inspection and copying during normal business hours upon reasonable notice all Tax Records and Business Records in their possession relating to each Conveyed Company and the Purchased Assets to the extent reasonably required by the other Party in connection with the preparation of Tax Returns, resolution of items under this Article VII, or other audits, disputes or litigation. Seller, Purchaser, and their respective Affiliates shall preserve and keep such Tax Records and Business Records in their possession until the expiration of any applicable statutes of limitation and as otherwise required by Law, but in any event for a period of not less than ten (10) years after the Closing Date.

Section 7.10 Dispute Resolution.  If Seller and Purchaser fail to agree on the resolution of any of the matters in this Article VII that require the agreement of the Parties or otherwise disagree about the proper interpretation or operation of any provision of this Article VII, then such matter shall be referred to the Accountant for binding arbitration.  Seller and Purchaser shall deliver to the Accountant copies of any schedules or documentation that may reasonably be required by the Accountant to make its determination.  Each of Purchaser and Seller shall be entitled to submit to the Accountant a memorandum setting forth its position with respect to such arbitration.  The Accountant shall render a determination within sixty (60) days of the referral of such matter for binding arbitration.  Seller or Purchaser, as the case may be, shall pay to the other Party the amount determined by the Accountant within ten (10) days of the date on which the Accountant makes its determination.  Notwithstanding any provision of this Section 7.10, the Accountant may, at its sole discretion, amend the procedures contained herein.  The determination of the Accountant shall be final and binding on all Parties.  The costs incurred in retaining the Accountant shall be shared equally, fifty percent (50%) by Seller and fifty percent (50%) by Purchaser.

Section 7.11 Payment.  All amounts required to be paid to a Party under this Article VII shall be paid in Dollars and translated from local currency at the spot rate.  If a Party (the “Payor”) fails to make a payment due and owing under this Article VII to the other Party or any of its Affiliates (the “Payee”) within thirty (30) days of the date prescribed by this Article VII, the Payor shall pay to the Payee interest (such interest to be calculated on the basis of a year of 360 days and the actual number of days elapsed) on such payment from and including the date on which such payment was due, but excluding the day the Payor makes such payment, at a rate equal to eight percent (8%) per annum.

Section 7.12 Termination of Tax Allocation Agreements.  Immediately prior to the close of business on the Closing Date, (i) all Tax allocation or sharing agreements or arrangements existing between any of Seller and the Equity Selling Entity, on the one hand, and a Conveyed Company, on the other hand, shall be terminated; and (ii) amounts due under such agreements or arrangements shall be settled on or prior to the Closing Date in such manner as Seller and Purchaser shall agree.  Upon such termination and settlement, no further payments by or to any Conveyed Company with respect to such agreements or arrangements shall be made, and all other rights and obligations resulting from such agreements or arrangements between a Conveyed Company and other Persons shall cease at such time.

Section 7.13 Adjustment.  All amounts paid, or caused to be paid, by one Party or its Affiliates to another Party or its Affiliates pursuant to this Agreement (other than interest in accordance with Section 7.11 hereof, but including amounts payable under Article VIII hereof) shall be treated by the Parties as an adjustment to the Gross Asset Purchase Price or Gross Equity Purchase Price, as applicable, to the extent permitted by Law.

ARTICLE VIII

SURVIVAL; INDEMNIFICATION

Section 8.1 Survival of Representations and Warranties.

(a) The respective representations and warranties of Seller and Purchaser contained in Articles III and IV shall survive the date hereof until the date that is twelve (12) months from the Closing Date. Notwithstanding the foregoing, the representations and warranties contained in (i) Sections 3.1 (“Organization and Qualification”), 3.2 (“Corporate Authority; Binding Effect”) and 3.3 (“Conveyed Companies; Capital Structure”) of this Agreement (collectively, the “Seller Fundamental Representations”) and the right to indemnification for breach thereof shall survive indefinitely; (ii) Sections 4.1 (“Organization and Qualification”) and 4.2 (“Corporate Authority”) of this Agreement (collectively, the “Purchaser Fundamental Representations”) and the right to indemnification for breach thereof shall survive indefinitely; and (iii) Sections 3.9 (“Environmental Matters; Health and Safety Matters”) and 3.15 (“Taxes”) of this Agreement and the right to indemnification for breach thereof shall survive until the date that is twenty four (24) months from the Closing Date.

(b) Neither Seller nor Purchaser shall have any liability whatsoever with respect to any representation and warranty unless a claim is made hereunder prior to the expiration of the applicable survival period for such representation and warranty, in which case such representation and warranty shall survive as to such claim until such claim has been finally resolved.

Section 8.2 Indemnification by Seller.  Subject to the limitations set forth in this Article VIII, including Section 8.6 hereof, after the Closing, Seller agrees to defend and indemnify Purchaser and each of its officers and directors (the “Purchaser Indemnitees”) and save and hold each of them harmless against any Losses incurred by them as a result of: (a) any failure of any representation or warranty made by Seller in this Agreement or any Ancillary Agreement (other than Section 3.15 relating to Taxes, which is addressed by Article VII exclusively) to be true and correct in all material respects on and as of the Closing Date; (b) any breach of any covenant or agreement by Seller contained in this Agreement or any Ancillary Agreement (other than covenants contained in Article VII, which are addressed by Article VII exclusively); and (c) any Retained Liability.

Section 8.3 Indemnification by Purchaser.  Subject to the limitations set forth in this Article VIII, after the Closing, Purchaser agrees to defend and indemnify Seller and its Affiliates and each of their respective officers and directors (“Seller Indemnitees”) and save and hold each of them harmless against any Losses incurred by them as a result of: (a) any failure of any representation or warranty made by Purchaser contained in Article IV to be true and correct in all material respects on and as of the Closing Date; (b) any breach of any covenant or agreement by Purchaser contained in this Agreement; (c) any Assumed Liability or any Liability of a Conveyed Company (except for any Liability that is a Retained Liability); and (d) operation of the Business or use of the Purchased Assets by Purchaser, its Affiliates, the Conveyed Companies, or any of their respective successors or assigns from and after the Closing Date.

Section 8.4 Limitation on Indemnification, Mitigation.

(a) Liability of Seller.  Notwithstanding anything to the contrary in this Agreement:

(i) Seller shall not be liable for any claim for indemnification pursuant to Section 7.6 or Section 8.2 unless and until (A) for any individual item where the Loss relating thereto is less than $100,000 (the “Per-Claim Deductible”), and (B) in respect of each individual item where the Loss relating thereto is equal to or greater than the Per-Claim Deductible, the aggregate amount of all such indemnifiable Losses which may be recovered from Seller equals or exceeds $400,000, in which case Seller shall be liable only for the amount of the Losses in excess of such amount.

(ii) The maximum aggregate amount of indemnifiable Losses which may be recovered by Purchaser Indemnitees for indemnification pursuant to this Agreement shall be: (A) for any claim for indemnification pursuant to Section 8.2(a), other than a claim for a breach of a Seller Fundamental Representation, an amount equal to $2,800,000; (B) for any claim for indemnification pursuant to Section 8.2(b) or for a breach of a Seller Fundamental Representation, an amount equal to the Gross Purchase Price; and (C) for any claim for indemnification pursuant to Section 8.2(c), unlimited.

(iii) Purchaser shall take and shall cause its Affiliates to take all commercially reasonable steps to mitigate any Loss upon becoming aware of any event which would reasonably be expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the breach which gives rise to the Loss.

(iv) In the event of a claim for breach of Section 3.9, the parties hereto agree that any remediation shall be required to meet standards applicable to industrial property as of the Closing Date; remediation to subsequently enacted standards or to standards more stringent than those applicable to industrial uses shall not be required but may be pursued at Purchaser’s sole expense at Purchaser’s request.

Notwithstanding the foregoing, the Parties agree and acknowledge that (i) the limitations set forth in this Section 8.4(a) shall not be applicable in the case of fraud, and (ii) if the facts underlying a matter would constitute a breach of a representation contained in Article III and, in addition, Purchaser would be entitled to indemnification under Article VII for Losses in connection therewith, Purchaser may elect to be indemnified for the Losses arising from such breach pursuant to either Section 8.1 or Article VII, as determined in Purchaser’s sole and absolute discretion (provided that in any case there shall not be duplication of recovery under both Section 8.1 and Article VII).

(b) Mitigation by Seller.  Seller shall take and shall cause its Affiliates to take all commercially reasonable steps to mitigate any Loss upon becoming aware of any event which would reasonably be expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the breach which gives rise to the Loss.

(c) Liability of Purchaser.  The maximum aggregate amount of indemnifiable Losses which may be recovered by Seller Indemnitees for indemnification pursuant to this Agreement shall be: (A) for any claim for indemnification pursuant to Section 8.3(a), other than a claim for a breach of a Purchaser Fundamental Representation, an amount equal to $2,800,000, (B) for any claim for indemnification pursuant to Section 8.3(b) or for a breach of a Purchaser Fundamental Representation, an amount equal to the Gross Purchase Price; and (C) for any claim for indemnification pursuant to Sections 8.3(c) or 8.3(d), unlimited.

Section 8.5 Losses Net of Insurance, Etc.  The amount of any Loss for which indemnification is provided under Section 7.6, 8.2 or 8.3 shall be net of (i) any accruals or reserves included in the determination of the Closing Date Working Capital, (ii) any amounts recovered by the Indemnified Party pursuant to any indemnification by, or indemnification agreement with, any Person, (iii) any insurance proceeds or other cash receipts or sources of reimbursement received as an offset against such Loss (each Person named in clauses (ii) and (iii), a “Collateral Source”), and (iv) an amount equal to the present value of the Tax benefit, if any, attributable to such Loss.  Indemnification under this Article VIII shall not be available unless the Indemnified Party first uses commercially reasonable efforts to seek recovery from all Collateral Sources.  The Indemnifying Party may require an Indemnified Party to assign the rights to seek recovery pursuant to the preceding sentence; provided, however, that the Indemnifying Party shall then be responsible for pursuing such claim at its own expense.  If the amount to be netted hereunder in connection with a Collateral Source from any payment required under Section 7.6, 8.2 or 8.3 is determined after payment by the Indemnifying Party of any amount otherwise required to be paid to an Indemnified Party pursuant to this Article VIII, the Indemnified Party shall repay to the Indemnifying Party, promptly after such determination, any amount that the Indemnifying Party would not have had to pay pursuant to this Article VIII had such determination been made at the time of such payment, and any excess recovery from a Collateral Source shall be applied to reduce any future payments to be made by the Indemnifying Party pursuant to Section 7.6, 8.2 or 8.3.  Notwithstanding anything herein to the contrary, in no event shall “Losses” be calculated based upon any multiple of lost earnings or other similar methodology used to value the Business, the Purchased Assets, the Assumed Liabilities or the Conveyed Companies or based on the financial performance or results of operations of the Business, the Purchased Assets, the Assumed Liabilities or the Conveyed Companies.

Section 8.6 Indemnification Procedure.

(a) Promptly after the incurrence of any Losses by any Person entitled to indemnification pursuant to Article VIII (an “Indemnified Party”), including any claim by any Person described in Section 8.7, which might give rise to indemnification hereunder, the Indemnified Party shall deliver to the Party from which indemnification is sought (the “Indemnifying Party”) a certificate (the “Claim Certificate”), which Claim Certificate shall:

(i) state that the Indemnified Party has paid or anticipates it shall incur Losses for which such Indemnified Party is entitled to indemnification pursuant to this Agreement; and

(ii) specify in reasonable detail (and have annexed thereto all supporting documentation, including any correspondence in connection with any Third-Party Claim and paid invoices for claimed Losses) each individual item of Loss included in the amount so stated, the date such item was paid or accrued, the basis for any anticipated liability and the nature of the misrepresentation, breach of warranty, breach of covenant or claim to which each such item is related and the computation of the amount to which such Indemnified Party claims to be entitled hereunder.

(b) In the event that the Indemnifying Party shall object to the indemnification of an Indemnified Party in respect of any claim or claims specified in any Claim Certificate, the Indemnifying Party shall, within forty-five (45) days after receipt by the Indemnifying Party of such Claim Certificate, deliver to the Indemnified Party a notice of objection to such effect, specifying in reasonable detail the basis for such objection, and the Indemnifying Party and the Indemnified Party shall, within the sixty (60) day period beginning on the date of receipt by the Indemnified Party of such objection, attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims to which the Indemnifying Party shall have so objected.  If the Indemnified Party and the Indemnifying Party shall succeed in reaching agreement on their respective rights with respect to any of such claims, the Indemnified Party and the Indemnifying Party shall promptly prepare and sign a memorandum setting forth such agreement.  Should the Indemnified Party and the Indemnifying Party be unable to agree as to any particular item or items or amount or amounts within such time period, then the Indemnified Party shall be permitted to submit such dispute to a court of competent jurisdiction as set forth in Section 10.11(b).

(c) Claims for Losses covered by a memorandum of agreement of the nature described in Section 8.6(b) and claims for Losses the validity and amount of which have been the subject of judicial determination as described in Section 8.6(b) or shall have been settled with the consent of the Indemnifying Party, as described in Section 8.7, are hereinafter referred to, collectively, as “Agreed Claims.”  Within ten (10) Business Days of the determination of the amount of any of the Agreed Claims, the Indemnifying Party shall pay to the Indemnified Party an amount equal to the Agreed Claim by wire transfer in immediately available funds to the bank account or accounts designated by the Indemnified Party in a notice to the Indemnifying Party not less than two (2) Business Days prior to such payment.

Section 8.7 Third-Party Claims.

(a) If a claim by any Person is made against any Indemnified Party with respect to which the Indemnified Party intends to seek indemnification hereunder for any Loss under this Article VIII, the Indemnified Party shall promptly notify the Indemnifying Party of such claim.  The Indemnifying Party shall have the right, but not the obligation, to conduct and control, through counsel of its choosing, any such claim, action, suit or proceeding (a “Third-Party Claim”), and the Indemnifying Party may compromise or settle the same; provided, however, that the Indemnifying Party shall give the Indemnified Party advance notice of any proposed compromise or settlement.  Notwithstanding the forgoing, in the event that Seller is the Indemnifying Party, in no event may the Indemnifying Party assume or maintain control of the defense of any proceeding (i) involving criminal liability, (ii) involving claims relating to any Intellectual Property of Seller or its Affiliates or the Intellectual Property of another Person, (C) in which any relief other than monetary damages is sought against the Indemnified Party, or (D) in which the outcome of any judgment or settlement in the matter could materially adversely affect the business of Seller or its Affiliates.

(b) No Indemnified Party may compromise or settle any Third-Party Claim for which it is seeking indemnification hereunder without the written consent of the Indemnifying Party.  The Indemnifying Party shall permit the Indemnified Party to participate in, but not control, the defense of any such action or suit through counsel chosen by the Indemnified Party; provided, however, that the fees and expenses of such counsel shall be borne by the Indemnified Party unless (a) employment of such counsel and payment of the fees and expenses thereof by the Indemnified Party has been specifically authorized by the Indemnifying Party, or (b) the Indemnified Party has obtained a written opinion of counsel that employment of such counsel is necessary because the claim or defense for which such counsel is employed is inconsistent or in conflict with the claims or defenses of the Indemnifying Party, or (c) the Indemnified Party has obtained a written opinion of counsel that there may be claims or defenses available to it that are different from or in addition to those available to the Indemnifying Party, in any of which events such fees and expenses shall be borne by the Indemnifying Party.  If the Indemnifying Party elects not to control or conduct the defense or prosecution of a Third-Party Claim, the Indemnifying Party nevertheless shall have the right to participate in the defense or prosecution of any Third-Party Claim and, at its own expense, to employ counsel of its own choosing for such purpose.  An Indemnifying Party will lose any previously acquired right to control the defense of any proceeding if for any reason the Indemnifying Party ceases to actively, competently and diligently conduct the defense.

(c) The Parties shall cooperate in the defense or prosecution of any Third-Party Claim, with such cooperation to include (i) the retention and the provision of the Indemnifying Party records and information that are reasonably relevant to such Third-Party Claim, and (ii) the making available of employees on a mutually convenient basis for providing additional information and explanation of any material provided hereunder.

Section 8.8 Sole Remedy/Waiver.  The Parties acknowledge and agree that, in the event that the Closing occurs:

(a) the sole and exclusive remedy of any Purchaser Indemnitee with respect to any and all Losses arising in connection with the representations, warranties and covenants set forth in this Agreement shall be pursuant to the indemnification obligations set forth in Section 7.6 and Section 8.2; and

(b) the sole and exclusive remedy of any Seller Indemnitee with respect to any and all Losses arising in connection with the representations, warranties and covenants set forth in this Agreement shall be pursuant to the indemnification obligations set forth in Section 7.6 and Section 8.3.

ARTICLE IX

TERMINATION

Section 9.1 Termination.  This Agreement may be terminated at any time prior to the Closing:

(a) by written agreement of Purchaser and Seller;

(b) by either Purchaser or Seller, by giving written notice of such termination to the other Party, if the Closing shall not have occurred on or prior to the date which is six (6) months following the date hereof (the “End Date”) (unless the failure to consummate the Closing by such date shall be due to the failure of the Party seeking to terminate this Agreement to have fulfilled any of its obligations under this Agreement);

(c) by either Purchaser or Seller if any court of competent jurisdiction or other competent Governmental Authority shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such Order or other action shall have become final and nonappealable;

(d) by Purchaser if any of the representations or warranties of Seller contained in this Agreement are inaccurate or untrue to the extent that any such inaccuracy or untruth would cause the failure of the condition set forth in Section 6.2(b) or if Seller has failed to discharge and fulfill any of its covenants or agreements contained in this Agreement to the extent that any such failure would cause the failure of the condition set forth in Section 6.2(a), and such inaccuracy or failure has not been cured within thirty (30) days after written notice of such failure, inaccuracy or untruth has been given to Seller; or

(e) by Seller if any of the representations or warranties of Purchaser contained in this Agreement are inaccurate or untrue to the extent that any such inaccuracy or untruth would cause the failure of the condition set forth in Section 6.3(b) or if Purchaser has failed to discharge and fulfill any of its covenants or agreements contained in this Agreement to the extent that any such failure would cause the failure of the condition set forth in Section 6.3(a), and such inaccuracy or failure has not been cured within thirty (30) days after written notice of such failure, inaccuracy or untruth has been given to Purchaser.

Section 9.2 Effect of Termination.

(a) In the event of the termination of this Agreement in accordance with Section 9.1, this Agreement shall thereafter become void and have no effect, and no Party shall have any Liability to the other Party or their respective Affiliates, directors, officers or employees except for the obligations of the Parties contained in this Section 9.2 and in Section 5.1 (“Information and Documents”), Section 5.16 (“Confidentiality”), Section 10.1 (“Notices”), Section 10.5 (“Entire Agreement”), Section 10.7 (“Public Disclosure”), Section 10.8 (“Return of Information”), Section 10.9 (“Expenses”) and Section 10.11 (“Governing Law; Jurisdiction; Waiver of Jury Trial; Limitation of Liability”) and except that nothing herein shall relieve any Party from Liability for any willful and intentional breach of any covenant set forth in this Agreement prior to such termination.

(b) If this Agreement is terminated in accordance with Section 9.1, Purchaser agrees that the prohibition in the Confidentiality Agreement restricting Purchaser’s ability to solicit any Business Employees to join the employ of Purchaser or any of its Affiliates shall be extended to a period of three (3) years from the date of such termination.

ARTICLE X

MISCELLANEOUS

Section 10.1 Notices.  Except as otherwise expressly provided in this Agreement, any notice or other communication required or permitted under this Agreement shall be in writing and deemed to have been duly given (i) five (5) Business Days following deposit in the mail if sent by registered or certified mail, postage prepaid, (ii) when sent, if sent by e-mail with either confirmation of receipt or a confirmatory copy delivered by a nationally recognized overnight courier service within three (3) Business Days following the date of the e-mail, (iii) when delivered, if delivered personally to the intended recipient, and (iv) two (2) Business Days following deposit with a nationally recognized overnight courier service, in each case addressed as follows:

To Seller:

Tyco Electronics Corporation
1050 Westlakes Drive
Berwyn, Pennsylvania 19312
Attention: General Counsel
E-mail:  jjenkins@te.com

and

Tyco Electronics Corporation
21 Lowder Street
Dedham, Massachusetts 02026
Attention: Jeanne Quirk
E-mail:  jquirk@te.com

with a copy (which shall not constitute notice) to:

Baker & McKenzie LLP
660 Hansen Way
Palo Alto, CA 94304
Attn:           Matthew R. Gemello
E-mail: matthew.gemello@bakermckenzie.com

To Purchaser:

Bel Fuse Inc.
206 Van Vorst Street
Jersey City, New Jersey 07302
Attn:           Sejal Parikh-Mukherjee
E-mail: smukherjee@belf.com

with a copy (which shall not constitute notice) to:

DeCotiis, FitzPatrick & Cole, LLP
500 Frank W. Burr Blvd.
Teaneck, NJ 07666
Attn:           Jeffrey G. Kramer
E-mail: jkramer@decotiislaw.com

Section 10.2 Intentionally Omitted.

Section 10.3 Amendment; Waiver.  Except as otherwise expressly provided in this Agreement, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Purchaser and Seller or, in the case of a waiver, by the Party against whom the waiver is to be effective.  No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 10.4 Assignment.  No Party to this Agreement may assign any of its rights or obligations under this Agreement without the prior written consent of the other Party.

Section 10.5 Entire Agreement.  This Agreement (including all Schedules and Exhibits and the Seller Disclosure Letter) contains the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, with respect to such matters except for (i) the Confidentiality Agreement which shall remain in full force and effect for the term provided for therein if this Agreement is terminated in accordance with Section 9.1 and (ii) any written agreement of the Parties that expressly provides that it is not superseded by this Agreement.

Section 10.6 Parties in Interest.  This Agreement shall inure to the benefit of and be binding upon the Parties and Seller Entities and their respective successors and permitted assigns.  Nothing in this Agreement, express or implied, is intended to confer upon any Person other than the Parties, the Seller Entities or their respective successors or permitted assigns any rights or remedies under or by reason of this Agreement; provided, however, that the Business Employees shall be third-party beneficiaries of the obligations of Purchaser set forth in Section 5.5 and Section 5.6, and the Conveyed Company Covered Persons shall be third-party beneficiaries of the obligations of Purchaser set forth in Section 5.14.

Section 10.7 Public Disclosure.  Notwithstanding anything herein to the contrary, each of Purchaser and Seller agrees that, except as may be required to comply with the requirements of any applicable Laws and the rules and regulations of any stock exchange upon which the securities of such Party is listed, if any, no press release or similar public announcement or communication shall be made concerning the execution or performance of this Agreement unless the Parties shall have consulted in advance with respect thereto.

Section 10.8 Return of Information.  If for any reason whatsoever the transactions contemplated by this Agreement are not consummated, Purchaser shall promptly return to Seller all books and records furnished by Seller, any other Seller Entity, any Conveyed Company, or any of their respective Affiliates, agents, employees, or representatives (including all copies, summaries and abstracts, if any, thereof) in accordance with the terms of the Confidentiality Agreement.

Section 10.9 Expenses.  Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated by this Agreement are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the Party incurring such expenses.

Section 10.10 Schedules.  The disclosure of any matter in any Schedule of the Seller Disclosure Letter, as may be amended or supplemented prior to the Closing in accordance with the terms of this Agreement, shall be deemed to be a disclosure for all purposes of this Agreement, but shall expressly not be deemed to constitute an admission by Seller, or to otherwise imply, that any such matter is material for the purposes of this Agreement.

Section 10.11 Governing Law; Jurisdiction; Waiver of Jury Trial; Limitation of Liability.

(a) This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without regard to the conflicts of law principles of such state.

(b) With respect to any Action, each Party irrevocably (i) agrees and consents to be subject to the exclusive jurisdiction of the United States District Court for the District of Delaware or any Delaware State court and (ii) waives any objection which it may have at any time to the laying of venue of any Action brought in any such court, waives any claim that such Action has been brought in an inconvenient forum and further waives the right to object, with respect to such Action, that such court does not have any jurisdiction over such Party.  The foregoing consent to jurisdiction shall not constitute general consent to service of process in the State of Delaware for any purpose except as provided above and shall not be deemed to confer rights on any Person other than the respective Parties to this Agreement.  Each of Seller and Purchaser irrevocably agrees that service of any process, summons, notice or document by United States registered mail to such Party’s address set forth above shall be effective service of process for any action, suit or proceeding in Delaware with respect to any matters for which it has submitted to jurisdiction pursuant to this Section 10.11(b).

(c) EACH OF PURCHASER AND SELLER HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION AS BETWEEN THE PARTIES DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR DISPUTES RELATING HERETO.  EACH OF PURCHASER AND SELLER (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.11(c).

(d) The Parties agree that the prevailing party or parties, as the case may be, in any Action shall be entitled to reimbursement of all costs of litigation, including reasonable attorneys’ fees, from the non-prevailing party.  For purposes of this Section 10.11(d), each of the “prevailing party” and the “non-prevailing party” in any Action shall be the party designated as such by the court or other appropriate official presiding over such Action, such determination to be made as a part of the judgment rendered thereby.

(e) NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT TO THE CONTRARY, IN NO EVENT SHALL ANY PARTY OR ANY OF ITS AFFILIATES BE LIABLE FOR ANY SPECIAL, INCIDENTAL, INDIRECT, PUNITIVE OR CONSEQUENTIAL DAMAGES (INCLUDING WITHOUT LIMITATION, LOST PROFITS, LOSS OF REVENUE OR LOST SALES) IN CONNECTION WITH ANY CLAIMS, LOSSES, DAMAGES OR INJURIES ARISING OUT OF THE CONDUCT OF SUCH PARTY PURSUANT TO THIS AGREEMENT REGARDLESS OF WHETHER THE NONPERFORMING PARTY WAS ADVISED OF THE POSSIBILITY OF SUCH DAMAGES OR NOT.

Section 10.12 Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party, it being understood that all Parties need not sign the same counterpart.

Section 10.13 Headings.  The heading references herein and the table of contents hereto are for convenience purposes only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

Section 10.14 No Strict Construction.  The Parties have participated jointly in the negotiation and drafting of this Agreement.  In the event any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by all Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

Section 10.15 Severability.  The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.  If any term or other provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid, illegal or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity, illegality or unenforceability, nor shall such invalidity, illegality or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

Section 10.16 Release.

(a) Effective as of the Closing Date, Purchaser, on behalf of itself and its controlled Affiliates (including the Conveyed Companies), heirs, legal representatives, successors and assigns (collectively, with Purchaser, the “Purchaser Releasors”), hereby releases, acquits and forever discharges, to the fullest extent permitted by Law, each of Seller, the stockholders of Seller and each of their respective past, present or future officers, managers, directors, stockholders, partners, members, Affiliates, employees, counsel and agents (each, a “Seller Releasee”) of, from and against any and all actions, causes of action, claims, demands, damages, judgments, debts, dues and suits of every kind, nature and description whatsoever, in law or in equity, which such Purchaser Releasor or its heirs, legal representatives, successors or assigns ever had, now has or may in the future have on or by reason of any matter, cause or thing whatsoever related to the Business prior to the Closing Date. Each Purchaser Releasor covenants and agrees that no Releasor shall, nor shall any Releasor cause its respective Affiliates and Subsidiaries to, assert any claim against any Seller Releasee.

(b) Effective as of the Closing Date, Seller, on behalf of itself and its Affiliates (including the Equity Selling Entities and the Asset Selling Entities) and its heirs, legal representatives, successors and assigns (collectively, with Seller, the “Seller Releasors”), hereby releases, acquits and forever discharges, to the fullest extent permitted by Law, each of Purchaser, the stockholders of Purchaser and partners, members, Affiliates (including, after the Closing, the Conveyed Companies), employees, counsel and agents (each, a “Purchaser Releasee”) of, from and against any and all actions, causes of action, claims, demands, damages, judgments, debts, dues and suits of every kind, nature and description whatsoever, in law or in equity, which such Seller Releasor or its heirs, legal representatives, successors or assigns ever had, now has or may in the future have on or by reason of any matter, cause or thing whatsoever related to the Business prior to the Closing Date.  Each Seller Releasor agrees not to, and agrees to cause its respective Affiliates and Subsidiaries not to, assert any claim against any Purchaser Releasee.

(c) Notwithstanding anything contained in this Section 10.16 to the contrary, the release set forth in this Section 10.16 shall not affect or release the obligations of Purchaser or Seller, or any Affiliates thereof, under this Agreement or under any other agreement contemplated by, or entered into pursuant to, the terms of this Agreement.

Section 10.17 Specific Performance.  The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in the United States District Court for the District of Delaware or any Delaware State court, in addition to any other remedy to which they are entitled at law or in equity.  Therefore, each Party will be entitled to a temporary injunction, permanent injunction, restraining order or other equitable relief from any court of competent jurisdiction in the event of any breach hereof without the necessity of proving actual damage. The rights and remedies provided by this Section 10.17 are cumulative and in addition to any other rights and remedies which a Party may have hereunder or at law or in equity.

*     *     *     *     *

6654803-v18\SFODMS

IN WITNESS WHEREOF, the Parties have executed or caused this Agreement to be executed as of the date first written above.

TYCO ELECTRONICS CORPORATION

By:    /s/ Jeanne M. Quirk
Name: Jeanne M. Quirk
Title: VP Mergers & Acquisitions

BEL FUSE INC.

By:    /s/ Daniel Bernstein
Name: Daniel Bernstein
Title: President/CEO

6654803-v18\SFODMS
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EXHIBIT A

Summary of Significant Accounting Principles

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EXHIBIT B

Form of Supply Agreement

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EXHIBIT C

Form of License Agreement

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EXHIBIT D

Form of Transition Services Agreement

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EXHIBIT E

Form of Purchaser License Agreement